Exhibit 10.1

Execution Version

U.S. $200,000,000

LOAN AND SECURITY AGREEMENT

by and among

Crescent Capital BDC, Inc.,
as the Borrower

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,
as the Lenders

and

ALLY BANK,
as the Administrative Agent and Arranger

Dated as of August 20, 2019

-i-

-ii-

-iii-

EXHIBITS

EXHIBIT A‑1	Form of Funding Notice
EXHIBIT A‑2	Form of Repayment Notice
EXHIBIT A‑3	Form of Static Pool Analysis
EXHIBIT A‑4	Form of Borrowing Base Certificate
EXHIBIT A‑5	Form of Incumbency Certificate
EXHIBIT A-6	Form of Compliance Certificate
EXHIBIT B	Form of Promissory Note
EXHIBIT C	Form of Officer’s Certificate as to Solvency
EXHIBIT D	Form of Officer’s Closing Certificate
EXHIBIT E	Form of Section 2.13 Certificate
EXHIBIT F	Form of Joinder Supplement
EXHIBIT G	Form of Transferee Letter
EXHIBIT H	Form of Termination or Reduction
EXHIBIT I	Form of Continuation or Conversion

SCHEDULES

SCHEDULE I	Post-Closing Obligations
SCHEDULE II	Loan List
SCHEDULE III	Subsidiaries
SCHEDULE IV	Transactions with Affiliates
SCHEDULE V	S&P Industry Classifications
SCHEDULE VI	Permitted Liens

ANNEXES

ANNEX A	Addresses for Notices
ANNEX B	Commitments

-iv-

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified, waived, supplemented, restated or replaced from time to time, this Agreement”) is made as of August 20, 2019, by and among:

(1)Crescent Capital BDC, Inc., a Delaware corporation, as the borrower (the “Borrower”);

(2)EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (together with its respective successors and assigns in such capacity, each a “Lender”, collectively, the “Lenders”); and

(3)ALLY BANK (together with its successors and assigns, “Ally Bank”), as the administrative agent hereunder (together with its successors and assigns in such capacity, the “Administrative Agent”) and as Arranger.

RECITALS

WHEREAS, the Borrower has requested that the Lenders extend credit hereunder by providing Commitments and making Advances under the Notes from time to time for the origination or purchase of Eligible Loans and for the general business purposes of the Borrower;

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1Certain Defined Terms.

Certain capitalized terms used throughout this Agreement are defined in this Section 1.1.  As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”:  The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Accrual Period” or “Interest Accrual Period”:  With respect to (a) the first Interest Payment Date, the period from and including the Effective Date to but excluding the last calendar day of the month immediately preceding the first Interest Payment Date, and (b) any subsequent Interest Payment Date, the period from and including the last calendar day of the month immediately preceding the immediately previous Interest Payment Date to but excluding the last calendar day of each month immediately preceding the current Interest Payment Date (or, in the case of the final Interest Payment Date, to and including such Interest Payment Date).

“Adjusted Borrowing Value”: For any Loan, for any date of determination, an amount equal to the Assigned Value of such Loan at such time multiplied by the Outstanding Balance of such Loan.

“Administrative Agent”:  The meaning specified in the Preamble.

“Administrative Questionnaire”:  An administrative questionnaire in a form supplied by the Administrative Agent.

“Advance”:  Each funding by the Lenders hereunder (including each Loan Advance).

“Advance Date”:  With respect to any Advance, the date on which such Advance is made.

“Advance Rate”:  As follows:

(a)With respect to First Lien Loans for which the applicable Obligor has Permitted EBITDA of less than $10,000,000, 60.0%;

(b)With respect to First Lien Loans for which the applicable Obligor has Permitted EBITDA between $10,000,000 and $50,000,000, 70.0%;

(c)With respect to First Lien Loans for which the applicable Obligor has Permitted EBITDA in excess of $50,000,000, 72.0%; provided that with respect to such First Lien Loans for which the applicable Obligor is rated B- or higher by S&P (or the equivalent rating of another Rating Agency), so long as there are available at least two current quotes from broker dealers with respect to such Loan that are acceptable to Administrative Agent in its sole discretion, 75.0%;

(d)With respect to First Lien Last Out Loans, 50.0%; and

(e)With respect to Second Lien Loans, 30.0%; provided that Second Lien Loans for which the applicable Obligor has EBITDA in excess of $50,000,000, 50.0% on and after the Effective Date until the Borrowing Base Conversion Date.

Notwithstanding the foregoing, any portion of any First Lien Loan that causes such Loan to be in excess of the Net Senior Leverage Ratio requirement set forth in clause (aa) of the definition of “Eligible Loan”, but does not cause the Net Senior Leverage Ratio to be greater than 7.25 to 1.00, shall have an “Advance Rate” of 30.0% as set forth in clause (aa) of the definition of “Eligible Loan”.

“Advances Outstanding”:  On any day, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day.

“Affiliate”:  With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided that for purposes of determining whether any Loan is an Eligible Loan, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor.  For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20.0% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, when referring to (i) the definition of “Approved Fund,” (ii) any reference to an Affiliate of an Obligor and (iii) the definition of “Related Parties”, for purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 50.01% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Anything herein to the contrary notwithstanding, none of the following shall be considered an “Affiliate” of the Borrower: any Person that constitutes an Investment held by the Borrower, any Financing Subsidiary or any Tax Blocker Subsidiary in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries.

“Agented Note”:  Any Loan originated as a part of a syndicated loan transaction that has been closed (without regard to any contemporaneous or subsequent syndication of such Loan) prior to such Loan becoming part of the Collateral.

“Agreement”:  The meaning specified in the Preamble.

“Ally Bank”:  The meaning specified in the Preamble.

“Applicable Collateral Value”:  (a) with respect to Eligible Loans relating to Tier 3 Obligors, 85.0%, (b) with respect to Eligible Loans relating to Tier 2 Obligors, 92.5% and (c) with respect to Eligible Loans relating to Tier 1 Obligors, 100%.

“Applicable Law”:  For any Person or property of such Person, all existing and future laws, rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority which are applicable to such Person or property (including, without limitation, predatory and abusive lending laws; laws, rules and regulations relating to licensing, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy; usury laws; truth in lending laws (including the Federal Truth in Lending Act); and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi‑judicial tribunal or agency of competent jurisdiction.

“Applicable Spread”:  A rate per annum equal to (a) with respect to any Advance bearing interest at the LIBOR Rate, (i) so long as no Event of Default has occurred and is continuing, 2.3% or (ii) if an Event of Default has occurred and is continuing, at the election of the Administrative Agent or the Required Lenders, 4.3%, in each case with written notice to the Borrower (which election may be retroactively effective to the date of such Event of Default), and (b) with respect to any Advance bearing interest at the Base Rate, (i) so long as no Event of Default has occurred and is continuing, 1.3% or (ii) if an Event of Default has occurred and is continuing, at the election of the Administrative Agent or the Required Lenders, 3.3%, in each case with written notice to the Borrower (which election may be retroactively effective to the date of such Event of Default).

“Approved Country”:  The United States or any state, commonwealth, territory or other jurisdiction (including the District of Columbia) thereof, the United Kingdom, Canada, the Netherlands Antilles, Bermuda, the Cayman Islands, the British Virgin Islands, the Channel Islands, the Isle of Man, Australia, New Zealand, the Netherlands, Germany, Sweden, Switzerland, Austria, Belgium, Denmark, Finland, Iceland, Ireland, Lichtenstein, Luxembourg and Norway.

“Approved Country Reserve”:  At any time, an amount equal to 2.0% of the Adjusted Borrowing Value of all Eligible Loans for which the applicable Obligor is organized, incorporated or domiciled in an Approved Country (other than the United States or any state, commonwealth, territory or other jurisdiction (including the District of Columbia) thereof).

“Approved Foreign Currency”:  Any currency of any Approved Country, other than Dollars.

“Approved Fund”:  Any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Coverage Ratio”: The ratio, determined on a consolidated basis for Borrower and its Subsidiaries, without duplication, of (a) the value of total assets of the Borrower and its Subsidiaries less all liabilities and Indebtedness not represented by senior securities to (b) the aggregate amount of senior securities representing Indebtedness of Borrower and its Subsidiaries (including any Indebtedness outstanding under this Agreement), in each case as determined pursuant to the 1940 Act and any orders of the Securities and Exchange Commission issued to or with respect to Borrower thereunder, including any exemptive relief granted by the Securities and Exchange Commission with respect to the Indebtedness of any Person.

“Assigned Value”:  With respect to each Loan, as of any date of determination (x) prior to a Value Adjustment Event, Applicable Collateral Value and (y) at any time following a Value Adjustment Event, an amended value assigned by the Administrative Agent in its sole discretion at such time; provided that Eligible Loans purchased at less than 95.0% of par, shall have an Assigned Value equal to the lesser of (i) the Purchase Price and (ii) Applicable Collateral Value; provided further that, the Assigned Value of an Eligible Loan shall be zero if clauses (b) or (e) of the definition of “Value Adjustment Event” occur, and shall be zero with respect to a Material Modification pursuant to clause (a) (d) or (e) of the definition of “Material Modification”, in each case until revalued, at which time the Assigned Value of such Eligible Loan will be its newly-determined Assigned Value.

“Assigned Value Notice”:  A written notice (which may in the form of an e‑mail) delivered by the Administrative Agent to the Borrower and the Lenders specifying the value of a Loan determined in accordance with terms of the definition of “Assigned Value” in this Section 1.1.

“Atlantis Acquisition”: Borrower’s acquisition of the Target pursuant to the Atlantis Acquisition Agreement.

“Atlantis Acquisition Agreement”: That certain Agreement and Plan of Merger, dated as of August 12, 2019, among Borrower, Atlantis Acquisition Sub, Inc., the Target and Investment Advisor.

“Available Liquidity”:  As of any date of determination, the sum of (i) the aggregate amount of Cash and Cash Equivalents available to Borrower and its wholly owned Subsidiaries as of such date and (ii) the amount of undrawn committed loan facilities or committed lines of credit available to Borrower and its wholly owned Subsidiaries and with respect to which the Borrower or its wholly owned Subsidiaries, as applicable, is able to satisfy the applicable conditions to the drawing thereof (or has obtained waivers thereof) on such date upon delivery of any documents or reports required under such facilities or lines of credit.

“Availability”:  As of any date of determination, an amount equal to the least of:

(a)the Facility Amount;

(b)the sum of:  (i) the product of (x) the Borrowing Base as of such date multiplied by (y) the Weighted Average Advance Rate plus (ii) Cash and Cash Equivalents on deposit that are held in an account subject to a customary account control agreement in form and substance reasonably acceptable to and in favor of the Administrative Agent; and

(c)the Borrowing Base as of such date, plus Cash and Cash Equivalents on deposit that are held in an account subject to a customary account control agreement in form and substance reasonably acceptable to and in favor of the Administrative Agent, minus the Minimum Equity Amount;

provided, that on and after the Termination Date, Availability shall be zero.

“Bankruptcy Code”:  The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”:  On any date, a fluctuating rate of interest per annum equal to the higher of (a) the “Bank Prime Loan” rate published by the Board of Governors of the Federal Reserve in Statistical Release H.15(519) entitled “Selected Interest Rates” or any successor publication acceptable to the Administrative Agent, and (b) the federal funds effective rate from time to time plus 0.50%.

“Benchmark Replacement”:  The sum of:  (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment”:  With respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Accrual Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”:  With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Accrual Period,” the timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date”:  The earlier to occur of the following events with respect to the LIBOR Rate:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event”:  The occurrence of one or more of the following events with respect to the LIBOR Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date”:  (a) In the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period”:  If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with the Section titled “Effect of Benchmark Transition Event” and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to the Section titled “Effect of Benchmark Transition Event.”

“Beneficial Ownership Certification”:  A certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”:  31 C.F.R. § 1010.230.

“Borrower”:  The meaning specified in the Preamble.

“Borrowing Base”:  As of any date of determination, an amount equal to (x) the Adjusted Borrowing Value of all Eligible Loans, minus (y) any Excess Concentration Amount(s), minus (z) the Approved Country Reserve.

“Borrowing Base Certificate”:  A certificate setting forth the calculation of the Availability as of any date of determination, in the form of Exhibit A‑4, prepared by the Borrower.

“Borrowing Base Conversion Date”: January 20, 2021.

“Borrowing Base Deficiency”:  The Dollar Equivalent of the amount by which, on any date of determination, (a) the Advances Outstanding exceed (b) Availability.

“Breakage Costs”:  With respect to any Lender and to the extent requested by such Lender in writing (which writing shall set forth in reasonable detail the basis for requesting and calculation of any such amounts) not later than five (5) Business Days following any event described in Section 2.10(c) that gives rise to a claim under this definition, any amount or amounts as shall compensate such Lender for any loss (excluding loss of anticipated profits), cost or reasonable expense actually incurred by such Lender as a result of the liquidation or re-employment of deposits or other funds required by the Lender attributable to such event; provided, that the Breakage Costs in respect of any such payment by the Borrower on any Interest Payment Date shall be deemed to be zero.  All Breakage Costs shall be due and payable hereunder within ten (10) days after receipt of such writing from the applicable Lender.  The determination by the applicable Lender of the amount of any such loss, cost or expense shall be conclusive absent manifest error.

“Business Day”:  Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York; provided that, if any determination of a Business Day shall relate to an Advance bearing interest at the LIBOR Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations”: The obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.  Notwithstanding any other provision contained herein, solely with respect to any change in GAAP after December 15, 2018 with respect to the accounting for leases as either operating leases or capital leases, any lease that is not (or would not be) a capital lease under GAAP as in effect on December 15, 2018 shall not be treated as a capital lease, and any lease that would be treated as a capital lease under GAAP as in effect on December 15, 2018 shall continue to be treated as a capital lease, hereunder and under the other Transaction Documents, notwithstanding such change in GAAP after December 15, 2018, and all determinations of Capital Lease Obligations shall be made consistently therewith (i.e., ignoring any such changes in GAAP after December 15, 2018).

“Capital Stock”:  Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capped Add-Backs”:  With respect to the last (4) fiscal quarters with respect to the related Loan and as identified in the covenant compliance certificates, if applicable, or financial statements in the Underlying Instruments for each Loan, the sum of (a) unrealized “run-rate” earnings or cost savings, (b) expected revenue or unrealized cost synergies, (c) any other add-back that is not reflected in the calculation of net income as represented in the Obligor’s covenant compliance certificates and/or financial statements, and (d) any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“Cash”:  Cash or legal currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“Cash Equivalents”:  Means investments (other than Cash) that are one or more of the following obligations:

(a)U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;

(b)investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A‑1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating of another Rating Agency);

(c)investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state, commonwealth, territory or other jurisdiction (including the District of Columbia) thereof; provided that such certificates of deposit, banker’s acceptances and time deposits are held in a Securities Account through which the Administrative Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s (or if only one of S&P or Moody’s provides such rating, such investment shall also have an equivalent credit rating of another Rating Agency);

(d)fully collateralized repurchase agreements with a term of not more than 15 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an approved dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-2 from S&P and at least P-2 from Moody’s (or if only one of S&P or Moody’s provides such rating, such approved dealer shall also have an equivalent credit rating of another Rating Agency); and

(e)investments in money market funds that invest, and which are restricted by their respective charters to invest, substantially all of their assets in investments of the type described in the immediately preceding clauses (a) through (d) above (including as to credit quality and maturity);

provided that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, repurchase agreements or the money market funds described in clause (d) or (e) of this definition of Cash Equivalents) shall not include any such investment of more than 10% of total assets of the Borrower in any single Obligor; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars.

“Cash Interest Coverage Ratio”:  With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Cash Interest Coverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Cash Interest Coverage Ratio” or comparable definition, the ratio of (i) the Dollar Equivalent of EBITDA to (ii) the Dollar Equivalent of Cash Interest Expense of such Obligor as of the Relevant Test Period, as calculated by the Borrower in good faith.

“Cash Interest Expense”:  With respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period.

“Certificated Security”:  The meaning specified in Section 8‑102(a)(4) of the UCC.

“Change of Control”:  The occurrence of any of the following events:  (a) the acquisition after the Effective Date of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) of shares representing more than 50.0% of the aggregate ordinary voting power represented by the issued and outstanding capital stock (or similar ownership interests) of the Investment Advisor or the Borrower, or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the requisite members of the board of directors of the Borrower nor (ii) appointed by a majority of the directors so nominated.

“Clearing Corporation”:  The meaning specified in Section 8‑102(a)(5) of the UCC.

“Code”:  The Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  The meaning specified in Section 8.1(a).

“Collateral Administration Agreement”:  The Administration and Accounting Agreement, dated as of June 5, 2015, between the Borrower and the Collateral Administrator, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Collateral Administrator”:  State Street Bank and Trust Company, not in its individual capacity, but solely as Administrator under the Collateral Administration Agreement.

“Collateral Value”:  As of any date of determination, an amount equal to the aggregate Adjusted Borrowing Value of all Eligible Loans in the Collateral as of such date.

“Commitment”:  With respect to each Lender, the commitment of such Lender to make Loan Advances in accordance herewith in an amount not to exceed (a) prior to the earlier to occur of the Revolving Period End Date and the Termination Date, the Dollar amount set forth opposite such Lender’s name on Annex B or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable, as such amounts may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement, and (b) on or after the earliest to occur of the Revolving Period End Date, the Termination Date and the termination of the Commitment of such Lender, zero.

“Compliance Certificate”:  A certificate prepared by the Borrower setting forth that no Event of Default has occurred during the period covered by such certificate or, if any Event of Default has occurred during such period, setting forth a description of such Event of Default and specifying the action, if any, taken by the Borrower to remedy the same.  Such certificate shall also set forth calculations demonstrating compliance with Section 5.2(n) (Financial Covenants), in the form of Exhibit A‑6.

“Consolidated EBIT”: For any period with respect to the Borrower and its Subsidiaries on a consolidated basis, income (including, for the avoidance of doubt, interest and fees generated by total return swap reference assets) after deduction of all expenses other than Taxes, Consolidated Interest Expense and non-cash employee stock options expense and excluding (a) net realized gains or losses (including, for the avoidance of doubt, in connection with the sale or repayment of total return swap reference assets), (b) net change in unrealized appreciation or depreciation, (c) gains on re-purchases of Indebtedness, (d) the amount of interest paid-in-kind to the Borrower or any of its Subsidiaries (“PIK”) to the extent such amount exceeds the sum of (i) PIK interest collected in cash (including any amortization payments on such applicable debt instrument up to the amount of PIK interest previously capitalized thereon) and (ii) realized gains collected in cash (net of realized losses); provided that the amount determined pursuant to this clause (d)(ii) shall not be less than zero, all as determined in accordance with GAAP and (e) other non-cash charges and gains to the extent included to calculate income.

“Consolidated Interest Expense”: With respect to the Borrower and for any period, the sum of (x) the total consolidated interest expense in respect of Indebtedness for borrowed money (including capitalized interest expense and interest expense attributable to Capital Lease Obligations) of Borrower and in any event shall include all interest expense with respect to any Indebtedness for borrowed money in respect of which Borrower is wholly or partially liable plus the net amount payable (or minus the net amount receivable) under Hedging Agreements permitted hereunder relating to interest during such period (whether or not actually paid or received during such period).

“Contractual Obligation”:  With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.

“Control Agreement”:  The Control Agreement, dated as of the date hereof, among the Borrower, as the debtor, the Administrative Agent and State Street Bank and Trust Company, as the Custodian and as the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Cov-Lite Loan”:  A First Lien Loan that does not require the Obligor to comply with at least one of the following financial covenants during each reporting period applicable to such Loan, whether or not any action by, or event relating to, the Obligor has occurred:  maximum total leverage, maximum senior leverage, maximum first lien leverage, minimum fixed charge coverage, minimum debt service coverage, minimum EBITDA, or other customary financial covenants.  For the avoidance of doubt, Loans that are cross-defaulted to other debt of the Obligor with any of the foregoing financial covenants but that do not have any of the foregoing covenants shall be considered Cov-Lite Loans hereunder.

“Covenant Compliance Period”:  The period beginning on the Effective Date and ending on the date on which the Commitments have been terminated and the Obligations (other than Unasserted Contingent Obligations) have been paid in full.

“Credit Policies”: The credit and investment policies, restrictions, and limitations set forth in Borrower’s Private Placement Memorandum dated June, 2018 under the heading Crescent Capital BDC, Inc. Common Stock, Section IV. Company Overview, as such credit and investment policies, restrictions, and limitations may be as amended or supplemented from time to time in accordance with Section 5.1(h).

“Credit Quality Deterioration Event”:  With respect to any Eligible Loan, (i) the Cash Interest Coverage Ratio for any period of determination (a) declines to 85.0% of the applicable Original Cash Interest Coverage Ratio, and (b) is less than 1.50 to 1.00 or (ii) the Net Senior Leverage Ratio for any period of determination (a) increases by 0.50 times as compared to the applicable Original Net Senior Leverage Ratio, and (b) is greater than 4.00 to 1.00.

“Currency”:  Dollars or any Approved Foreign Currency.

“Custodian”:  State Street Bank and Trust Company, not in its individual capacity, but solely as Custodian, under the Custodian Agreement.

“Custodian Agreement”:  The Custodian Agreement dated as of June 5, 2015 between the Custodian and the Borrower.

“DBRS”:  DBRS, Inc. and its Affiliates, and any successor thereto.

“Default”:  Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Defaulted Loan”:  Any Loan with respect to which any of the following events has occurred and is continuing with respect to such Loan or the related Obligor (as applicable):  (a) a default in respect of any payment of principal, interest or commitment fees under such Loan (after giving effect to all applicable cure periods, but in no event longer than five (5) Business Days); (b) an Insolvency Event with respect to the related Obligor (except in the case of obligations with respect to a DIP Loan); (c) any reasonable determination by the Borrower that such loan is not collectible, is written off, is charged off, or should be placed on non-accrual status in accordance with the Credit Policies of Borrower; or (d) a default under such Loan (other than a default described in clause (a) above), together with the election by any agent or requisite number of lenders (including the Borrower) required to take any such action to (i) accelerate the Loan or (ii) otherwise exercise any of their other rights or remedies pursuant to the applicable Underlying Instruments.

“Defaulting Lender”:  Any Lender that (i) has failed to fund any portion of the Advances required to be funded by it hereunder within two (2) Business Days of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, (iv) has become or is, or has a direct or indirect parent company that has become or is, insolvent, or has, or has a direct or indirect parent company that has, become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has, or has a direct or indirect parent company that has, taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (v) has failed, within five (5) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (v) upon receipt of such written confirmation by Administrative Agent and Borrower).

“Delayed Draw Loan”:  A Loan that (i) requires one or more future advances to be made to the Borrower, (ii) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (iii) does not permit the re-borrowing of any amount previously repaid by the related Obligor; provided that such loan shall only be considered a Delayed Draw Loan for so long as any future funding obligations remain in effect and only with respect to any portion which constitutes a future funding obligation.

“Delivered”: The meaning specified in Section 3.3.

“Deposit Account”:  The meaning specified in Section 9-102(a)(29) of the UCC.

“DIP Loan”:  Any Loan (i) with respect to which the related Obligor is a debtor‑in‑possession as defined under the Bankruptcy Code, (ii) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code and (iii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding).

“Discretionary Sale”:  The meaning specified in Section 2.14(c).

“Disqualified Lender”: (i) Each Person that is identified by the Borrower in writing to the Administrative Agent and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (ii) each Affiliate of any Person identified in clause (i) above that is either identified in writing to the Administrative Agent by the Borrower from time to time or readily identifiable solely based on similarity of such Affiliate’s name; provided, that (A) any Person that the Borrower has designated as no longer being a Disqualified Lender by written notice delivered to Administrative Agent from time to time shall be excluded as a Disqualified Lender unless it is again designated as a Disqualified Lender pursuant to the terms hereof and (B) an addition of any Disqualified Lender shall become effective two (2) Business Days after notice thereof to the Administrative Agent, and shall not apply retroactively to disqualify any transfer of an interest in Advances or Commitments that was effective prior to the effective date of such addition.

“Dollar Equivalent”:  On any date of determination, (a) with respect to any amount in Dollars, such amount and (b) with respect to any amount in any Approved Foreign Currency, the equivalent in Dollars of such amount, as determined by the Administrative Agent pursuant to Section 1.06 using the Exchange Rate with respect to such currency at the time specified in such Section.  The Administrative Agent shall not have any responsibility for any calculation of a Dollar Equivalent amount made by the Borrower.

“Dollars”:  Means, and the conventional “$” signifies, the lawful currency of the United States.

“Early Opt-in Election”:  The occurrence of:

(1) (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section titled “Effect of Benchmark Transition Event,” are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EBITDA”:  With respect to the last four (4) fiscal quarters with respect to the related Loan, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Loan, and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Underlying Instruments, an amount, for the Obligor on such Loan and any parent that is obligated pursuant to the Underlying Instruments for such Loan (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus  (to the extent deducted in determining earnings from continuing operations for such period) (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one time, non recurring or non-cash charges consistent with the applicable compliance statements and financial reporting packages provided by such Obligor, (g) EBITDA related to the periods prior to an add-on acquisition for such Obligor, (h) change in deferred revenue and (i) any other item the Borrower and the Administrative Agent mutually deem to be appropriate, including adjustments deemed to be Capped Add-Backs.

“Effective Date”:  August 20, 2019.

“Eligible Loan”:  Each Loan (i) that is Delivered (and only for so long as such Loan continues to be Delivered) and (ii) that satisfies each of the following eligibility requirements:

(a)such Loan is a First Lien Loan, First Lien Last Out Loan, or a Second Lien Loan; provided Second Lien Loans acquired by the Borrower after the Effective Date (other than Loans acquired in connection with the Atlantis Acquisition) will not be deemed Eligible Loans from and after the Effective Date until the Borrowing Base Conversion Date;

(b)such Loan and the Underlying Instruments related thereto are eligible to be originated or acquired by the Borrower, the rights to service, administer and enforce the rights and remedies in respect of such Loan under the applicable Underlying Instruments inure to the benefit of the holder of such Loan or its designee (subject to the rights of any applicable agent), and neither the origination or acquisition of such Loan by the Borrower, nor the granting of a security interest hereunder to the Administrative Agent, violates, conflicts with or contravenes any Applicable Law or any contractual or other restriction, limitation or encumbrance contained in the Underlying Instruments related thereto;

(c)such Loan is payable in Dollars or in an Approved Foreign Currency and does not permit the currency in which such Loan is payable to be changed to a currency other than Dollars or an Approved Foreign Currency;

(d)such Loan is an obligation of an Obligor organized or incorporated in an Approved Country;

(e)no portion of such Loan (including any conversion option, exchange option, warrant or other component thereof) is exchangeable or convertible into an Equity Security at the option of the Obligor;

(f)such Loan (A) is not an Equity Security or a component of an Equity Security and (B) does not provide for the conversion or exchange into an Equity Security at any time on or after the date it is included in the Borrowing Base;

(g)such Loan is not subject to an offer of (or called for) exchange, redemption, conversion or tender by its Obligor, or by any other Person, for cash, Equity Securities or any other type of consideration (other than a notice of prepayment in accordance with the terms of the Underlying Instruments);

(h)such Loan does not constitute Margin Stock and is not a margin loan secured by Margin Stock;

(i)such Loan, and any payment made with respect to such Loan, does not subject the Borrower to any withholding tax, fee or governmental charge unless the Obligor thereon is required under the terms of the related Underlying Instrument to make “gross-up” payments constituting 100% of such withholding tax, fee or governmental charge on an after tax basis, in each case subject to customary terms and exceptions;

(j)as of the date such Loan was first included in the Borrowing Base, such Loan is not a Defaulted Loan;

(k)such Loan is not a non-cash paying PIK Loan or Partial PIK Loan;

(l)such Loan does not constitute a Zero Coupon Obligation;

(m)if such Loan is a Cov-Lite Loan, as of the date such Loan is first included in the Borrowing Base, the Obligor of such Cov-Lite Loan has (x) EBITDA in excess of $50,000,000 and (y) is rated B- or higher by S&P (or the equivalent rating of another Rating Agency);

(n)such Loan is not a Structured Finance Obligation or a Finance Lease or chattel paper;

(o)such Loan provides for the full outstanding principal balance to be payable at or prior to its maturity;

(p)such Loan is not a Participation Interest;

(q)such Loan has a remaining term to maturity of not more than seven (7) years;

(r)such Loan provides for payment of interest at least quarterly;

(s)the obligation of the Obligor to pay principal and interest of such Loan is not contractually contingent on any material non-credit related risk (such as the occurrence of a catastrophe) as determined by the Borrower in its reasonable discretion;

(t)such Loan is not an obligation (other than a Revolving Loan or a Delayed Draw Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(u)such Loan will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the 1940 Act;

(v)the primary Underlying Asset for such Loan is not real property;

(w)such Loan is not an interest only security;

(x)such Loan is not a letter of credit (provided this does not exclude Revolving Loans that include a letter of credit sub-facility as long as the Borrower is not the issuer of letters of credit thereunder);

(y)such Loan is Registered;

(z)if such Loan is evidenced by a note or other instrument (including an assignment agreement or transfer document), such note or other instrument has been delivered to the Custodian;

(aa)if such Loan is a First Lien Loan, the applicable Obligor meets the Net Senior Leverage Ratio requirement to be a Tier 1 Obligor, Tier 2 Obligor or Tier 3 Obligor, as applicable (in each case as set forth in the definition of Tier 1 Obligor, Tier 2 Obligor or Tier 3 Obligor, as applicable);

(bb)if such Loan is a First Lien Last Out Loan or a Second Lien Loan, the applicable Obligor meets the Net Total Obligor Leverage Ratio requirement to be a Tier 1 Obligor, Tier 2 Obligor or Tier 3 Obligor, as applicable (in each case as set forth in the definition of Tier 1 Obligor, Tier 2 Obligor or Tier 3 Obligor, as applicable); provided, however, that, any portion of a First Lien Last Out Loan or Second Lien Loan that causes such Loan to be in excess of the leverage criteria set forth above shall have an Assigned Value of zero;

(cc)as of the date such Loan was first included in the Borrowing Base, if such Loan is a Second Lien Loan, the Obligor of such Loan has EBITDA of at least $10,000,000 (excluding any Capped Add-Backs);

(dd)as of the date such Loan was first included in the Borrowing Base, if such Loan is a First Lien Last Out Loan, senior debt to EBITDA does not exceed 4.0 to 1.00, first lien debt to EBITDA throughout the applicable tranche does not exceed 6.0 to 1.00 and the Obligor of which has EBITDA of at least $10,000,000 (excluding any Capped Add-Backs); provided, however, that, any portion of a First Lien Last Out Loan causing first lien debt to EBITDA to be in excess of 6.0 to 1.00 shall be classified as a Second Lien Loan and subject to the criteria applicable thereto;

(ee)as of the date such Loan was first included in the Borrowing Base, the Obligor of such Loan has EBITDA of at least $5,000,000 (excluding any Capped Add-Backs);

(ff)as of the date such Loan was first included in the Borrowing Base, such Loan has not been more than thirty (30) days past due with respect to payments of either interest or principal within the past twelve (12) months;

(gg)as of the date such Loan was first included in the Borrowing Base, such Loan is not an obligation of an Obligor (or guarantor) engaged in (i) assault weapons or firearms manufacturing, (ii) payday lending or adult entertainment, or (iii) the marijuana industry;

(hh)as of the date such Loan was first included in the Borrowing Base, such Loan does not have an interest rate less than the effective interest rate on the Advances outstanding under the Facility plus 1.0%;

(ii)if more than one Loan has been made to an Obligor, then each such Loan is (i) cross collateralized and cross-defaulted, (ii) owned by the Borrower and pledged as Collateral hereunder or (iii) subject to an intercreditor agreement in form and substance satisfactory to Administrative Agent in its reasonable discretion;

(jj)such Loan is not a construction loan or a project finance loan;

(kk)such Loan is in the form of and is treated by the related Obligor as indebtedness of such Obligor and is not a United States real property interest as defined under Section 897 of the Code;

(ll)the Borrower has good and marketable title to, and is the sole owner of, such Loan, and the Borrower has granted to the Administrative Agent a valid and perfected first priority (subject to Permitted Liens) security interest in the Loan and Underlying Instruments, for the benefit of the Secured Parties;

(mm)all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition or transfer of such Loan (other than those related solely to environmental matters) have been duly obtained, effected or given and are in full force and effect;

(nn)all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority or any other Person required to be obtained, effected or given in connection with the making, acquisition or transfer of such Loan, in connection with environmental matters, have been duly obtained, effected or given and are in full force and effect, except where the failure to have such obtained, effected or given could not reasonably be expected to have a Material Adverse Effect;

(oo)the Underlying Instruments for such Loan do not contain a confidentiality provision that would prohibit the Administrative Agent or any Secured Party from exercising any of their respective rights hereunder or obtaining all necessary information with regard to such Loan, so long as the Administrative Agent or such Secured Party, as applicable, has agreed to maintain the confidentiality of such information in accordance with the provisions of such Underlying Instruments;

(pp)all information provided by the Borrower with respect to the Loan is true, correct and complete in all material respects, provided that the Borrower shall not be responsible for, nor have any liability with respect to, any factual information furnished to it by any third party not affiliated with it, except to the extent that a Responsible Officer of such Person has actual knowledge that such factual information is inaccurate in any material respect;

(qq)as of the date such Loan is first included in the Borrowing Base, such Loan is not delinquent in payment or defaulted in any other manner that would give rise to the right of any holder of such Loan to accelerate such Loan and no portion of such Loan has been converted into equity;

(rr)such Loan and any Underlying Assets (or, with respect to clause (ii), the acquisition thereof) (i) comply in all material respects with all Applicable Laws and (ii) do not cause any Secured Party (in its commercially reasonable judgment and as evidenced by a written notice from such Secured Party) to fail to comply with any request or directive from any Governmental Authority having jurisdiction over such Secured Party;

(ss)such Loan, together with the Underlying Instruments related thereto, (i) contains provisions substantially to the effect that such Loan and such Underlying Instruments constitute the legal, valid and binding obligation of the related Obligor and each guarantor thereof, enforceable against such Obligor and each such guarantor in accordance with their terms, subject to customary bankruptcy, insolvency and equity limitations, (ii) is not subject to any (a) litigation or dispute or (b) offset, right of rescission, counterclaim or defense to payment, (iii) contains provisions substantially to the effect that the Obligor’s and each guarantor’s payment obligations thereunder are absolute and unconditional without any right of rescission, setoff, counterclaim or defense for any reason against the Borrower or any assignee and (iv) contain provisions requiring customary covenant compliance and other reporting requirements;

(tt)such Loan (1) was originated and underwritten, or purchased and re‑underwritten, by the Borrower or any of its Affiliates in accordance with the Credit Policies and (2) is fully documented to the reasonable satisfaction of Administrative Agent;

(uu)such Loan requires the related Obligor to pay customary maintenance, repair, insurance and taxes, together with all other ancillary costs and expenses, with respect to the related, underlying collateral of such Loan;

(vv)the Obligor with respect to such Loan is an Eligible Obligor;

(ww)such Loan or any related Underlying Instrument has not been found to be illegal or unenforceable by the decision of a court of law or a Governmental Authority in a proceeding brought by the related Obligor, any other party obligated with respect to such Loan, or any Governmental Authority;

(xx)as of the date such Loan is first included in the Borrowing Base, there are no proceedings pending or, to the best of the Borrower’s knowledge, threatened in writing wherein the Obligor of such Loan, any other obligated party or any governmental agency has alleged that such Loan or the Underlying Instrument which creates such Loan is illegal or unenforceable;

(yy)as of the date such Loan is first included in the Borrowing Base, the value of the Underlying Assets securing the Loan (or the enterprise value of the underlying business determined in accordance with a methodology reasonably acceptable to the Administrative Agent) at the time such loan was purchased, equals or exceeds the outstanding principal balance of such Loan plus the aggregate outstanding balances of all other loans of equal seniority secured by the same Underlying Assets;

(zz)Administrative Agent has received the Borrower’s internally approved credit/underwriting presentation (unless such credit/underwriting presentation was not prepared or received by Borrower in connection with an amendment or other modification to a Loan), the most recent year’s audited financial and, to the extent available, quarterly financial statements with respect to the applicable Obligor (or if audited financial statements are not available, (i) the most recent year’s quality of earnings report with respect to such Obligor, or (ii) the pro forma financial statements with respect to such

Obligor, if such Obligor is a newly formed Person), the most recent covenant compliance certificate, if any, required to be provided to Borrower with respect to such Loan and executed material legal documents (provided, that in the case of executed legal documents, the Borrower may deliver such documents to the Administrative Agent within five (5) Business Days (or such longer period as consented to by the Administrative Agent) of the funding of the corresponding Loan); and

(aaa)as of the date such Loan is first included in the Borrowing Base, the Borrower has no knowledge of any fact which should lead it to expect that such Loan will not be repaid by the relevant Obligor in full, unless the Administrative Agent shall have consented to any knowledge or facts to the contrary in its sole discretion.

“Eligible Obligor”:  On any date of determination, any Obligor that:

(a)is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b)is not a Governmental Authority;

(c)is not an Affiliate of the Borrower;

(d)is organized and incorporated and domiciled in the United States or any state thereof or an Approved Country;

(e)as of the date such Loan is first included in the Borrowing Base, to the Borrower’s knowledge, such Obligor has not experienced a material adverse change in its condition, financial or otherwise;

(f)is does not derive a material portion of its business from payday lending, pawn shops, adult entertainment, internet gambling companies, marijuana related businesses, automobile title loans, tax refund anticipation loans, credit repair services, drug paraphernalia, fireworks distributors, tax evasion, assault weapons or firearms manufacturing, businesses engaged in predatory lending practices or strip mining; and

(g)is not (i) a country, territory, organization, person or entity subject to comprehensive sanctions under an Office of Foreign Asset Control (OFAC) list; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non‑Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns; or (v) an Affiliate of any Person meeting any of the criteria set forth in clauses (i) through (iv) above.

“Equity Security”:  (i) Any equity security or any other security that is not eligible for purchase by the Borrower as a Loan, and (ii) any security purchased as part of a “unit” with a Loan and that itself is not eligible for purchase by the Borrower as a Loan.

“ERISA”:  The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated or issued thereunder.

“ERISA Affiliate”:  (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower.

“Eurodollar Disruption Event”:  The occurrence of any of the following:  (a) any Lender shall have notified the Administrative Agent of a determination by such Lender that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain any applicable Currency in the applicable interbank market, to fund any Advance, (b) any Lender shall have notified the Administrative Agent of a determination by such Lender that the rate at which deposits of any applicable Currency offered to such Lender in the applicable interbank market does not accurately reflect the cost to such Lender of making, funding or maintaining any Advance, (c) any Lender shall have notified the Administrative Agent of the inability of such Lender, as applicable, to obtain any applicable Currency in the applicable interbank market to make, fund or maintain any Advance or (d) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Accrual Period, including because the LIBOR Screen Rate is not available or published on a current basis.

“Events of Default”:  The meaning specified in Section 9.1.

“Excepted Persons”:  The meaning specified in Section 12.13(a).

“Excess Add-Backs”:  Capped Add-Backs included in the calculation of EBITDA that exceed the following limits as applicable to an Eligible Loan based on the EBITDA of such Obligor:

EBITDA of Obligor:	Capped Add-Backs (determined as a percentage of EBITDA) shall not exceed:
Less than $10,000,000	15.0% of EBITDA
Equal to or greater than $10,000,000, but less than $50,000,000	20.0% of EBITDA
Equal to or greater than $50,000,000	25.0% of EBITDA

“Excess Concentration Amount”:  As of any date of determination (and after giving effect to all Eligible Loans to be purchased or sold by the Borrower on such date), the sum of the following amounts (without duplication):

(a)the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are obligations of the three Obligors with the largest Obligor Exposure included in the Borrowing Base minus (ii) the greater of $14,250,000 and 10.0% of the Collateral Value;

(b)except with respect to the Loans described in clause (a) above, the excess, if any, of (i) the aggregate Adjusted Borrowing Value of each Eligible Loan that is an obligation of any single Obligor and its Affiliates minus (ii) the greater of $7,250,000 and 5.0% of the Collateral Value;

(c)the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are obligations of Obligors in any single S&P Industry Classification minus (ii) (A) with respect to the S&P Industry Classification representing the highest concentration of the Eligible Loans (determined by reference to Adjusted Borrowing Value), the greater of $35,750,000 and 25.0% of the Collateral Value; (B) with respect to the S&P Industry Classification representing the second highest concentration of the Eligible Loans (determined by reference to Adjusted Borrowing Value), the greater of $28,500,000 and 20.0% of the Collateral Value; (C) with respect to the S&P Industry Classification representing the third highest concentration of the Eligible Loans (determined by reference to Adjusted Borrowing Value), the greater of $21,500,000 and 15.0% of the Collateral Value; and (D) with respect to each S&P Industry Classification other than those covered in clauses (A), (B) and (C) hereof, the greater of $14,250,000 and 10.0% of the Collateral Value;

(d)from and after the Effective Date until the Borrowing Base Conversion Date, the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are either (x) First Lien Last Out Loans or (y) Second Lien Loans, minus (ii) the greater of $71,500,000 and 50.0% of the Collateral Value; provided, that (i) Second Lien Loans cannot exceed (A) 45.0% of the Collateral Value after September 20, 2020, (B) 40.0% of the Collateral Value after October 20, 2020, (C) 35.0% of the Collateral Value after November 20, 2020, (D) 30.0% of the Collateral Value after December 20, 2020 and (E) 25.0% of the Collateral Value after the Borrowing Base Conversion Date; provided further, that, Second Lien Loans with underlying Obligors with EBITDA less than $50,000,000 cannot exceed the greater of $28,500,000 and 20.0% of the Collateral Value;

(e)on and after the Borrowing Base Conversion Date, the excess, if any, of (i) the aggregate Adjusted Borrowing Value of Second Lien Loans minus (ii) the greater of $35,750,000 and 25.0% of the Collateral Value;

(f)on and after the Borrowing Base Conversion Date, the excess, if any, of (i) the aggregate Adjusted Borrowing Value of First Lien Last Out Loans minus (ii) the greater of $35,750,000 and 25.0% of the Collateral Value;

(g)the excess, if any of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans with underlying Obligors with EBITDA less than $10,000,000 minus (ii) the greater of $42,750,000 and 30.0% of the Collateral Value;

(h)the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are Cov-Lite Loans minus (ii) the greater of $28,500,000 and 20.0% of the Collateral Value;

(i)the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are Revolving Loans or Delayed Draw Loans minus (ii) the greater of $28,500,000 and 20.0% of the Collateral Value;

(j)the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans that are payable in an Approved Foreign Currency or that can be converted to be payable in an Approved Foreign Currency minus (ii) the greater of $21,500,000 and 15.0% of the Collateral Value; and

(k)the excess, if any, of (i) the aggregate Adjusted Borrowing Value of those Eligible Loans with Obligors organized or incorporated in an Approved Country (other than the United States or any state, commonwealth, territory or other jurisdiction (including the District of Columbia) thereof) minus (ii) the greater of $21,500,000 and 15.0% of the Collateral Value;

provided that, in the event of any such excess under clauses (a)-(k) of this definition where multiple Eligible Loans satisfy the description set forth in such clause, such excess shall, for the purposes of this definition, be treated as being made up of those Eligible Loans that result in the lowest Excess Concentration Amount on any date of determination.

“Exchange Act”:  The United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate”:  On any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day on Reuters WRLD Page or FXC GO screen of the Bloomberg Financial Markets System or another publicly available service agreed upon by the Administrative Agent and Borrower at approximately 4:00 p.m. (New York Time) on such date.  For the avoidance of doubt, the Administrative Agent shall not have any responsibility to calculate any Dollar Equivalent amount pursuant to this Agreement.

“Excluded Accounts”: (i) Any accounts exclusively used for payroll, payroll taxes and other employee wage, health and benefit payments, including pension fund and 401(k) accounts, (ii) any withholding tax or fiduciary accounts, (iii) any accounts for which the Borrower is the servicer for another Person, including any accounts in the name of the Borrower in its capacity as servicer for a Financing Subsidiary, (iv) any account which solely holds money or financial assets of a Financing Subsidiary, (v) any account in which the aggregate value of deposits therein or other property therein or credited thereto, together with all other such accounts under this clause (v), does not at any time exceed $500,000 and (vi) any account which solely holds collateral posted as margin to secure any Hedging Agreement.

“Excluded Amounts”:  Any amount received by the Borrower with respect to any Loan included as part of the Collateral, which amount is attributable to (i) the reimbursement by the related Obligor of payment by the Borrower of any Tax, fee or other charge imposed by any Governmental Authority on such Loan or on any Underlying Assets, (ii) the reimbursement by the related Obligor of payment by the Borrower of other out-of-pocket expenses, (iii) any payments or reimbursements related to indemnification obligations, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Loans which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments, or (v) any amount paid to the Borrower in error; provided that, except with respect to the amounts described in clause (v) of this definition, such amounts shall be Excluded Amounts only to the extent that such amounts (x) are in excess of the principal and interest then due in respect of such Loan, and (y) were required to be paid by the related Obligor pursuant to a specific provision of the Underlying Instruments with respect to such Loan.

“Excluded Assets”: (i) Any Excluded Capital Stock, (ii) any Excluded Account, (iii) any intent-to-use application for United States trademark registration and (iv) any Equity Interest that is issued as an “equity kicker” to holders of subordinated debt and that is pledged to secure senior debt, to the extent a pledge to the Administrative Agent of such Equity Interest is prohibited by the agreement(s) setting forth the terms and conditions applicable to such Indebtedness.

“Excluded Capital Stock”: Unless designated in writing by the Borrower to the Administrative Agent that any such Capital Stock is to be included in the Collateral (provided that, concurrently with such designation, the Borrower shall have taken such steps as shall have been reasonably requested by the Administrative Agent to ensure that the Administrative Agent has a perfected first priority Lien (subject to Permitted Liens) in such Capital Stock), any Capital Stock issued by any Tax Blocker Subsidiary or Financing Subsidiary; provided, that if any such Tax Blocker Subsidiary or Financing Subsidiary, as applicable, shall at any time cease to be a Tax Blocker Subsidiary or Financing Subsidiary, as applicable, pursuant to this Agreement or otherwise, the Capital Stock issued by such Person shall no longer constitute Excluded Capital Stock and shall become part of the Collateral hereunder.

“Excluded Taxes”:  The meaning specified in Section 2.13(e).

“Facility Amount”:  As of any date, an amount equal to the lesser of (a) $200,000,000 and (b) the aggregate principal amount of the Commitments provided by the Lenders as of such date; provided that the Facility Amount may be increased pursuant to Section 2.18; provided further that the Facility Amount shall be reduced to $150,000,000 if the Atlantis Acquisition does not close for any reason on or before December 31, 2019 or such later date as agreed by the Administrative Agent; provided further that the Facility Amount may not be increased without the written consent of the Borrower, Administrative Agent and each Lender increasing its Commitment; and provided further that on and after the earlier to occur of the Revolving Period End Date and the Termination Date, the Facility Amount shall mean the Advances Outstanding as of such earlier date.

“FATCA”:  Sections 1471 through 1474 of the Code, as in effect on the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof (including any Revenue Rulings, Revenue Procedure, Notice or similar guidance issued by the IRS thereunder as a precondition to relief or exemption from Taxes under such provisions) and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law, regulation or official interpretation implementing such an intergovernmental agreement).

“FDIC”:  The Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Reserve Bank of New York’s Website”:  The website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter”:  Individually and collectively, (i) that certain Fee Letter, dated as of August 12, 2019, between the Administrative Agent and Borrower and (ii) each additional Fee Letter executed between any Lender and Borrower, in each case, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Finance Lease”:  Any transaction in which the obligations of a lessee to pay rent or other amounts under a lease are on a triple net basis and are required to be classified and accounted for as a capital lease on the balance sheet of such lessee under generally accepted accounting principles in the United States.

“Financial Asset”:  The meaning specified in Section 8‑102(a)(9) of the UCC.

“Financial Sponsor”:  Any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling equity or preferred equity investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“Financing Subsidiary”: An SPE Subsidiary.

“First Lien Last Out Loan”:  A Loan that would otherwise be a First Lien Loan except that at any time prior to and/or after an event of default under the related loan agreement of the related Obligor, any portion of such Loan will be repaid after one or more tranches of first lien loans issued by the same Obligor have been paid in full in accordance with a specific waterfall of payments; provided that the Administrative Agent may, in its sole discretion, designate an Eligible Loan that would otherwise constitute a First Lien Last Out Loan as a First Lien Loan.

“First Lien Loan”:  A Loan (i) that is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under such Loan (whether or not such Loan is also secured by any lower priority security interest or lien on other collateral), subject to purchase money liens and customary liens for taxes or regulatory charges not then due and payable and other permitted liens under the Underlying Instruments (provided that such permitted liens do not secure indebtedness for borrowed money), and liens accorded priority by law in favor of the United States or any State or agency (except as otherwise provided in this definition), (ii) for which the Borrower determines in good faith that the value or the enterprise value of the related Obligor (as determined by Borrower in accordance with a methodology reasonably acceptable to Administrative Agent) of the collateral securing such Loan on the date such Loan is first included in the Borrowing Base, or on the date that any Value Adjustment Event occurs equals or exceeds the outstanding principal balance of such Loan plus the aggregate outstanding balances of all other loans of equal seniority secured by a security interest in the same collateral, (iii) that is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money of the Obligor and (iv) that is not secured solely or primarily by the Capital Stock of its Obligor or any of such Obligor’s Affiliates.  For the avoidance of doubt, a First Lien Last Out Loan shall not constitute a First Lien Loan unless the Administrative Agent, in its sole discretion, designates such Eligible Loan that would otherwise constitute a First Lien Last Out Loan as a First Lien Loan in the related approval notice.

“Fitch”:  Fitch, Inc. or any successor thereto.

“Foreign Lender”:  A Lender that is not a U.S. Tax Person.

“Funding Date”:  In the case of any Loan Advance, the proposed Business Day on which a Loan Advance is to be made after the receipt by the Administrative Agent and Lenders of a Funding Notice, subject to the required notice provisions of and together with the other required deliveries in accordance with Section 2.2.

“Funding Notice”:  A notice in the form of Exhibit A‑1 requesting an Advance, including the items required by Section 2.2.

“GAAP”:  Generally accepted accounting principles as in effect from time to time in the United States.

“General Intangible”:  The meaning specified in Section 9‑102(a)(42) of the UCC.

“Governing Documents”:  (a) With respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Governmental Authority”:  With respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee Obligation”:  As to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection, or customary indemnification agreements, in each case, entered into in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedging Agreement”: Any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement, or other interest, currency exchange rate or commodity hedging arrangement.

“Increased Commitment”:  The meaning specified in Section 2.18.

“Increased Costs”:  Any amounts required to be paid by the Borrower to an Indemnified Party pursuant to Section 2.12.

“Indebtedness”:  With respect to any Person at any date without duplication, (a) all indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of Property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person, (d) all liabilities secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (e) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (d) above.  The amount of any Indebtedness under clause (d) shall be equal to the lesser of (A) the outstanding principal amount of the relevant obligations and (B) the fair market value of the Property subject to the relevant Lien.  The amount of any Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  Notwithstanding the foregoing, “Indebtedness” shall not include (x) escrows or purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (y) a commitment arising in the ordinary course of business to make a future Investment or (z) any accrued incentive, management or other fees to the Investment Adviser or Affiliates (regardless of any deferral in payment thereof).

“Indemnified Amounts”:  The meaning specified in Section 10.1(a).

“Indemnified Parties”:  The meaning specified in Section 10.1(a).

“Indorsement”:  The meaning specified in Section 8‑102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Ineligible Assignee”:  Any private investment company, investment firm, investment partnership, private equity fund or other private equity investment vehicle, provided, that no Approved Fund shall be an Ineligible Assignee.

“Insolvency Event”:  With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding‑up or liquidation of such Person’s affairs, and such decree, order or appointment shall remain undismissed, unstayed and in effect for a period of sixty (60) consecutive days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, (c) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or (d) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”:  The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”:  Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”:  The meaning specified in Section 9‑102(a)(47) of the UCC.

“Insurance Policy”:  With respect to any Loan, an insurance certificate evidencing insurance covering liability and physical damages to, or loss of, the related Underlying Assets.

“Interest”:  For each Accrual Period, the sum of the amounts determined (with respect to each day during such Accrual Period) in accordance with the following formula:

IR x P x (1/D)

where:

IR	=	the Interest Rate applicable on such day;
P	=	the Advances Outstanding on such day; and
D	=	360 days (or, to the extent the Interest Rate is the Base Rate, 365 or 366 days, as applicable).

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Payment Date”:  The fifth Business Day following the last day of each calendar quarter; provided that if such day is not a Business Day, the next succeeding Business Day.

“Interest Rate”:  (a) The LIBOR Rate plus (b) the Applicable Spread; provided that, upon and during the occurrence of a Eurodollar Disruption Event, “Interest Rate” shall mean the Base Rate plus the Applicable Spread.  Accrued and unpaid Interest on Advances shall be payable on each Interest Payment Date.

“Investment”:  With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Loans and the acquisition of Equity Securities otherwise permitted by the terms hereof which are related to such Loans.

“Investment Advisor”:  (x) CBDC Advisors, LLC or (y) an Affiliate thereof acceding to the role of Investment Advisor hereunder that (i) has demonstrated an ability to professionally and competently perform duties similar to those imposed upon the Investment Advisor, (ii) is legally qualified and has the capacity to act as Investment Advisor hereunder, (iii) immediately after such accession, employs principal personnel performing the duties required hereunder who are the same individuals who would have performed such duties had the accession not occurred and (iv) shall not, by such accession, cause a Change of Control or Key Person Event to occur or the imposition of any entity level or withholding tax on the Borrower or on the payments to the Lenders, or cause any other material adverse tax consequences to the Borrower.

“Investment Management Agreement”:  The Investment Advisory Agreement, dated as of June 2, 2015, by and between the Investment Advisor and the Borrower.

“Investment Property”:  The meaning specified in Section 9‑102(a)(49) of the UCC.

“IRS”:  The United States Internal Revenue Service.

“Joinder Supplement”:  An agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit F to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Effective Date.

“Key Person Event”:  Any three (3) of Jason Breaux, Jonathan Insull, John Bowman and Chris Wright are not employed by, or actively involved in the management of, the Borrower, and have not been replaced by a Person approved by the Administrative Agent in its sole discretion within ninety (90) days after such Person’s departure.

“Lender”:  The meaning specified in the Preamble, including collectively, each financial institution (i) listed on Annex B as having Commitments or (ii) which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower (and for purposes of Section 2.12 and Section 2.13 of this Agreement any successor, assignee or participant).

“LIBOR Rate”:  For any day (and with respect to each Advance, for any day during the applicable Accrual Period), the greater of (i) zero percent (0.00%) and (ii) (x) the rate per annum, as selected by the Borrower, appearing on either (1) Reuters Screen LIBOR01 Page (or any successor or substitute page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. London time, for such day; provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity, or (2) Reuters Screen LIBOR03 Page (or any successor or substitute page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. London time, for such day; provided, if such day is not a Business Day, the immediately preceding Business Day, for a three-month maturity; and (y) if no rate specified in clause (x) of this definition so appears on Reuters Screen LIBOR01 Page or Reuters Screen LIBOR03 Page, as applicable (or, in each case, any successor or substitute page), the interest rate per annum at which Dollar deposits for a one-month maturity would be offered major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market at approximately 11:00 a.m. London time, for such day for the number of days comprised therein and in an amount comparable to the amount of such Lender’s portion of the relevant Advance.

“Lien”:  Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or properties in favor of any other Person (and, for the avoidance of doubt, customary restrictions on assignments or transfers thereof pursuant to the underlying documentation of such Investment shall not be deemed to be a “Lien”).

“Loan”:  Any commercial loan or note which is originated or acquired by the Borrower.

“Loan Advance”:  The meaning specified in Section 2.2(a).

“Loan Checklist”:  An electronic or hard copy, as applicable, of a checklist delivered by or on behalf of the Borrower to the Custodian, for each Loan, of all Required Loan Documents to be included within the respective Loan File, which shall specify whether such document is an original or a copy.

“Loan File”:  With respect to each Loan, a file containing (a) each of the documents and items as set forth on the Loan Checklist with respect to such Loan and (b) duly executed originals and copies of any other relevant records relating to such Loans and the Underlying Assets pertaining thereto.

“Loan List”:  That certain list of Loans attached hereto as Schedule II, as such Schedule shall be deemed to be updated from time to time by reference to the list of Loans set forth on the most recently delivered Borrowing Base Certificate.

“Loan Register”:  The meaning specified in Section 5.1(w).

“Margin Stock”:  “Margin Stock” as defined under Regulation U.

“Material Adverse Effect”:  With respect to any event or circumstance, a material adverse effect on (a) the business, assets, financial condition, operations, performance or properties of the Borrower (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions), (b) the validity or enforceability of this Agreement or any other Transaction Document, or (c) validity or enforceability of the rights and remedies of the Administrative Agent, the Lenders and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document.

“Material Modification”:  Any amendment, waiver of, or modification or supplement to an Underlying Instrument governing a Loan (it being agreed and understood that a release document or similar instrument executed or delivered in connection with a disposition that is otherwise permitted under the Underlying Instrument shall not constitute an amendment, waiver of, or modification or supplement to such Underlying Instrument) executed or effected on or after the date on which such Loan is originated or acquired by the Borrower, that:

(a)waives one or more interest payments or reduces the amount of interest due with respect to such Loan in cash to be deferred or capitalized and added to the principal amount of such Loan (other than any deferral or capitalization already expressly permitted by the terms of its Underlying Instruments or pursuant to the application of a pricing grid, in each case, as of the date such Loan was originated or acquired, as applicable, by the Borrower);

(b)contractually or structurally subordinates such Loan by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor;

(c)substitutes, alters or releases the Underlying Assets securing such Loan (other than as expressly permitted by the related Underlying Instruments as of the date such Loan was originated or acquired, as applicable, by the Borrower), and each such substitution, alteration or release, as determined in the commercially reasonable discretion of the Administrative Agent, materially and adversely affects the value of such Loan;

(d)waives, extends or postpones the final maturity date or any other due date for scheduled payment of principal on such Loan;

(e)reduces or waives any or all of the outstanding principal amount of such Loan; or

(f)amends, waives, forbears, supplements or otherwise modifies in any way the definition of “Net Senior Leverage Ratio”, “Net Total Obligor Leverage Ratio” or “Cash Interest Coverage Ratio” (or any respective comparable definitions in its Underlying Instruments) or the definition of any component thereof in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to the Administrative Agent or any Lender.

“Minimum Equity Amount”:  As of any date, an amount equal to the Adjusted Borrowing Values of all Loans owing by the five (5) Obligors which have the greatest Obligor Exposure.

“Moody’s”:  Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan”:  A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was, at any time during the current calendar year or the immediately preceding five (5) calendar years, contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Net Assets” means, as of any date of determination, with respect to any such Person, such Person’s total assets less such Person’s total liabilities, in each case as determined in accordance with GAAP.

“Net Cash Proceeds”:  As applicable, (a) with respect to any disposition by a Person, Cash and Cash Equivalents received by or for such Person’s account, net of (i) reasonable direct costs relating to such disposition, (ii) sale, use or other taxes paid or payable by such Person as a direct result of such disposition, (iii) the principal amount, interest, and premium or penalty (if any) of any Indebtedness permitted hereby which is secured by a prior perfected Lien on the asset subject to such disposition and is required to be repaid in connection with such disposition, (iv) reasonable reserves for any indemnification payments (fixed or contingent) attributable to seller’s indemnities, representations and warranties to purchaser, purchase price adjustments or analogous arrangements reasonably estimated by the Borrower in connection with such disposition, (v) any reasonable costs, fees, commissions, premiums and expenses incurred by the

Borrower in connection with such disposition and (vi) the amounts necessary for the Borrower to make all required dividends and distributions (which shall be no less than the amount estimated in good faith by Borrower under Section 5.2(e)(ii)) to maintain its ability to be subject to Tax as a RIC under Section 852 the Code and its election to be treated as a “business development company” under the Investment Company Act for so long as the Borrower retains such status and to avoid payment by the Borrower of federal excise Taxes imposed by Section 4982 of the Code for so long as the Borrower retains the status of a RIC under the Code and (b) with respect to any offering of Equity Securities of a Person or the issuance of any Indebtedness by a Person, Cash and Cash Equivalents received by or for such Person’s account, net of (i) reasonable direct costs relating to such offering or issuance, as applicable, (ii) any reasonable costs, fees, commissions, premiums and expenses incurred by the Borrower in connection with such disposition and (iii) the amounts necessary for the Borrower to make all required dividends and distributions (which shall be no less than the amount estimated in good faith by Borrower under Section 5.2(e)(ii)) to maintain its ability to be subject to Tax as a RIC under Section 852 the Code and its election to be treated as a “business development company” under the Investment Company Act for so long as the Borrower retains such status and to avoid payment by the Borrower of federal excise Taxes imposed by Section 4982 of the Code for so long as the Borrower retains the status of a RIC under the Code.

“Net Senior Leverage Ratio”:  With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Net Senior Leverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Net Senior Leverage Ratio” or comparable definition, the ratio of (i) the Dollar Equivalent of “total indebtedness” (as defined in the Underlying Instruments or comparable definition thereof, including such Loan) of the applicable Obligor as of the date of determination limited to indebtedness of equal or higher seniority secured by a security interest in the same collateral, minus the Unrestricted Cash of such Obligor as of such date to (ii) the Dollar Equivalent of EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Borrower in good faith.

“Net Total Obligor Leverage Ratio”:  With respect to any Loan for any Relevant Test Period, either (a) the meaning of “Net Total Obligor Leverage Ratio” or comparable definition set forth in the Underlying Instruments for such Loan, or (b) in the case of any Loan with respect to which the related Underlying Instruments do not include a definition of “Net Total Obligor Leverage Ratio” or comparable definition, the ratio of (i) the Dollar Equivalent of the “total indebtedness” (as defined in the Underlying Instruments or comparable definition thereof, including such Loan) of the applicable Obligor as of the date of determination, minus the Dollar Equivalent of Unrestricted Cash of such Obligor as of such date to (ii) the Dollar Equivalent of EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Borrower in good faith.

“Non‑Excluded Taxes”:  The meaning specified in Section 2.13(a).

“Non‑Usage Fee”:  A fee payable quarterly in arrears accruing for each day during each Accrual Period equal to:

(a)until the earlier of (x) December 31, 2019 and (y) the date of the closing of the Atlantis Acquisition, the number of days during such Accrual Period multiplied by (A) one divided by 360, (B) 0.25% and (C) the Unused Facility Amount as of each such day; and

(b)thereafter, the sum for each day during such Accrual Period of the following:

(i)if the Advances Outstanding on such day are less than or equal to the product of twenty-five percent (25.00%) multiplied by the Facility Amount on such day, the sum of the products for each such day during such Accrual Period of (A) one divided by 360, (B) 1.0% and (C) the Unused Facility Amount as of each such day; plus

(ii)if the Advances Outstanding on such day are greater than the product of twenty-five percent (25.00%) multiplied by the Facility Amount on such day, but less than or equal to the product of fifty percent (50.00%) multiplied by the Facility Amount on such day, the sum of the products for each such day during such Accrual Period of (A) one divided by 360, (B) 0.75% and (C) the Unused Facility Amount as of each such day; plus

(iii)if the Advances Outstanding on such day are greater than the product of fifty (50.00%) multiplied by the Facility Amount on such day, the sum of the products for each such day during such Accrual Period of (A) one divided by 360, (B) 0.50% and (C) the Unused Facility Amount as of each such day.

“Note”:  The meaning specified in Section 2.1.

“Noteless Loan”:  A Loan with respect to which the Underlying Instruments do not require the Obligor to execute and deliver, and the Obligor has not executed and delivered to the Borrower, a promissory note evidencing any indebtedness created under such Loan.

“Notice of Exclusive Control”:  The meaning specified in the Control Agreement.

“Obligations”:  The unpaid principal amount of, and interest (including interest accruing after the maturity of the Advances and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post‑filing or post‑petition interest is allowed in such proceeding) on the Advances and all other obligations and liabilities of the Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with any Transaction Document, and any other document to which the Borrower is a party made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of the Transaction Documents) or otherwise.

“Obligor”:  With respect to any Loan, any Person or Persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof.

“Obligor Exposure”:  With respect to any Obligor, the aggregate Adjusted Borrowing Value of all Loans in respect of which such Obligor is the related Obligor.

“Original Cash Interest Coverage Ratio”:  With respect to any Loan, the Cash Interest Coverage Ratio for such Loan on the date such Loan (i) was first included in the Borrowing Base or (ii) if applicable, was most recently assigned a new Assigned Value by the Administrative Agent pursuant to clause (b) of the definition of Assigned Value after the occurrence of a Value Adjustment Event, as set forth in the applicable Assigned Value Notice with respect to such Loan.

“Original Net Senior Leverage Ratio”:  With respect to any Loan, the Net Senior Leverage Ratio for such Loan on the date such Loan (i) was first included in the Borrowing Base or (ii) if applicable, was most recently assigned a new Assigned Value by the Administrative Agent pursuant to clause (b) of the definition of Assigned Value after the occurrence of a Value Adjustment Event, as set forth in the applicable Assigned Value Notice with respect to such Loan.

“Other Permitted Indebtedness”: (a) Accrued expenses and current trade accounts payable incurred in the ordinary course of the Borrower’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of the Borrower’s business in connection with its purchasing of securities, loans, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Borrower’s Credit Policies; provided that such Indebtedness in connection with reverse repurchase agreements or dollar rolls does not arise in connection with the purchase of Investments other than Cash Equivalents and U.S. Government Securities, (c) Indebtedness in respect of judgments or awards so long as such judgments or awards do not constitute an Event of Default under Section 9.1(h) and (d) Indebtedness acquired in connection with the Atlantis Acquisition in an aggregate principal amount not exceeding $1,000,000.

“Other Taxes”:  The meaning specified in Section 2.13(b).

“Outstanding Balance”:  With respect to any Loan as of any date of determination, the Dollar Equivalent of the outstanding principal balance of any advances or funded loans made by the Borrower to the related Obligor pursuant to the related Underlying Instruments as of such date of determination (exclusive of any accrued and unpaid interest and PIK Interest).

“Partial PIK Loan”:  Any Loan that requires the Obligor to pay only a portion of the accrued and unpaid interest in Cash on a current basis, the remainder of which is or can be deferred and paid at a later date; provided that any Loan for which such portion of interest required to be paid in Cash pursuant to the terms of the related Underlying Instruments is a floating rate of not less than 4.0% per annum over the LIBOR Rate (or 6.0% if such Loan is a fixed rate loan) shall not be considered a Partial PIK Loan.

“Participation Interest”:  A participation interest in a loan or other obligation that would, at the time of acquisition or the Borrower’s commitment to acquire the same, constitute a Loan.

“Passive SPE Subsidiary”: Any passive holding company that has been designated as a SPE Subsidiary pursuant to, and in accordance with, clause (b) of the definition thereof.

“Pension Plan”:  The meaning specified in Section 4.1(t).

“Permitted EBITDA”:  EBITDA less any Excess Add-Backs.

“Permitted Investments”: (a) Operating deposit accounts with banks; (b) Investments by the Borrower existing on the Effective Date and set forth on Schedule III; (c) Hedging Agreements entered into in the ordinary course of the Borrower’s financial planning and not for speculative purposes; (d) additional Investments, determined at the time any such Investment is made (or, if earlier, committed to be made), up to but not exceeding $1,000,000 in the aggregate; (e) Investments in Cash and Cash Equivalents; (f) Investments constituting or acquired in connection with the Atlantis Acquisition; (g) Investments in the form of Guarantees permitted under Section 5.2(q)(v) and (h) Investments in Financing Subsidiaries (so long as, immediately after giving effect to such Investment, there shall not exist a Borrowing Base Deficiency), Investments in Tax Blocker Subsidiaries and, for the avoidance of doubt, Investments by a Financing Subsidiary.  For purposes of clause (d) of this definition, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of the Return of Capital and dividends, distributions or other payments received in cash in respect of such Investment and the values of other Investments received in respect of such Investment; provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

“Permitted Liens”:  (a) Liens for Taxes, assessments or charges if such Taxes, assessments or charges shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) with respect to any Underlying Assets, Liens permitted under the related Underlying Instruments to the extent disclosed to the Administrative Agent in writing as part of the information submitted to the Administrative Agent in connection with its approval process with respect to the related Loan, (d) as to agented Loans, Liens in favor of the agent on behalf of all of the lenders with respect to such Loan, (e) Liens granted pursuant to or by the Transaction Documents, (f) Liens in favor of the Custodian and permitted under the Control Agreement, (g) any restrictions on the sale or disposition of assets arising from the Atlantis Acquisition Agreement, (h) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing, (i) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations, (j) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business, (k) Liens arising out of judgments or awards so long as such judgments or awards do not constitute an Event of Default under Section 9.1(h), (l) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations, (m) Liens arising solely from precautionary filings of financing statements under the UCC of the applicable jurisdictions in respect of operating leases entered into by the Borrower in the ordinary course of business or in respect of assets sold or otherwise disposed of to any Person in a transaction permitted by this Agreement, (n) deposits of money securing leases to which Borrower is a party as lessee made in the ordinary course of business, (o) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by the Borrower in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder), (p) Liens described on Schedule VI; provided that (i) no such Lien shall extend to any other property or asset of the Borrower and (ii) any such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (q) Liens granted by a Passive SPE Subsidiary on Equity Interests in any SPE Subsidiary owned by such Passive SPE Subsidiary in favor of and required by any lender providing third-party financing to such SPE Subsidiary, (r) Liens securing Hedging Agreements permitted under Section 5.2(q)(iv) and not otherwise permitted under clause (e) above in an aggregate amount (i.e., value of collateral posted) not to exceed $10,000,000 at any time (it being understood that any Cash, Cash Equivalents or other collateral subject to such Liens shall not be required to be subject to any account control agreement hereunder and shall not be included in the Borrowing Base), (s) Liens securing repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities and (t) other Liens in an aggregate principal amount outstanding not to exceed $1,000,000 at any time.

“Person”:  An individual, partnership, corporation, limited liability company, joint stock company, trust (including a statutory or business trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“PIK Interest”:  Interest accrued on a Loan that is added to the principal amount of such Loan instead of being paid as it accrues, provided, that the interest of any Loan that is paid with the proceeds of a permitted drawing on a Revolving Loan shall not constitute PIK Interest.

“PIK Loan”:  A loan that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.

“Platform”:  Any electronic system, including Intralinks®, ClearPar® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any of their respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Pro Rata Share”:  With respect to a Lender, (a) prior to the earlier to occur of the Revolving Period End Date and the Termination Date, the percentage obtained by dividing the Commitment of such Lender (as determined pursuant to the definition of Commitment) by the aggregate Commitments of all the Lenders (as determined pursuant to the definition of Commitment) and (b) on and after the earlier to occur of the Revolving Period End Date and the Termination Date, the percentage obtained by dividing the Advances Outstanding of such Lender by the aggregate Advances Outstanding of all the Lenders.

“Proceeds”:  With respect to any Collateral, all property that is receivable or received when such Collateral is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Collateral, net of all out-of-pocket expenses incurred in connection with any such collection, sale, liquidation, foreclosure, exchange or disposal.

“Property”:  Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Public Lenders”:  The meaning specified in Section 12.2(d).

“Purchase Price”:  With respect to any Loan, an amount (expressed as a percentage of par) equal to (i) the purchase price (or, if different principal amounts of such Loan were purchased at different purchase prices, the weighted average of such purchase prices) paid by the Borrower for such Loan (exclusive of any interest, PIK Interest and original issue discount) divided by (ii) the principal balance of the portion of such Loan purchased by the Borrower outstanding as of the date of such purchase (exclusive of any interest, PIK Interest and original issue discount).

“Qualified Institution”:  A depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)(a) that has either (1) a long‑term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short‑term unsecured debt rating or certificate of deposit rating of “A‑1” or better by S&P or “P‑1” or better by Moody’s, (b) the parent corporation of which has either (1) a long‑term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (2) a short‑term unsecured debt rating or certificate of deposit rating of “A‑1” or better by S&P and “P‑1” or better by Moody’s or (c) is otherwise acceptable to the Administrative Agent and (ii) the deposits of which are insured by the FDIC.

“Rating Agencies”:  Each of S&P, Fitch, DBRS, Moody’s and any other nationally recognized rating agency reasonably acceptable to the Administrative Agent.

“Rating Criteria”:  Criteria satisfied as of any date with respect to any Lender if the short-term debt, deposit or similar obligations of such Lender are rated at least “P-3” by Moody’s (or an equivalent rating by a rating agency rating such short-term debt, deposit or similar obligations of such Person) or, if no such rating has been issued by Moody’s (or such other applicable rating agency), the long-term debt of such Person is rated at least “A3” by Moody’s (or an equivalent rating by a rating agency rating such long term debt obligations of such Person).  If any Lender at any time fails to satisfy the Rating Criteria, such Person shall promptly (but in any event within two (2) Business Days of such Person receiving notice or otherwise becoming aware of such failure) notify the Borrower, and the Administrative Agent thereof.

“Register”:  The meaning specified in Section 12.16(b).

“Registered”:  With respect to any registration‑required obligation within the meaning of Section 163(f)(2) of the Code, a debt obligation that is in registered form within the meaning of Section 5f.103‑1(c) of the Treasury Regulations.

“Regulation U”:  Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. §221, or any successor regulation.

“Related Parties”:  With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body”:  The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Test Period”:  With respect to any Loan, the relevant test period for the calculation of Net Senior Leverage Ratio or Cash Interest Coverage Ratio, as applicable, for such Loan in accordance with the related Underlying Instruments or, if no such period is provided for therein, (i) for Obligors delivering monthly financing statements, each period of the last twelve (12) consecutive reported calendar months, and (ii) for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan; provided that with respect to any Loan for which the relevant test period is not provided for in the related Underlying Instruments, if an Obligor is a newly‑formed entity as to which twelve (12) consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the most recently ended month or fiscal quarter (as the case may be), with applicable amounts in such period annualized for purposes of such calculations, and shall subsequently include each period of the last twelve (12) consecutive reported calendar months or four (4) consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Repayment Notice”:  Each notice required to be delivered by the Borrower in respect of any repayment of Advances Outstanding, in the form of Exhibit A‑2.

“Reportable Event”:  A reportable event within the meaning of Section 4043 of ERISA, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived.

“Required Lenders”:  The Lenders representing an aggregate of more than 50.0% of (i) prior to the earlier to occur of the Revolving Period End Date and the Termination Date, the aggregate Commitments of the Lenders then in effect and (ii) thereafter, the Advances Outstanding; provided that (A) if two (2) or more Lenders each represent 20.0% or more of (x) prior to the earlier to occur of the Revolving Period End Date or the Termination Date, the aggregate Commitments of the Lenders then in effect and (y) thereafter, the Advances Outstanding, then “Required Lenders” shall also include at least two (2) such Lenders, and (B) the Commitment of, and the portion of any Advances Outstanding, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.  For purposes of determining the number of Lenders pursuant to this definition, groups of Lenders that are Affiliates shall be treated as one (1) Lender.

“Required Loan Documents”:  For each Loan, originals or where indicated, copies (including electronic copies) of the following documents or instruments, all as specified on the related Loan Checklist:

(a)(i) other than in the case of a Noteless Loan, (x) the original or, if accompanied by an original “lost note” affidavit and indemnity, a copy of, the underlying promissory note, endorsed by the Borrower (that may be in the form of an allonge or note power attached thereto) either in blank or to the Administrative Agent as required under the related Underlying Instruments (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements either in blank or to the Administrative Agent), with any endorsement to the Administrative Agent to be in the following form:  “Ally Bank, as Administrative Agent for the Secured Parties” and an undated transfer or assignment document or instrument relating to such Loan, signed by the Borrower, as assignor, and the administrative agent (only in the event such administrative agent is an Affiliate of the Borrower) but not dated and not specifying an assignee, and delivered to the Custodian, and (y) a copy of each transfer document or instrument relating to such Loan (including, until the settlement date specified therein, a commercially standard loan trade ticket that obligates the Borrower to settle the purchase of such Loan on a specific date) evidencing the assignment of such Loan to the Borrower and an undated transfer or assignment document or instrument relating to such Loan, signed by the Borrower, as assignor, and the administrative agent (only in the event such administrative agent is an Affiliate of the Borrower) but not dated and not specifying an assignee, and delivered to the Custodian, or (ii) in the case of a Noteless Loan a copy of each transfer document or instrument relating to such Noteless Loan evidencing the assignment of such Noteless Loan to the Borrower and an undated transfer or assignment document or instrument relating to such Noteless Loan, signed by the Borrower, as assignor, and the administrative agent (only in the event such administrative agent is an Affiliate of the Borrower) but not dated and not specifying an assignee, and delivered to the Custodian;

(b)originals or copies (including electronic copies) of each of the following (i) to the extent applicable to the related Loan; any related loan agreement, credit agreement, security agreement, subordination agreement and intercreditor agreement or similar instruments, and (ii) to the extent applicable to the related Loan and only to the extent such document is in the possession of the Borrower, any note purchase agreement, sale and servicing or collateral management agreement, acquisition agreement, guarantee, Insurance Policy, assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist;

(c)with respect to any Loan originated by the Borrower and with respect to which the Borrower or an Affiliate thereof acts as administrative agent (or in a comparable capacity), either (i) copies of the UCC‑1 financing statements, if any, and any related continuation statements, each showing the Obligor as debtor and the Borrower or the relevant agent thereunder as secured party and each with evidence of filing thereon, or (ii) copies (including electronic copies) of any such financing statements in instances where the original financing statements have been sent to the appropriate public filing office for filing, in each case as set forth in the Loan Checklist.

“Responsible Officer”:  With respect to (i) the Borrower, any duly authorized officer of Borrower, certified as such pursuant to an executed incumbency certificate delivered to Administrative Agent, in the form of Exhibit A-5, and (ii) any other Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Payment”:  Any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower (other than any equity awards granted to employees, officers, directors and consultants of the Borrower and its Affiliates); provided, for clarity, neither the conversion of convertible debt into capital stock nor the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made solely with capital stock shall be a Restricted Payment hereunder.

“Return of Capital”:  (a) any net cash amount received by the Borrower in respect of the outstanding principal of any Investment (whether at stated maturity, by acceleration or otherwise), (b) without duplication of amounts received under clause (a), any net cash proceeds received by the Borrower from the sale of any property or assets pledged as collateral in respect of any Investment to the extent such net cash proceeds are less than or equal to the outstanding principal balance of such Investment, (c) any net cash amount received by the Borrower in respect of any Investment that is an Equity Security (x) upon the liquidation or dissolution of the issuer of such Investment, (y) as a distribution of capital made on or in respect of such Investment, or (z) pursuant to the recapitalization or reclassification of the capital of the issuer of such Investment or pursuant to the reorganization of such issuer or (d) any similar return of capital received by the Borrower in cash in respect of any Investment (in the case of clauses (a), (b), (c) and (d), net of any fees, costs, expenses and Taxes payable with respect thereto).

“Revolving Loan”:  Any Loan (other than a Delayed Draw Loan) that is a loan (including revolving loans, funded and unfunded portions of revolving credit lines, unfunded commitments under specific facilities, letter of credit facilities and other similar loans and investments) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the Obligor by the Borrower and which provides that such borrowed money may be repaid and reborrowed from time to time; provided that any such Loan will be a Revolving Loan only until all commitments by the Borrower to make advances to the Obligor thereof expire, or are terminated, or are irrevocably reduced to zero.

“Revolving Period”:  The period commencing on the Effective Date and ending on the day immediately preceding the earlier to occur of the Revolving Period End Date and the Termination Date.

“Revolving Period End Date”:  The earlier to occur of (a) the Scheduled Revolving Period End Date and (b) the date of the declaration of the Revolving Period End Date pursuant to Section 9.2(a).

“RIC” means a Person qualifying for treatment as a “regulated investment company” under Subchapter M of the Code.

“S&P”:  Standard & Poor’s, a division of The McGraw‑Hill Companies, Inc., and any successor thereto.

“S&P Industry Classification”:  The industry classifications set forth in Schedule V, as such industry classifications shall be updated with the consent of the Borrower, the Administrative Agent and the Required Lenders if S&P publishes revised industry classifications.

“Sale Proceeds”:  With respect to any Loan, all proceeds received as a result of the sale of such Loan, net of all out‑of‑pocket expenses of the Borrower, and the Custodian incurred in connection with any such sale.

“Scheduled Revolving Period End Date”:  August 20, 2023.

“Second Lien Loan”:  A Loan (i) that does not satisfy all of the requirements set forth in the definition of “First Lien Loan” or “First Lien Last Out Loan”, (ii) that is secured by a valid second priority perfected security interest or lien in, to or on specified collateral securing the Obligor’s obligations under such Loan (whether or not such Loan is also secured by any lower priority security interest or lien on other collateral) subject to purchase money liens and customary liens for taxes or regulatory charges not then due and payable and other permitted liens under the Underlying Instruments, and liens accorded priority by law in favor of the United States or any State or agency provided such liens do not directly secure indebtedness for borrowed money) (except as otherwise provided in this definition), (iii) for which the Borrower determines in good faith that the value or the enterprise value of the related Obligor (as determined by Borrower in accordance with a methodology acceptable to Administrative Agent) of the collateral securing such Loan on the date such Loan is first included in the Borrowing Base, or on the date that any Value Adjustment Event occurs equals or exceeds the outstanding principal balance of such Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by a security interest in the same collateral, (iv) that is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation for borrowed money of the Obligor (excluding customary terms applicable to a second lien lender under customary intercreditor provisions, including such as after an event of default in connection with a first priority lien or with respect to the liquidation of the Obligor or of specified collateral), and (v) that is not secured solely or primarily by the Capital Stock of its Obligor or any of such Obligor’s Affiliates.

“Secured Party”:  (i) Each Lender and (ii) the Administrative Agent.

“Securities Account”:  The meaning specified in Section 8‑501(a) of the UCC.

“Securities Act”:  The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary”:  (i) A Clearing Corporation; or (ii) a Person, including a bank or broker, that in the ordinary course of its business maintains Securities Accounts for others and is acting in that capacity.  The initial Securities Intermediary under the Control Agreement shall be State Street Bank and Trust Company.

“Security Certificate”:  The meaning specified in Section 8‑102(a)(16) of the UCC.

“Security Entitlement”:  The meaning specified in Section 8‑102(a)(17) of the UCC.

“SOFR”:  With respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent”:  As to the Borrower at any time, having a state of affairs such that all of the following conditions are met:  (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Borrower and its Subsidiaries, taken as a whole; (b) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due in the ordinary course of business.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Purchase Agreement Representations”: Such of the representations made by or with respect to the Target, its Subsidiaries and their respective businesses in the Atlantis Acquisition Agreement as are material to the interests of Lenders, but only to the extent that Borrower or its Affiliates shall have the right to terminate its obligations under the Atlantis Acquisition Agreement as a result of a breach of such representations in the Atlantis Acquisition Agreement without expense (as determined without regard to any notice requirement and without giving effect to any waiver, amendment or other modification thereto that is materially adverse to the interests of the Lenders (as reasonably determined by the Administrative Agent), unless the Administrative Agent shall have consented thereto (such consent not to be unreasonably withheld, delayed or conditioned)).

“Specified Representations”: The representations and warranties of Borrower set forth in Section 4.1(a) (relating to corporate existence); Section 4.1(c); Section 4.1(d); Section 4.1(e)(i) (as it relates to no conflicts with Governing Documents (limited to the execution, delivery and performance of the applicable Transaction Documents, incurrence of the debt thereunder and the granting of guarantees and security interests in respect thereof)); Section 4.1(j); Section 4.1(l); Section 4.1(m)(i) (as relates to the effectiveness, validity, priority and perfection of security interests); Section 4.1(m)(x) (as relates to the effectiveness, validity, priority and perfection of security interests, subject to the last paragraph of Section 3.1); Section 4.1(s); and Section 4.1(z).

“SPE Subsidiary”:

(a)a direct or indirect Subsidiary of the Borrower to which the Borrower sells, conveys or otherwise transfers (whether directly or indirectly) Investments, which engages in no material activities other than in connection with the purchase, holding, disposition or financing of such assets and which is designated by the Borrower (as provided below) as an SPE Subsidiary, so long as:

(i)no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is Guaranteed by the Borrower (other than Guarantees in respect of Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof,

(ii)the Borrower does not have any material contract, agreement, arrangement or understanding other than on terms, taken as a whole, not materially less favorable to the Borrower than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than fees payable in the ordinary course of business in connection with servicing receivables, and

(iii)the Borrower does not have any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; and

(b)any passive holding company that is designated by the Borrower (as provided below) as a SPE Subsidiary, so long as:

(i)such passive holding company is the direct parent of a SPE Subsidiary referred to in clause (a);

(ii)such passive holding company engages in no activities and has no assets (other than in connection with the transfer of assets to and from a SPE Subsidiary referred to in clause (a), and its ownership of all of the Capital Stock of a SPE Subsidiary referred to in clause (a)) or liabilities;

(iii)the Borrower does not have any contract, agreement, arrangement or understanding with such passive holding company; and

(iv)the Borrower does not have any obligation to maintain or preserve such passive holding company’s financial condition or cause such entity to achieve certain levels of operating results.

Any designation of a SPE Subsidiary by the Borrower shall be effected pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Responsible Officer’s knowledge, such designation complied with each of the conditions set forth in clause (a) or (b) above, as applicable. Each Subsidiary of an SPE Subsidiary shall be deemed to be an SPE Subsidiary and shall comply with the foregoing requirements of this definition.

Notwithstanding anything to the contrary contained herein, CBDC Senior Loan Fund LLC shall be deemed to be an SPE Subsidiary so long as (x) it complies with the foregoing requirements of this definition other than the requirement that it be a Subsidiary of the Borrower and (y) the Borrower has possession, directly or indirectly, of the power to vote 50.0% or more of the voting securities of CBDC Senior Loan Fund LLC.

“Structured Finance Obligation”:  Any obligation secured directly by, referenced to, or representing ownership of, a pool of receivables or other Financial Assets of any Obligor that is a single purpose bankruptcy remote special purpose entity established to finance such Financial Assets, including collateralized debt obligations and mortgage-backed securities, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.

“Standard Securitization Undertaking”: Collectively, (a) customary arm’s length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to repurchase, refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors) and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in accounts receivable securitizations.

“Subsidiary”:  As to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by the Borrower, any Financing Subsidiary or any Tax Blocker Subsidiary in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries.

“Syndicate Communications”:  Collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Transaction Document or the transactions contemplated therein which is distributed to the Administrative Agent and each Lender by means of electronic communications pursuant to Article XII, including through the Platform.

“Target”:  Alcentra Capital Corporation, a Maryland corporation.

“Tax Blocker Subsidiaries”: (a) Any wholly-owned Subsidiary of the Borrower from time to time designated in writing by the Borrower to the Administrative Agent as a “Tax Blocker Subsidiary” and (b) on and after the Atlantis Acquisition, Alcentra BDC Equity Holdings, LLC; provided that at no time shall any Tax Blocker Subsidiary hold any assets other than Capital Stock.

“Taxes”:  The meaning specified in Section 2.13(a).

“Term SOFR”:  The forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date”:  The earlier of (a) the date that is one (1) year after the Revolving Period End Date and (b) the date of the declaration of the Termination Date or the date of the automatic occurrence of the Termination Date pursuant to Section 9.2(a).

“Tier 1 Obligor”:  (a) With respect to First Lien Loans, Obligors for which the Net Senior Leverage Ratio of the applicable Obligor with respect to such First Lien Loan is less than 4.50 to 1.00, and (b) with respect to First Lien Last Out Loans and Second Lien Loans, Obligors for which the Net Total Obligor Leverage Ratio of the applicable Obligor with respect to such First Lien Last Out Loan and Second Lien Loan is less than 5.25 to 1.00.

“Tier 2 Obligor”:  (a) With respect to First Lien Loans, Obligors for which the Net Senior Leverage Ratio of the applicable Obligor with respect to such First Lien Loan is less than 5.50 to 1.00, and (b) with respect to First Lien Last Out Loans and Second Lien Loans, Obligors for which the Net Total Obligor Leverage Ratio of the applicable Obligor with respect to such First Lien Last Out Loan and Second Lien Loan is less than 6.25 to 1.00.

“Tier 3 Obligor”:  (a) With respect to First Lien Loans, Obligors for which the Net Senior Leverage Ratio of the applicable Obligor with respect to such First Lien Loan is less than 6.50 to 1.00, and (b) with respect to First Lien Last Out Loans and Second Lien Loans, Obligors for which the Net Total Obligor Leverage Ratio of the applicable Obligor with respect to such First Lien Last Out Loan and Second Lien Loan is less than 7.25 to 1.00.

“Total Interest Coverage Ratio”:  With respect to Borrower, for the trailing four-quarter period then ending, the ratio of (i) Consolidated EBIT during such period to (ii) Consolidated Interest Expense for such period.

“Transaction”:  The meaning specified in Section 3.2.

“Transaction Documents”:  This Agreement, the Control Agreement, the Fee Letter, each Note, any Joinder Supplement and any Transferee Letter.

“Transferee Letter”:  The meaning specified in Section 12.16(a).

“UCC”:  The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“Unadjusted Benchmark Replacement”:  The Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unasserted Contingent Obligations” All (i) unasserted contingent indemnification obligations of the Borrower not then due and payable and (ii) unasserted expense reimbursement obligations of the Borrower not then due and payable.

“Uncertificated Security”:  The meaning specified in Section 8‑102(a)(l8) of the UCC.

“Underlying Assets”:  With respect to a Loan, any property or other assets designated and pledged as collateral to secure repayment of such Loan, including to the extent provided for in the relevant Underlying Instruments, a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

“Underlying Instruments”:  The loan agreement, credit agreement, indenture or other agreement pursuant to which a Loan or Permitted Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan or Permitted Investment or of which the holders of such Loan or Permitted Investment are the beneficiaries.

“United States”:  The United States of America.

“Unrestricted Cash”:  The meaning of “Unrestricted Cash” or any comparable definition in the Underlying Instruments for each Loan, and in any case that “Unrestricted Cash” or such comparable definition is not defined in such Underlying Instruments, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Underlying Instruments), as reflected on the most recent financial statements of the relevant Obligor that have been delivered to the Borrower.

“Unsecured Longer-Term Indebtedness”:  Indebtedness of Borrower that: (a) has no scheduled amortization prior to, and a final maturity date not earlier than, six (6) months after the Termination Date; provided that (A) none of: (x) the conversion features under convertible notes; (y) the triggering and/or settlement thereof; and (z) any cash payment made in respect thereof, shall constitute “amortization” for the purposes of this definition; and (B) any mandatory amortization that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a change of control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this clause (a), (b) is (x) incurred pursuant to terms that are substantially comparable to market terms for substantially similar debt of similarly situated borrowers as reasonably determined in good faith by the Borrower or, (y) if such transaction is not one in which there are market terms for substantially similar debt of other similarly situated borrowers, on terms that are negotiated in good faith on an arm’s length basis (except, in each case, other than financial covenants and events of default (other than events of default customary in indentures or similar instruments that have no analogous provisions in this Agreement or credit agreements generally), which shall be no more restrictive upon the Borrower, while any Advances or the Commitment is outstanding, than those set forth in the Transaction Documents; provided that, upon the Borrower’s written request in connection with the incurrence of any Unsecured Longer-Term Indebtedness that otherwise would not meet the requirements set forth in this parenthetical of this clause (b), this Agreement will be deemed automatically amended (and, upon the request of the Administrative Agent or the Required Lenders, the Borrower shall promptly enter into a written amendment evidencing such amendment), mutatis mutandis, solely to the extent necessary such that the financial covenants and events of default, as applicable, in this Agreement shall be as restrictive as such provisions in the Unsecured Longer-Term Indebtedness); provided that put rights or repurchase or redemption obligations (x) in the case of convertible securities, in connection with the suspension or delisting of the Capital Stock of the Borrower or the failure of the Borrower to satisfy a continued listing rule with respect to its Capital Stock or (y) arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or be Events of Default under this Agreement shall not be deemed to be more restrictive for purposes of this definition, and (c) is not secured by any assets of Borrower.  For the avoidance of doubt, Unsecured Longer-Term Indebtedness shall also include any refinancing, refunding, renewal or extension of any Unsecured Longer-Term Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of this definition.

“Unsecured Shorter-Term Indebtedness”:  Collectively, (a) any Indebtedness of the Borrower for borrowed money that is not secured by any assets of Borrower and that does not constitute Unsecured Longer-Term Indebtedness, and (b) any Indebtedness of the Borrower that is designated as “Unsecured Shorter-Term Indebtedness” pursuant to Section 5.3(v).  For the avoidance of doubt, Unsecured Shorter-Term Indebtedness shall also include any refinancing, refunding, renewal or extension of any Unsecured Shorter-Term Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of clause (a).

“Unused Facility Amount”:  At any time, (a) the Facility Amount minus (b) the Advances Outstanding at such time.

“U.S. Government Securities”: Securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

“USA Patriot Act”:  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107‑56.

“U.S. Tax Person”:  A “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Value Adjustment Event”:  With respect to any Eligible Loan, the occurrence of any one or more of the following events after the related Funding Date:

(a)the occurrence of any Credit Quality Deterioration Event;

(b)an Obligor payment default of principal and interest due and payable (including by acceleration) following any applicable grace period;

(c)any Obligor default has occurred for which the Borrower (or the agent or required lenders pursuant to the Underlying Instruments, as applicable) has elected to exercise any of its material rights and remedies under the applicable Underlying Instruments in the case of default thereunder (including by acceleration);

(d)the Borrower enters into a Material Modification with respect to such Loan;

(e)the occurrence of an Insolvency Event with respect to the Obligor;

(f)the failure to deliver (i) with respect to quarterly reports required to be delivered by the Obligor by the terms of the Underlying Instruments, any financial statements (including unaudited financial statements) to the Administrative Agent by the date that is no later than sixty (60) days after the end of the first, second or third quarter of any fiscal year, and (ii) with respect to annual reports required to be delivered by the Obligor by the terms of the Underlying Instruments, any audited financial statements to the Administrative Agent by the date that is no later than one hundred fifty (150) days after the end of any fiscal year, in each case, following any grace period; or

(g)other than with respect to any DIP Loan, the Obligor becomes the subject of or the Borrower knows the Obligor is threatened with any proceeding which would result in, an Insolvency Event with respect to such Obligor.

Notwithstanding the foregoing, if the circumstances giving rise to a Value Adjustment Event are cured, as determined by the Administrative Agent in its sole discretion, the Borrower may request that the Administrative Agent deem (which determination shall be made in Administrative Agent’s sole discretion) that such Value Adjustment Event shall no longer be in effect for the subsequent Accrual Periods after such Value Adjustment Event has been cured.  For the avoidance of doubt an Eligible Loan shall not cease to be an Eligible Loan solely as a result of a reduction in Assigned Value pursuant to a Value Adjustment Event, but will remain an Eligible Loan with the new Assigned Value.

“Weighted Average Advance Rate”: As of any date of determination with respect to all Eligible Loans included in the Borrowing Base, the amount obtained by (x) summing the products obtained by multiplying:

The Advance Rate at such time applicable to each such Eligible Loan	X	The portion of the Borrowing Base attributable to such Eligible Loan and dividing such sum by (y) the Borrowing Base as of such date of determination; provided that if the Borrowing Base contains fifteen (15) Eligible Loans or fewer, the Weighted Average Advance Rate shall not exceed 50.0%.

“Withholding Agent”:  The Borrower and the Administrative Agent.

“Zero Coupon Obligation”:  A debt obligation that does not bear interest for all or part of the period that it is outstanding or that provides for periodic payments in cash less frequently than quarterly or that pays interest only at its stated maturity.

Section 1.2Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 8 and Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined therein.

Section 1.3Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a)the singular number includes the plural number and vice versa;

(b)reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c)reference to any gender includes each other gender;

(d)reference to day or days without further qualification means calendar days;

(e)reference to any time means New York, New York time unless otherwise specified in the respective Transaction Document;

(f)reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(g)reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(h)reference to any delivery or transfer to the Custodian with respect to the Collateral in this Agreement means delivery or transfer to the Custodian for the benefit of the Administrative Agent on behalf of the Secured Parties;

(i)for the purposes of calculating the Borrowing Base (including whether any Borrowing Base Deficiency exists), the Excess Concentration Amount, the Minimum Equity Amount, and for the purposes of any other calculation required hereunder, the effect of the acquisition or disposition of Loans and Permitted Investments shall be calculated on a settlement date basis;

(j)all calculations performed by the Administrative Agent hereunder or under any Transaction Document shall be binding on the parties hereto and shall be deemed to be accurate, absent manifest error;

(k)“including” means “including without limitation”; and

(l)multiple Loans of the same type to a single Obligor shall be treated as a single Loan.

Section 1.5Calculation of Borrowing Base.  In connection with amounts to be calculated for purposes of determining the Borrowing Base and generally preparing the Borrowing Base Certificate, all amounts shall be expressed in Dollars.

Section 1.6Currencies; Currency Equivalents.  At any time, any reference in the definition of the term Approved Foreign Currency or in any other provision of this Agreement to the Currency of any particular nation or group of nations means the lawful Currency of such nation or group of nations at such time whether or not the name of such Currency is the same as it was on the Effective Date.  For the purposes of determining compliance with any test hereunder or whether any condition hereunder is satisfied (other than tests or conditions required to be tested on a specific currency level), the Outstanding Balance or Applicable Collateral Value of any Loan denominated in any Approved Foreign Currency will be the Dollar Equivalent thereof using the Exchange Rate for such currency in relation to Dollars in effect on the date on which such principal amount, Outstanding Balance or Applicable Collateral Value is determined.  The Dollar Equivalent (including, for the avoidance of doubt, any amounts included in the calculation of the Borrowing Base) of any amount denominated in an Approved Foreign Currency shall be recalculated on the date of such Transaction or the date of the valuation of such Investment, as the case may be.

ARTICLE II

THE NOTES

Section 2.1The Notes.

(a)On the terms and conditions hereinafter set forth, the Borrower shall deliver (i) promptly after the Effective Date, to each Lender at the applicable address set forth on Annex A to this Agreement, and (ii) promptly after the effective date of any Joinder Supplement, to each additional Lender, at the address set forth in the applicable Joinder Supplement, a duly executed promissory note in substantially the form of Exhibit B (each a “Note”), dated as of the date of this Agreement or the effective date of such Joinder Supplement as applicable, each in a face amount equal to the applicable Lender’s Commitment as of the Effective Date or the effective date of such Joinder Supplement, as applicable, and otherwise duly completed.  Each Note shall evidence obligations in an amount equal, at any time, to the Advances Outstanding owing to such Lender under the applicable Note on such day.

(b)On the terms and conditions set forth herein, each Lender severally agrees to make Loan Advances in Dollars to the Borrower from time to time during the Revolving Period in an aggregate principal amount that will not result in (i) such Lender’s Advances Outstanding exceeding such Lender’s Commitment, (ii) the aggregate Advances Outstanding of all of the Lenders exceeding the aggregate Commitments or (iii) the total Advances Outstanding exceeding the Availability then in effect.

Section 2.2Procedures for Advances by the Lenders.

(a)Subject to the limitations set forth in this Section 2.2, the Borrower may, during the Revolving Period, request the Lenders to make advances of funds (each, a “Loan Advance”) under the Notes by delivering to the Administrative Agent the information and documents set forth in this Section 2.2 at the applicable times provided herein. Upon receipt of such information and documents, the Administrative Agent will provide notification to the Lenders with respect thereto.

(b)With respect to Advances, no later than 12:00 p.m. (New York City time) one (1) Business Day (or such shorter period as permitted by Administrative Agent in its sole discretion, but not later than 12:00 p.m. (New York City time) on the date of the proposed Funding Date) prior to the proposed Funding Date, the Borrower shall deliver:

(i)to the Administrative Agent a wire disbursement and authorization form, to the extent not previously delivered; and

(ii)to the Administrative Agent a duly completed Funding Notice (including a duly completed Borrowing Base Certificate updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of proceeds thereof if required pursuant to Section 3.2) which shall (a) specify the desired amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Availability and must be at least equal to $500,000 (or, in the case of any Advance to be applied to fund any draw under a Revolving Loan or Delayed Draw Loan, such lesser amount as may be required to fund such draw), to be allocated to each Lender in accordance with its Pro Rata Share, (b) specify the proposed Funding Date of such Advance, (c) specify whether the Advance is to bear interest at the Base Rate or the LIBOR Rate (provided that if no type of rate is specified, the Borrower shall be deemed to have selected the LIBOR Rate with a LIBOR Rate index period of three (3) months’ duration), (d) if the Advance is to bear interest at the LIBOR Rate, specify the desired LIBOR Rate index period for such Advance (provided that if no LIBOR Rate index period is specified, the Borrower shall be deemed to have selected a LIBOR Rate index period of three (3) months’ duration), (e) specify any Loan(s) to be financed on such Funding Date (including the appropriate Obligor, Outstanding Balance, Assigned Value and Purchase Price for each Loan), (f) include a calculation showing that, on a pro forma basis, no Borrowing Base Deficiency exists, and (g) include a representation that all conditions precedent for an Advance described in Section 3.2 have been met.  Each Funding Notice shall be irrevocable.  If any Funding Notice is received by the Administrative Agent after 12:00 p.m. (New York City time) or on a day that is not a Business Day, such Funding Notice shall be deemed to be received by the Administrative Agent at 9:00 a.m. (New York City time) on the next Business Day.

(c)On the proposed Funding Date, subject to the limitations set forth in this Section 2.2 and upon satisfaction of the applicable conditions set forth in Section 3.2:

(i)each Lender shall make available to the Administrative Agent in same day funds, by no later than 12:00 p.m. (New York City time), an amount equal to such Lender’s Pro Rata Share, of the least of (A) the amount requested by the Borrower for such Advance, (B) the aggregate unused Commitments then in effect and (C) the maximum amount that, after taking into account the proposed use of the proceeds of such Advance, could be advanced to the Borrower hereunder without causing the Advances Outstanding to exceed the Availability;

(ii)upon receipt of the amounts described in clause (i), the Administrative Agent shall promptly fund such amounts by wire transfer to the account designated by Borrower in the applicable Funding Notice given pursuant to this Section 2.2; and

(iii)notwithstanding clauses (i) and (ii) of this Section 2.2(c) with respect to the funding of the initial Advance hereunder, at the Borrower’s option, the Lenders and the Administrative Agent may net any fees and reimbursable expenses owing to it on the Effective Date (as set forth in the executed closing statement) from the amount funded by the Lenders to the Administrative Agent pursuant to clause (i) and/or the amount of such Advance funded by the Administrative Agent to the Borrower pursuant to clause (ii).

(d)On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any Loan Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.  Notwithstanding anything to the contrary herein, no Lender shall be obligated to make any Loan Advance on or after the earlier to occur of the Revolving Period End Date and the Termination Date.

Section 2.3Principal Repayments.

(a)The Borrower shall be entitled at its option, at any time, to repay the Advances Outstanding in whole or in part, without premium or penalty except for any Breakage Costs owing hereunder; provided that (i) the Borrower shall give prior written notice of such repayment in the form of Exhibit A-2 to the Administrative Agent by at least (A) 12:00 p.m. (New York City time) on the date of such repayment and (ii) any repayment of Advances Outstanding pursuant to this clause (a) shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof (other than any such partial repayment of Advances Outstanding which is funded solely with proceeds from the repayment of a Revolving Loan).  If the Borrower fails to make a timely selection of the Advance(s) Outstanding to be repaid, such payment shall be applied, first, to pay any Advance(s) Outstanding bearing interest at the Base Rate and, second, to other Advance(s) Outstanding in the order of the remaining duration of their respective LIBOR Rate index periods (the Advance Outstanding with the shortest remaining LIBOR Rate index period to be repaid first).  In connection with any such repayment of Advances Outstanding, the Borrower shall deliver to the Administrative Agent by 1:00 p.m. (New York City time) on the date of such repayment (1) instructions to repay such Advances Outstanding and (2) funds sufficient to repay such Advances Outstanding together with all accrued and unpaid Interest on the principal amount being repaid; provided that, the Advances Outstanding will not be repaid unless sufficient funds have been remitted to pay all such amounts in the immediately succeeding sentence in full.  The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.3(a) to the pro rata repayment of the Advances Outstanding of the same type of rate and LIBOR Rate index period and to the payment of accrued Interest on the amount of the Advances Outstanding of the same type of rate and LIBOR Rate index period to be repaid.  Any amount so repaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period.  Any Repayment Notice relating to any repayment pursuant to this Section 2.3(a) shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9.  Upon receipt of any notice or instructions from the Borrower pursuant to this Section 2.3(a), the Administrative Agent will provide notification to the Lenders with respect thereto.

(b)If after the Revolving Period End Date, Borrower shall at any time or from time to time make a disposition that results in the receipt by the Borrower of Net Cash Proceeds in excess of $1,000,000 in the aggregate for any single disposition or series of related dispositions, then the Borrower shall promptly notify the Administrative Agent of such disposition (including the amount of the estimated Net Cash Proceeds to be received by Borrower in respect thereof) and, promptly upon receipt by Borrower of the Net Cash Proceeds of such disposition, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds, provided, however, upon the disposition of any Eligible Loan included in the Borrowing Base, the Borrower shall be required to prepay the Obligations with the Net Cash Proceeds of such disposition in an amount that is no less than the applicable Adjusted Borrowing Value of such Eligible Loan (regardless of the amount of proceeds the Borrower has received from dispositions made prior to such disposition).  The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.3(b) to the pro rata repayment of the Advances Outstanding of the same type of rate and LIBOR Rate index period and to the payment of accrued Interest on the amount of the Advances Outstanding of the same type of rate and LIBOR Rate index period to be repaid.  Upon receipt of any notice from the Borrower pursuant to this Section 2.3(b), the Administrative Agent will provide notification to the Lenders with respect thereto.

(c)If after the Revolving Period End Date Borrower shall issue new Equity Securities (whether common or preferred stock or otherwise), the Borrower shall promptly notify the Administrative Agent of the Net Cash Proceeds of such issuance received by or for the account of Borrower in respect thereof.  Promptly upon receipt by Borrower of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.3(c) to the pro rata repayment of the Advances Outstanding of the same type of rate and LIBOR Rate index period and to the payment of accrued Interest on the amount of the Advances Outstanding of the same type of rate and LIBOR Rate index period to be repaid.  Upon receipt of any notice from the Borrower pursuant to this Section 2.3(c), the Administrative Agent will provide notification to the Lenders with respect thereto.

(d)If after the Revolving Period End Date, the Borrower shall issue any Indebtedness, other than Indebtedness permitted by Section 5.2, the Borrower shall promptly notify the Administrative Agent of the Net Cash Proceeds of such issuance received by or for the account of Borrower in respect thereof.  Promptly upon receipt by Borrower of Net Cash Proceeds of such issuance, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.3(d) to the pro rata repayment of the Advances Outstanding of the same type of rate and LIBOR Rate index period and to the payment of accrued Interest on the amount of the Advances Outstanding of the same type of rate and LIBOR Rate index period to be repaid.  Upon receipt of any notice from the Borrower pursuant to this Section 2.3(d), the Administrative Agent will provide notification to the Lenders with respect thereto.

(e)If on any date a Borrowing Base Deficiency exists, the Borrower shall, within three (3) Business Days after delivery of the applicable Borrowing Base Certificate, prepay the Obligations in an aggregate amount necessary such that after giving effect to such payment no Borrowing Base Deficiency exists; provided that if, within three (3) Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency, the Borrower shall present the Administrative Agent with a reasonably feasible plan acceptable to the Administrative Agent and the Required Lenders in their sole discretion to enable such Borrowing Base Deficiency to be cured within thirty (30) Business Days (which 30-Business Day period shall (A) include the three (3) Business Days permitted for delivery of such plan and (B) be subject to extension beyond thirty (30) Business Days with the consent of the Administrative Agent and the Required Lenders in their sole discretion), then such prepayment shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period (or any extended period consented to by the Administrative Agent and the Required Lenders in their sole discretion).  The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.3(e) to the pro rata repayment of the Advances Outstanding of the same type of rate and LIBOR Rate index period and to the payment of accrued Interest on the amount of the Advances Outstanding of the same type of rate and LIBOR Rate index period to be repaid.  Upon receipt of any notice from the Borrower pursuant to this Section 2.3(e), the Administrative Agent will provide notification to the Lenders with respect thereto.

(f)After the Revolving Period End Date, the Borrower shall apply 100% of the amount of Net Cash Proceeds received in connection with any Return of Capital that is not otherwise included in clauses (b) through (d) above to prepay the Obligations.  The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.3(f) to the pro rata repayment of the Advances Outstanding of the same type of rate and LIBOR Rate index period and to the payment of accrued Interest on the amount of the Advances Outstanding of the same type of rate and LIBOR Rate index period to be repaid.  Upon receipt of any notice from the Borrower pursuant to this Section 2.3(f), the Administrative Agent will provide notification to the Lenders with respect thereto.

(g)The Borrower may defer prepayment pursuant to Sections 2.3(b) through (f) until the next Interest Payment Date applicable to such Advances Outstanding, so long as the Borrower deposits an amount equal to such Net Cash Proceeds into a segregated collateral account in the name and under the dominion and control of the Administrative Agent, pending application of such amount to the prepayment of the Loans on the next Interest Payment Date.

(h)Unless sooner prepaid pursuant to the terms hereof, the Advances Outstanding shall be repaid in full on the Termination Date or on such later date as is agreed to in writing by the Borrower, the Administrative Agent and each of the Lenders.

Section 2.4Determination of Interest.

The Administrative Agent shall calculate and determine the Interest (including unpaid Interest related thereto, if any, due and payable on a prior Interest Payment Date) to be paid by the Borrower on each Interest Payment Date for the related Accrual Period and shall advise the Borrower thereof in writing on the second Business Day prior to such Interest Payment Date.

Section 2.5Notations on Notes.

Each Lender is hereby authorized to enter on a schedule attached to the Note with respect to such Lender, as applicable, a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to each Advance under the Note made by the applicable Lender of (a) the date and principal amount thereof, (b) the type of rate and LIBOR Rate index period thereof and (c) each payment and repayment of principal thereof.  Any such recordation shall, absent manifest error, constitute prima facie evidence of the Advances Outstanding, as applicable, under each Note.  The failure of any Lender to make any such notation on the schedule attached to the applicable Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with the terms set forth herein.

Section 2.6Reduction of Borrowing Base Deficiency.

Any Borrowing Base Deficiency may, at the Borrower’s option, be reduced to zero by the Borrower (i) repaying Advances Outstanding in accordance with Section 2.3(a), and/or (ii) posting additional Eligible Loans as part of the Borrowing Base; provided that the amount by which the Borrowing Base Deficiency shall be reduced pursuant to any such additional Eligible Loans shall be the Adjusted Borrowing Value of such Eligible Loans less the Excess Concentration Amount, if any, with respect to such Eligible Loans.

Section 2.7Settlement Procedures.

On each Interest Payment Date, so long as no Event of Default has occurred and is continuing, the Borrower shall pay accrued and unpaid Interest and fees then due hereunder in arrears, ratably among the parties entitled thereto in accordance with the amounts of Interest and fees then due to such parties.

Section 2.8Post Default Collections.

Anything contained herein or in the other Transaction Documents to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received by the Administrative Agent or any of the Lenders after acceleration or the final maturity of the Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

(a)first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Transaction Documents, and in any event including all costs and expenses of a character which the Borrower has agreed to pay the Administrative Agent under Section 12.9 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b)second, to the payment of any outstanding interest and fees then due and owing by the Borrower to the Secured Parties under the Transaction Documents to be allocated pro rata in accordance with the aggregate unpaid Advances Outstanding of the same type of rate and LIBOR Rate index period owing to each Secured Party;

(c)third, to the payment of principal on the Advances Outstanding of the Borrower then due and owing, to be allocated pro rata in accordance with the aggregate unpaid Advances Outstanding of the same type of rate and LIBOR Rate index period owing to each Secured Party;

(d)fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrower secured by the Transaction Documents to be allocated pro rata in accordance with the aggregate unpaid Advances Outstanding of the same type of rate and LIBOR Rate index period owing to each Secured Party; and

(e)finally, to the Borrower or whoever else may be lawfully entitled thereto.

Section 2.9Termination or Reduction of the Facility Amount.

(a)The Borrower may, at any time, upon giving at least five (5) Business Days’ prior notice to the Administrative Agent and the Lenders substantially in the form attached hereto as Exhibit H or in such other form reasonably acceptable to the Administrative Agent, terminate or reduce in part the Facility Amount. Such notice of termination or reduction shall be irrevocable and effective only upon receipt; provided that a notice of termination delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  If the Facility Amount is so reduced, the Commitments of each of the Lenders will be reduced pro rata in the same proportion that the amount of the reduction in the Facility Amount bears to the Commitments of each of the Lenders thereunder in effect immediately prior to such reduction; provided, however, that any reduction will be in a minimum amount of $500,000 and increments of $100,000. If as a result of such reduction the aggregate Advances Outstanding of all of the Lenders exceeds the aggregate Commitments all of the Lenders, the Borrower will concurrently with such reduction repay Loans in an aggregate principal amount equal to such excess.  Once reduced, the Facility Amount may not be increased other than pursuant to Section 2.18.

Section 2.10Payments, Computations, Etc.

(a)Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower to the Administrative Agent or the other Secured Parties hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds and any amount not received before such time shall be deemed received on the next Business Day.  The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder (after giving effect to any applicable grace period) at the Interest Rate applicable during an Event of Default, payable on demand; provided that such Interest Rate shall not at any time exceed the maximum rate permitted by Applicable Law.  Such Interest shall be for the account of the applicable Secured Party.  All computations of interest and other fees hereunder shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days) for the actual number of days elapsed.

(b)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the day for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of Interest or any fee payable hereunder, as the case may be, payable thereon hereunder.

(c)If any LIBOR Rate Advance requested by the Borrower is not effectuated as a result of the Borrower’s actions or failure to fulfill any condition under Section 3.2 applicable to the Borrower, as the case may be, on the date specified therefor, or if any payment by the Borrower of Advances Outstanding or Interest occurs on a date other than an Interest Payment Date, the Borrower shall compensate the applicable Lender for any Breakage Costs incurred by such Lender in connection with such event.

(d)If at any time after the Effective Date, the Advances Outstanding of the same type of rate and LIBOR Rate index period hereunder are not allocated among the Lenders in accordance with their respective Pro Rata Shares, the Lenders agree to make such purchases and sales of interests in the Advances Outstanding of the same type of rate and LIBOR Rate index period between themselves so that each Lender is then holding its relevant Pro Rata Share of Advances Outstanding of the same type of rate and LIBOR Rate index period based on their Commitments at such time (such purchases and sales shall be arranged through the Administrative Agent and each Lender hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith), with all subsequent extensions of credit under this Agreement to be made in accordance with the respective Pro Rata Shares, of the Lenders from time to time party to this Agreement as provided herein.

Section 2.11Manner of Designating Applicable Interest Rates.

(a)Each Advance shall bear interest initially at the type of rate specified in the applicable Funding Notice and, in the case of an Advance bearing interest at the LIBOR Rate, shall have the LIBOR Rate index period specified in such Funding Notice.  Thereafter, subject to the terms and conditions hereof, the Borrower may from time to time elect to change or continue the type of rate borne by each Advance and, in the case of an Advance bearing interest at the LIBOR Rate, may elect the LIBOR Rate index period therefor.  The Borrower may elect different options with respect to different portions of the affected Advances, in which case each such portion shall be allocated ratably among the Lenders holding such Advance, and each portion shall thereafter be considered a separate Advance.  The Borrower shall give all such notices requesting the continuation or conversion of the Interest Rate for an Advance to the Administrative Agent by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit I or in such other form reasonably acceptable to the Administrative Agent.  All such notices concerning the continuation or conversion of the Interest Rate applicable to an Advance and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance (in which case the information to be specified pursuant to the remainder of this sentence shall be specified for each resulting Advance) shall specify the date of the requested continuation or conversion of the Interest Rate on such Advance (which shall be a Business Day), the amount of the requested Advance to be continued or converted, whether the resulting Advance is to bear interest at the Base Rate or the LIBOR Rate and, if such Advance is to bear interest at the LIBOR Rate, the LIBOR Rate index period applicable thereto.  The Borrower agrees that the Administrative Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the Administrative Agent in good faith believes is an authorized representative of the Borrower without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.  For the avoidance of doubt, the conversion or continuation of an Advance as the same or a different type of rate (without increase in the principal amount thereof) shall not be considered to be the making of an Advance.  Notwithstanding the foregoing, the Borrower may not convert the Interest Rate on the Advances hereunder to another Interest Rate or change the applicable LIBOR Rate index period more than three (3) times during any Accrual Period.

(b)Notice to the Lenders.  The Administrative Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to clause (a) above.

(c)Borrower’s Failure to Notify.  Unless such Advance is repaid as provided herein, each Advance shall continue to bear interest at the type of rate and LIBOR Rate index period, if applicable, last selected by the Borrower until the Borrower gives notice to the Administrative Agent and selects a different Interest Rate.

Section 2.12Increased Costs; Capital Adequacy; Illegality.

(a)If either (i) the introduction of or any change (including any change by way of imposition or increase of reserve or liquidity requirements) in or in the interpretation of, but excluding any proposals thereof, any Applicable Law after the Effective Date or (ii) the compliance by a Lender with any guideline or request from any central bank or other Governmental Authority issued or made after the Effective Date, shall (a) subject a Lender to any Tax or increased Tax of any kind whatsoever (other than (A) Non-Excluded Taxes that are covered under Section 2.13(a) and (B) Excluded Taxes) with respect to this Agreement, or any right or obligation to make Advances hereunder (or otherwise on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto), or on any payment made hereunder, (b) impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Lender or (c) impose any other condition affecting this Agreement or LIBOR Rate Advances made by a Lender, the result of any of the foregoing is to increase the cost to any Lender of making, converting to, continuing or maintaining any LIBOR Rate Advance (or maintaining its obligation to make any such Advance) or to reduce the amount of any sum received or receivable by a Lender under this Agreement or under any other Transaction Document, and in each case such Lender has made a similar determination with respect to other facilities of other similarly situated borrowers other than for the reason of identifiable legal differences between such facilities, then on the Interest Payment Date following written demand by such Lender (which written demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand and the calculation of the amount or amounts necessary to compensate such Lender), and in any case the Borrower shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such additional or increased cost incurred or such reduction suffered.

(b)If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request after the Effective Date or (ii) the compliance by a Lender with any law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority or agency (whether or not having the force of law) issued or made after the Effective Date regarding compliance by a Lender with any capital adequacy requirements has or would have the effect of reducing the rate of return on the capital of such Lender as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Lender could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy) by an amount deemed by such Lender to be material, and in each case such Lender has made a similar determination with respect to other facilities of similarly situated borrowers other than for the reason of identifiable legal differences between such facilities, then from time to time, on the Interest Payment Date following written demand by such Lender (which written demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand and the calculation of the amount or amounts necessary to compensate such Lender), the Borrower shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for any such reduction suffered; provided that notwithstanding anything in this Section 2.12(b) to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law” for the purposes of clause (i) above, regardless of the date enacted, adopted or issued.

(c)If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.12, any Lender is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Lender in connection with this Agreement or the funding or maintenance of Advances hereunder and such Lender has made a similar determination with respect to other facilities of similarly situated borrowers other than for the reason of identifiable legal differences between such facilities, then within twenty-two (22) days after written demand by such Lender (which written demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand and the calculation of the amount or amounts necessary to compensate such Lender), the Borrower shall pay to such Lender such additional amount or amounts as may be necessary to reimburse such Lender for any amounts payable or paid by it.

(d)In determining any amount provided for in this Section 2.12, a Lender may use any reasonable averaging and attribution methods.  Any Lender making a claim under this Section 2.12 shall submit to the Borrower a written description setting forth in reasonable detail the basis for such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent manifest error.

(e)If a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” with respect to any Lender occurred, such Lender shall in turn so notify the Borrower, whereupon all Advances Outstanding of the affected Lender in respect of which Interest accrues at the LIBOR Rate shall immediately be converted into Advances Outstanding in respect of which Interest accrues at the Base Rate.

(f)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand or receive such compensation.  Notwithstanding anything to the contrary in this Section 2.12, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.12 for any amounts incurred more than six (6) months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six (6) month period shall be extended to include the period of such retroactive effect.

(g)Each Lender agrees that it will take such commercially reasonable actions as the Borrower may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 2.12 or Section 2.13; provided that no Lender shall be obligated to take any actions that would, in the reasonable opinion of such Lender, be disadvantageous to such Lender.  In no event will Borrower be responsible for increased amounts referred to in this Section 2.12 which relates to any other entities to which any Lender provides financing.

(h)The payment of amounts under this Section 2.12 shall be on an after-Tax basis.

Section 2.13Taxes.

(a)Any and all payments by or on behalf of the Borrower under or in respect of this Agreement or any other Transaction Documents to which the Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law.  If any Withholding Agent shall be required under any applicable requirement of law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Transaction Documents to any Secured Party (including for purposes of Section 2.12 and this Section 2.13, any assignee, successor, or participant), (i) then the applicable Withholding Agent shall make all such deductions and withholdings in respect of Taxes, (ii) such Withholding Agent shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any requirement of law, and (iii) if such Taxes are Non-Excluded Taxes, the sum payable by Borrower shall be increased as may be necessary so that after such Withholding Agent has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 2.13(a)) such Secured Party receives on the date on which the related payment is due an amount equal to the sum it would have received had no such deductions or withholdings been made.  For purposes of this Agreement “Non‑Excluded Taxes” are Taxes imposed on or with respect to a Secured Party or required to be deducted or withheld from any payment made by or on account of any obligation of the Borrower under this Agreement or any of the other Transaction Documents other than (A) Taxes that are imposed on a Secured Party’s overall net income (however denominated), franchise taxes, and branch profits taxes by the jurisdiction under the laws of which such Secured Party is organized (or, in the case of any Lender, where its applicable lending office located in) or as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Taxes or any political subdivision thereof, unless such Taxes are imposed solely as a result of such Secured Party having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Transaction Documents, (B) Taxes imposed under FATCA, (C) in the case of a Secured Party that is a Foreign Lender, any withholding tax that is imposed on amounts payable to such person at the time such person becomes a party hereto (or designates a new lending office), except to the extent that such person (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.13(a) or (D) Taxes attributable to such person’s failure to comply with Section 2.13(e).

(b)In addition, Borrower hereby agrees to pay any present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under or in respect of this Agreement or any other Transaction Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Transaction Document (collectively, “Other Taxes”) except any such Taxes that are imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Taxes or any political subdivision thereof with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

(c)Borrower hereby agrees to indemnify each Secured Party for, and to hold it harmless against, the full amount of Non‑Excluded Taxes and Other Taxes, and the full amount of Non-Excluded Taxes and Other Taxes imposed on amounts payable under this Section 2.13(c), imposed on or paid by such Secured Party and any reasonable expenses) arising therefrom or with respect thereto.  The indemnity by Borrower provided for in this Section 2.13(c) shall apply and be made whether or not the Non‑Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted.  Amounts payable by the Borrower under the indemnity set forth in this Section 2.13(c) shall be paid within ten (10) days from the date on which the applicable Secured Party makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Secured Party, shall be conclusive absent manifest error. provided, that the Borrower shall not be obligated to make a payment pursuant to this Section 2.13(c) in respect of reasonable expenses attributable to any Taxes or Other Taxes, if (i) such reasonable expenses are attributable to the failure of the Secured Party to pay to the relevant Governmental Authority amounts received by it from the Borrower in respect of Non-Excluded Taxes and Other Taxes within thirty (30) calendar days after receipt of such amount from the Borrower or (ii) such reasonable expenses are attributable to the gross negligence or willful misconduct of the Secured Party.

(d)Within thirty (30) days after the date of any payment of Taxes, Borrower (or any Person making such payment on behalf of Borrower) shall furnish to the applicable Secured Party for its own account a certified copy of the original official receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to the applicable Secured Party.

(e)Each Secured Party (including any assignee, successor or participant) shall deliver or cause to be delivered to Borrower whichever of the following is applicable:

(i)in the case of a Secured Party that is not a U.S. Tax Person, a complete and executed (x) IRS Form W-8BEN or W-8BEN-E (or any successor forms thereto), including all appropriate attachments in which such Secured Party claims the benefits of a tax treaty with the United States with respect to payments of interest under this Agreement or any of the other Transaction Documents providing for a zero or reduced rate of withholding pursuant to the “interest” article of such tax treaty and (y)with respect to any other applicable payments under this Agreement or any of the other Transaction Documents, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)executed copies of IRS Form W-8ECI (or any successor forms thereto);

(iii)in the case of a Secured Party that is not a U.S. Tax Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the applicable form attached as part of Exhibit E to the effect that such Secured Party is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and a complete and executed IRS Form W-8BEN or W-8BEN-E (or any successor forms thereto); or

(iv)in the case of a Secured Party that is a U.S. Tax Person, a complete and executed IRS Form W-9 (or any successor forms thereto); or

(v)in the case of a Secured Party that (A) is not the beneficial owner, and (B) is not a U.S. Tax Person, (x)(i) a complete and executed IRS Form W‑8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a U.S. Tax Compliance Certificate substantially in the applicable form attached as part of Exhibit E, and (y) without duplication, the documents that would be provided by each such beneficial owner pursuant to this Section 2.13(e) if such beneficial owner were a Secured Party, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Secured Party is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (iii) are otherwise determined to be unnecessary, all such determinations under this clause (iii) to be made in the sole discretion of Borrower, provided, however, that the Secured Party shall be provided an opportunity to establish such compliance as reasonable;

(vi)any Secured Party shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Secured Party becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Secured Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.  If the Secured Party provides a form pursuant to clauses (i) through (iii) above and the form provided by the Secured Party at the time such Secured Party first becomes a party to this Agreement or, with respect to a grant of a participation, the effective date thereof, indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non‑Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non‑Excluded Taxes.  If, however, on the date a Person becomes an assignee, successor or participant to this Agreement, the Secured Party transferor was entitled to indemnification or additional amounts under this Section 2.13, then the Secured Party assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Secured Party transferor was entitled to such indemnification or additional amounts for Non‑Excluded Taxes, and the Secured Party assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non‑Excluded Taxes.

(f)[Reserved].

(g)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13 shall survive the termination of this Agreement and the other Transaction Documents.

(h)If a payment made to a Lender under or in respect of this Agreement or any other Transaction Documents would be subject to U.S. Federal withholding tax imposed pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall provide to the Administrative Agent and the Borrower, at the time or times prescribed by law and as reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent or the Borrower to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA and the amount, if any, to deduct and withhold from such payment. Thereafter, each such Lender shall provide additional documentation (i) to the extent documentation previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as reasonably requested by the Administrative Agent or the Borrower.  Solely for purposes of this paragraph (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)If any Secured Party determines, in its sole discretion exercised in good faith, that it has received or realized a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13 or any reduction of its Tax liabilities or otherwise recovered any amount that is attributable to any deduction or withholding or payment of Taxes with respect to which the Borrower has paid any additional amounts pursuant to this Section 2.13, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund or any reduction of its Tax liabilities), net of all reasonable out-of-pocket expenses of such Secured Party, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Secured Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Secured Party in the event such Secured Party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (i), in no event will the Secured Party be required to pay any amount to the Borrower pursuant to this paragraph (i) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund or reduction in Tax liabilities had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require such Secured Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(j)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.16 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (j).

Section 2.14Discretionary Sales of Loans and Capital Contributions.

(a)During the Revolving Period, the Borrower shall be permitted (i) to sell, transfer or otherwise dispose of Loans (or portions thereof, each, a “Discretionary Sale”) so long as, if such Discretionary Sale is to any Person other than a Financing Subsidiary, after giving effect to such Discretionary Sale (and any concurrent acquisition of Investments or payment of Advances Outstanding) either (x) there shall not exist a Borrowing Base Deficiency or (y) if such Discretionary Sale is made pursuant to, and in accordance with, a plan submitted and accepted in accordance with Section 2.3(e) or if the Administrative Agent otherwise consents in writing, the amount of any Borrowing Base Deficiency is reduced thereby or (ii) to make Discretionary Sales and capital contributions, if such Discretionary Sale is to a Financing Subsidiary, (x) after giving effect to such Discretionary Sale or capital contribution (and any concurrent acquisition of Investments or payment of Advances Outstanding) there shall not exist a Borrowing Base Deficiency and (y) either (A) the amount by which the Availability exceeds the Advances Outstanding immediately prior to such Discretionary Sale is not diminished as a result of such Discretionary Sale or (B) the Availability immediately after giving effect to such Discretionary Sale is at least 110% of the Advances Outstanding.

(b)After the Revolving Period End Date, the Borrower shall be permitted to make Discretionary Sales upon notice by the Borrower (unless waived by Administrative Agent) so long as, immediately after giving effect to such Discretionary Sale (and any concurrent acquisition of Investments or payment of Advances Outstanding), (i) no Event of Default has occurred and is continuing, (ii) there shall not exist a Borrowing Base Deficiency and (iii) the net cash price received pursuant to the sale of such Loan is greater than such Loan’s Adjusted Borrowing Value.

Section 2.15[Reserved].

Section 2.16Defaulting Lenders.

(a)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1.

(ii)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)If the Borrower and the Administrative Agent agree in writing that a Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such former Defaulting Lender will, to the extent applicable, purchase at par that portion of Advances Outstanding of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.17Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.13, as the case may be, in the future and (ii) would not otherwise be disadvantageous to such Lender.  Upon receipt of such estimate, the Borrower may approve the proposed designation or assignment, in which case the Lender shall use reasonable efforts to effect the same.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such approved designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or if any Lender is a Defaulting Lender hereunder, or if any Lender does not consent to any amendment or modification (including in the form of a consent or waiver) which is approved by the Borrower, the Administrative Agent and the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.16), all of its interests, rights and obligations under this Agreement and the Transaction Documents to an assignee (which has met the restrictions contained in Section 12.16 and has received the required consents under Section 12.16) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(iii)such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.18Increase of Commitment; Facility Amount.

(a)At any time during the Revolving Period, provided that no Event of Default has occurred and is continuing, the Commitment for any Lender may be increased in connection with a corresponding increase in the Facility Amount upon the written request of the Borrower with the prior written consent of the Administrative Agent and such Lender (an “Increased Commitment”).  Except for upfront fees payable to Lenders providing any Increased Commitment, any such Increased Commitment shall be on the same terms (including the pricing and maturity date) as, and pursuant to the documentation applicable to (other than any documentation evidencing such Increased Commitment), the Commitments provided pursuant to the Agreement as of the Effective Date.  Promptly after the effectiveness of any such Increased Commitment, the Borrower shall execute and deliver to the applicable Lender a revised Note in an aggregate face amount equal to the revised Commitment.  The Borrower confirms that each Lender, in its sole and absolute discretion, without regard to the value or performance of the Loan or any other factor, may elect not to increase its Commitment.  Upon such increase, Annex B shall be deemed to be revised to reflect such increase in such Lender’s Commitment.

(b)The Borrower may, with the written consent of the Administrative Agent, add additional Persons as Lenders.  Each additional Lender shall become a party hereto by executing and delivering to the Administrative Agent and the Borrower a Joinder Supplement and a Transferee Letter.

ARTICLE III

CONDITIONS TO THE EFFECTIVE DATE AND ADVANCES

Section 3.1Conditions to Effective Date.

The availability and/or initial Advance under this Agreement on the Effective Date is solely subject to prior or concurrent satisfaction of the following conditions (or waiver thereof by the Administrative Agent), subject in all respects to the last paragraph of this Section 3.1:

(a)The Administrative Agent (or its counsel) shall have received from each party hereto or thereto, as applicable, either (i) a counterpart of this Agreement and the Control Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement and the Control Agreement) that such party has signed a counterpart of this Agreement or the Control Agreement, as applicable;

(b)[Reserved];

(c)[Reserved];

(d)The Borrower shall have delivered to the Administrative Agent a solvency certificate substantially in the form of Exhibit C;

(e)The Borrower shall each have delivered to the Administrative Agent a certification in the form of Exhibit D, and such certification shall include a representation that no Default or Event of Default has occurred and is continuing;

(f)The Administrative Agent shall have received a customary written legal opinion of Dechert LLP, New York counsel to the Borrower, covering (A) authority, (B) enforceability of this Agreement and the other Transaction Documents dated as of the Effective Date and (C) UCC, perfection and other closing matters; in each case, in form and substance acceptable to the Administrative Agent in its reasonable discretion;

(g)The Borrower and the Administrative Agent shall have executed the Fee Letter, and the Borrower shall have paid all fees due, owing and unpaid on the Effective Date under the Fee Letter;

(h)Each applicable Lender as of the Effective Date shall have received a duly executed copy of its Note, in a principal amount equal to the Commitment of such Lender as of the Effective Date;

(i)The Administrative Agent shall have received a certificate executed by a corporate secretary or Responsible Officer of the Borrower (i) that includes a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors, manager(s) or member(s) of the Borrower, as applicable, authorizing (A) the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, and (B) the borrowings contemplated hereunder, and a certification that such resolutions have not been amended, modified, revoked or rescinded, (ii) that includes a copy of the Governing Documents of the Borrower and a certification that, except as disclosed therein, there has not been any amendment, modification or supplement to such Governing Documents, (iii) that includes a certification as to the incumbency and signature of the officers of the Borrower executing any Transaction Document to which it is a party and (iv) that includes certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of the Borrower in the jurisdiction of its organization;

(j)The Administrative Agent shall have received the results of a recent customary search by a Person satisfactory to the Administrative Agent, of the UCC, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower, and bankruptcy and pending lawsuits with respect to the Borrower and the results of such search shall be satisfactory to the Administrative Agent;

(k)The Administrative Agent shall have received (i) all documentation and other information required by regulatory authorities with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, as requested by the Administrative Agent and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to the Borrower;

(l)[Reserved];

(m)The Specified Representations and the Specified Purchase Agreement Representations shall be true and correct in all material respects on and as of the Effective Date to the extent required by the last paragraph of this Section 3.1;

(n)The Administrative Agent shall have received interim financial statements of Borrower and its Subsidiaries for the fiscal month and year-to-date period most recently ended at least 45 days prior to the Effective Date; and

(o)All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be reasonably satisfactory in form and substance to the Administrative Agent.

For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Notwithstanding anything in the Fee Letter, this Agreement, any other Transaction Document or any other letter agreement or other undertaking concerning the financing of the Atlantis Acquisition to the contrary, (i) the only representations relating to Borrower and its business the accuracy of which shall be a condition to availability and/or initial funding of the Advance on the Effective Date shall be (a) Specified Purchase Agreement Representations and (b) the Specified Representations made by the Borrower in this Agreement and the other Transaction Documents, and (ii) the terms of the Transaction Documents shall be in a form such that they do not impair the availability of the Advance on the Effective Date if the conditions set forth in this Section 3.1 are satisfied or waived by the Administrative Agent (it being understood that, to the extent any lien search or Lien on the Collateral (other than to the extent that a Lien on the Collateral may be perfected by the filing of a financing statement under the UCC) is not or cannot be provided on the Effective Date after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, the provision of such lien search(es) or perfection of such Liens shall not constitute a condition precedent to the availability and/or initial funding of the Advance on the Effective Date, but shall be required to be perfected after the Effective Date pursuant to Section 5.1(z).

Section 3.2Conditions Precedent to All Advances after the Effective Date.

Each Loan Advance under this Agreement after the Effective Date (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a)With respect to any Loan Advance, the Borrower shall have delivered to the Administrative Agent, by not later than the deadline set forth in Section 2.2(b) (or such shorter period as may be agreed to by the Administrative Agent and each Lender), a Funding Notice in the form of Exhibit A‑1 and a Borrowing Base Certificate in connection with such Transaction evidencing that no Borrowing Base Deficiency exists or will exist after giving effect to such Loan Advance, provided, however, that if the Availability has not changed since the most recently delivered Borrowing Base Certificate, in lieu of delivering a new Borrowing Base Certificate the Borrower may certify in the Funding Notice that the calculation on the Availability on such date is exactly the same as it was on the most recently delivered Borrowing Base Certificate and there have been no financial statements, compliance certificates or other deliveries with respect to any Eligible Loan or any change in the amount of Cash and Cash Equivalents on deposit in an account subject to an account control agreement that would require a change to the calculation of Availability;

(b)On the date of such Transaction the following shall be true and correct, and the Borrower shall have certified in the related Funding Notice that all conditions precedent to such Transaction have been satisfied and shall thereby be deemed to have certified that:

(i)(x) With respect to any Loan Advance (other than any Loan Advance, the proceeds of which are or are intended to be used substantially concurrently to consummate the Atlantis Acquisition), the representations and warranties of the Borrower contained in Section 4.1 and Section 4.2 are true and correct in all material respects on and as of the date of such Transaction as though made on and as of such day and shall be deemed to have been made on such day (other than any representation and warranty that is expressly made as of another specific date which were true, correct, and complete in all material respects as of such date) and (y) with respect to any Loan Advance, the proceeds of which are or are intended to be used substantially concurrently to consummate the Atlantis Acquisition, the Specified Representations, the Specified Purchase Agreement Representations and the representations and warranties of the Borrower contained in Section 4.2 shall be true and correct in all material respects on and as of the date of such Transaction;

(ii)(x) With respect to any Loan Advance (other than any Loan Advance, the proceeds of which are or are intended to be used substantially concurrently to consummate the Atlantis Acquisition), at the time of and immediately after giving effect to such Transaction, no Event of Default or Default shall have occurred and be continuing and (y) with respect to any Loan Advance, the proceeds of which are or are intended to be used substantially concurrently to consummate the Atlantis Acquisition, no Event of Default under Section 9.1(a), Section 9.1(d) (with respect to a failure on the part of the Borrower to observe or perform the covenants set forth in Section 5.2(n)) or Section 9.1(f) shall have occurred and be continuing; and

(iii)On and as of such day, immediately after giving effect to such Loan Advance, the Borrower shall not have violated any borrowing limits or leverage limitations under Applicable Law (including the 1940 Act);

(c)The Revolving Period End Date shall not have occurred and the Termination Date shall not have occurred; and

(d)The Advances Outstanding (after giving effect to such Transaction) shall not exceed the Availability (after giving effect to such Transaction as well as any concurrent acquisitions of Investments or payment of Advances Outstanding) reflected on the Borrowing Base Certificate delivered (or if the Borrower Base has not changed, the most recently delivered Borrowing Base Certificate) in connection with such Loan Advance.

Section 3.3Delivery.

(a)The Borrower shall cause any Loan or other Collateral to be delivered to and held, registered or covered by a recorded UCC-1 financing statement as described below (upon meeting the below, such Loan or other Collateral shall be deemed to be “Delivered”), in each case in a manner reasonably satisfactory to the Administrative Agent (it being agreed that, until the Administrative Agent advises the Borrower in writing with reasonable specificity that it is not satisfied, the conditions set forth below shall be deemed to have been met):

(i)in the case of an Instrument or a Certificated Security (other than a U.S. Government Security) represented by a Security Certificate in registered form by (x) having it Indorsed to the Administrative Agent or in blank by an effective Indorsement or registered in the name of the Administrative Agent (or its nominee) and by delivering it to the Custodian or (y) having it Indorsed to the Custodian or in blank by an effective Indorsement or registered in the name of the Administrative Agent (or its nominee) and delivering it to the Custodian and the Custodian has either (A) agreed to hold such Instrument or Security Certificate as agent or bailee of the Administrative Agent or (B) has credited the same to a Securities Account for which the Custodian is a Securities Intermediary and has agreed that such Instrument or Security Certificate, as applicable, constitutes a Financial Asset and that the Administrative Agent has Control over such Securities Account;

(ii)in the case of an Uncertificated Security (other than a U.S. Government Security), by (x) causing the Administrative Agent (or its nominee) to become the registered owner of such Uncertificated Security or (y) causing the Custodian (or its nominee) to become the registered owner of such Uncertificated Security and causing such Uncertificated Security to be credited to a Securities Account for which the Custodian is a Securities Intermediary and has agreed that such Uncertificated Security constitutes a Financial Asset and that the Administrative Agent has Control over such Securities Account;

(iii)in the case of any Security Entitlement, by causing each such Security Entitlement to be credited to a Securities Account in the name of the Borrower and that the Administrative Agent has Control over;

(iv)in the case of General Intangibles (including any Loan or Permitted Investment not evidenced by an Instrument) by filing a financing statement naming the Borrower as debtor and the Administrative Agent as secured party and describing such General Intangible (as the case may be) as the collateral at the filing office of the jurisdiction of organization of the Borrower (it being understood that a UCC financing statement describing the collateral as “all assets of the Borrower” or words of similar effect will be deemed to satisfy the requirements of this clause (iv) in the case of any General Intangibles to be delivered by the Borrower);

(v)in the case of each U.S. Government Security, that such U.S. Government Security is either:  (i) credited to a Securities Account of the Administrative Agent at a Federal Reserve Bank, or (ii) credited to a Securities Account of the Custodian at a Federal Reserve Bank and the Security Entitlement of the Custodian in such Federal Reserve Bank Securities Account has been credited by the Custodian to a Securities Account for which the Custodian is a Securities Intermediary and the Custodian has agreed in an account control agreement in form and substance reasonably acceptable to the Administrative Agent that the rights of the Custodian in such U.S. Government Securities constitute a Financial Asset and that the Administrative Agent has Control over such Securities Account;

(vi)in the case of any Deposit Account or Securities Account, that the bank or Securities Intermediary at which such Deposit Account or Securities Account, as applicable, is maintained has agreed in an account control agreement in form and substance reasonably acceptable to the Administrative Agent that the Administrative Agent has Control over such Deposit Account or Securities Account, or that such Deposit Account or Securities Account is in the name of the Custodian and the Custodian has credited its rights in respect of such Deposit Account or Securities Account (the “Underlying Accounts”) to a Securities Account for which the Custodian is a Securities Intermediary and the Custodian has agreed in an account control agreement in form and substance reasonably acceptable to the Administrative Agent that the rights of the Custodian in such Underlying Accounts constitute a Financial Asset and that the Administrative Agent has Control over such Securities Account; and

(vii)in the case of each Loan or other Collateral not of a type covered by the foregoing clauses (i) through (v) that such Loan or other Collateral has been transferred as collateral security to the Administrative Agent in accordance with applicable law and regulation.

(b)It is hereby acknowledged and agreed that a failure of the Borrower to Deliver any particular Loan or other Collateral shall result in such Loan or other Collateral not being included in the Borrowing Base but shall not (in and of itself) be, or result in, a Default or an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows as of the Effective Date, each Funding Date and each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a)Organization.  The Borrower has been duly organized, and is validly existing as a corporation, under the laws of its jurisdiction of formation, with all requisite corporate power and authority to own or lease its properties and conduct its business as such business is presently conducted, and has all necessary power, authority and legal right to acquire, own and sell the Collateral.

(b)Due Qualification.  The Borrower is (i) duly qualified to do business and is in good standing as a corporation in its jurisdiction of formation, and (ii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified, licensed or approved could not reasonably be expected to have a Material Adverse Effect.

(c)Power and Authority; Due Authorization; Execution and Delivery.  The Borrower (i) has all necessary corporate power, authority and legal right to (x) execute and deliver each Transaction Document to which it is a party, and (y) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action, the execution, delivery and performance of each Transaction Document to which it is a party and the transfer and assignment of an ownership and security interest in the Collateral on the terms and conditions herein provided.  The Collateral Administration Agreement, the Custodian Agreement, this Agreement and each other Transaction Document to which the Borrower is a party have been duly executed and delivered by the Borrower.

(d)Binding Obligation.  Each Transaction Document to which the Borrower is a party when executed and delivered by the Borrower constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e)No Violation.  The consummation of the transactions contemplated by the Collateral Administration Agreement, the Custodian Agreement and each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Governing Documents of the Borrower or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien (other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, and Permitted Liens) upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, or (iii) violate any Applicable Law.

(f)Collateral Administration Agreement and Custodian Agreement.  The Collateral Administration Agreement and the Custodian Agreement each constitute a legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).  The Borrower has duly authorized by all necessary corporate action, the execution, delivery and performance of the Collateral Administration Agreement and the Custodian Agreement and has all necessary corporate power, authority and legal right to carry out the terms thereof.

(g)No Proceedings.  (i) As of the Effective Date, there is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority, and, (ii) as of any date thereafter, there is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (x) asserting the invalidity of the Collateral Administration Agreement, the Custodian Agreement, or any Transaction Document to which the Borrower is a party, (y) seeking to prevent the consummation of any of the transactions contemplated by the Collateral Administration Agreement, the Custodian Agreement, or any Transaction Document to which the Borrower is a party or (z) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(h)All Consents Required.  All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of the Collateral Administration Agreement, the Custodian Agreement, and each Transaction Document to which the Borrower is a party have been obtained, except (x) such as have been obtained or made and are in full force and effect, (y) filings and recordings in respect of the Liens created pursuant to this Agreement or (z) where the failure to obtain such approval, authorization, consent, order, license, filing or other action could not reasonably be expected to have a Material Adverse Effect.

(i)[Reserved].

(j)Solvency.  The transactions under the Transaction Documents to which the Borrower is a party do not and will not render the Borrower not Solvent.

(k)Taxes.

(i)The Borrower has timely filed or caused to be timely filed (taking into account valid extensions of the time for filing) all material Tax returns required to be filed by it and has timely paid all material Taxes due, except Taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP.

(l)Exchange Act Compliance; Regulations T, U and X.  None of the transactions contemplated herein or in the other Transaction Documents (including the use of the proceeds from the transfer of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.  The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any Margin Stock or to extend “purpose credit” within the meaning of Regulation U (provided that, so long as no violation of Regulation U would result therefrom, the Borrower may use proceeds of the Advances (x) to purchase its common stock in connection with the redemption (or buyback) of its shares and (y) for any (i) cash consideration paid or payable and (ii) cash paid on account of fractional shares, in each case of this clause (y), in connection with the Atlantis Acquisition).

(m)Security Interest.

(i)Subject to the last paragraph of Section 3.1, this Agreement creates a valid and continuing security interest (as defined in the UCC as in effect from time to time in the State of New York) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC and is prior to all other Liens other than Permitted Liens, and is enforceable as such against creditors of and purchasers from the Borrower except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity);

(ii)This Agreement constitutes a security agreement within the meaning of Section 9‑102(a)(74) of the UCC as in effect from time to time in the State of New York;

(iii)[Reserved];

(iv)with respect to Collateral that constitutes Deposit Accounts:

(1)the Borrower has taken all steps necessary and required hereunder to Deliver each such Deposit Account; and

(2)such Deposit Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Administrative Agent and other Permitted Liens.  The Borrower has not instructed the depository bank of any Deposit Account to comply with the instructions of any Person other than the Borrower and the Administrative Agent; provided that, until the Administrative Agent delivers a Notice of Exclusive Control, the Borrower may direct the use of Cash in such Deposit Accounts in accordance with this Agreement.

(v)with respect to Collateral that constitutes Security Entitlements:

(1)the Borrower has taken all steps necessary and required hereunder to Deliver each such Securities Account; and

(2)the Securities Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Administrative Agent and other Permitted Liens.  The Borrower has not instructed the Securities Intermediary of any Securities Account to comply with the entitlement order of any Person other than the Borrower and the Administrative Agent; provided that, until the Administrative Agent delivers a Notice of Exclusive Control, the Borrower may direct the use of Cash in such Securities Accounts in accordance with this Agreement.

(vi)[Reserved];

(vii)the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien of any Person (other than Permitted Liens);

(viii)[Reserved];

(ix)the Borrower has taken all necessary steps required hereunder to authorize the Administrative Agent to file all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in the Borrower’s jurisdiction of organization;

(x)upon the delivery to the Custodian of all Collateral constituting Instruments and Certificated Securities, the crediting of all Collateral that constitutes Financial Assets (as defined in the UCC as in effect from time to time in the State of New York) to a Securities Account subject to a customary account control agreement in form and substance reasonably acceptable to and in favor of the Administrative Agent and the filing of the financing statements described in this Section 4.1(m) in the jurisdiction of organization of the Borrower, such security interest shall be a valid and first priority (subject to Permitted Liens) perfected security interest in that portion of the Collateral in which a security interest may be created under Article 9 of the UCC as in effect from time to time in the State of New York;

(xi)other than Permitted Liens and the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, (1) the Borrower has not pledged or granted a security interest in any of the Collateral, (2) the Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of any collateral included in the Collateral other than any financing statement that has been terminated and/or fully and validly assigned to the Administrative Agent on or prior to the date hereof and (3) there are no judgments or tax lien filings against the Borrower;

(xii)all original executed copies of each underlying promissory note that constitute or evidence each Loan have been or, subject to the delivery requirements contained herein, will be, to the extent required to be hereunder, delivered to the Custodian;

(xiii)none of the underlying promissory notes that constitute or evidence the Loans has any marks or notations indicating that the Borrower has pledged or granted a security interest in such promissory notes to any Person other than the Administrative Agent on behalf of the Secured Parties; and

(xiv)The Borrower has taken all steps necessary and required hereunder to Deliver Collateral that constitutes a Certificated Security or an Uncertificated Security.

(n)Reports Accurate.  As of the Effective Date, the Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  All written information, exhibits, financial statements, documents, books, records or reports relating to the Borrower furnished or to be furnished by or on behalf of the Borrower to the Administrative Agent or any Lender by the Borrower in connection with this Agreement (as modified or supplemented by other information so furnished), when furnished and taken as a whole (and after giving effect to all updates, modifications and supplements), are true, complete and correct in all material respects in light of the circumstances under which they were made; provided that, with respect to projected or pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

(o)Location of Offices.  (i) Prior to the Atlantis Acquisition, the Borrower’s jurisdiction of organization is, and at all times has been, the State of Delaware and (ii) on and after the Atlantis Acquisition, the Borrower’s jurisdiction of organization is the State of Maryland.  The Borrower has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization the four (4) months preceding the Effective Date, in each case other than any change of name or other corporate change for which notice has been duly provided pursuant to Section 5.1(o)(vii).

(p)Legal Name.  As of the Effective Date, the Borrower’s exact legal name is as set forth on its signature page hereto.

(q)[Reserved].

(r)Beneficial Ownership Certification. As of the Effective Date or, if applicable, more recent date updated pursuant to Section 5.1(v), the information included in the Beneficial Ownership Certification delivered as of the Effective Date, as updated from time to time in accordance with this Agreement, is true and correct in all material respects.

(s)Investment Company Act.  The Borrower has elected to be regulated as a “business development company” within the meaning of the 1940 Act and the Borrower is in compliance in all material respects with all the provisions of the 1940 Act applicable to it.

(t)ERISA.  The Borrower does not maintain, nor are any employees of the Borrower permitted to participate in, an “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA which is subject to Title IV of ERISA (other than a Multiemployer Plan, a “Pension Plan”) or a Multiemployer Plan.  No Reportable Event has occurred and the Borrower is not aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in a Reportable Event with respect to any Pension Plan maintained by the Borrower or any ERISA Affiliate that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(u)Compliance with Law.  The Borrower is in compliance with all Applicable Law to which it may be subject, and no item of Collateral contravenes any Applicable Law, in each case, except for instances of non-compliance or contravention that could not reasonably be expected to have a Material Adverse Effect.

(v)No Default.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

(w)Subsidiaries.  As of the Effective Date, other than as set forth on Schedule III, the Borrower has no Subsidiaries.

(x)USA Patriot Act.  Neither the Borrower nor any Affiliate of the Borrower is (i) a person or entity named on an Office of Foreign Asset Control (OFAC) most current list of “specifically designated material and Blocked Persons”; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non‑Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the USA Patriot Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the USA Patriot Act as warranting special measures due to money laundering concerns.

(y)Investment Management Agreement.  No party to the Investment Management Agreement is in breach of any of its representations, warranties, agreements and/or covenants thereunder that has a material adverse effect on the Lenders, except as a result of insufficient funds being available to make any payments on any Interest Payment Date.

The representations and warranties in Section 4.1(m) shall survive the termination of this Agreement and such representations and warranties may not be waived by any party hereto without the consent of the Administrative Agent and the Required Lenders.

Section 4.2Representations and Warranties of the Borrower Relating to the Agreement and the Collateral.

The Borrower represents and warrants as follows:

(a)Eligibility of Collateral included in Borrowing Base.  The Borrower has conducted such due diligence and other review as it considered necessary with respect to the Loans set forth on the Loan List.  As of the Effective Date and each date on which a Borrowing Base Certificate is delivered, (i) the Loan List is an accurate and complete listing of all Loans included in the Borrowing Base as of such date and the information contained therein with respect to the identity of such Loans and the amounts owing thereunder is true, correct and complete in all material respects as of such date, (ii) each such Loan included in the Borrowing Base is an Eligible Loan, (iii) each Loan included in the Collateral is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws and (iv) subject to the last paragraph of Section 3.1, with respect to each Loan included in the Borrowing Base, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the transfer of an ownership interest or security interest in such Collateral to the Administrative Agent as agent for the benefit of the Secured Parties have been duly obtained, effected or given and are in full force and effect.

(b)No Fraud.  Each Loan was originated or acquired, as applicable, without any fraud or material misrepresentation by the Borrower or its Affiliates or, to the knowledge of the Borrower or its Affiliates, of the related Obligors.

ARTICLE V

GENERAL COVENANTS

Section 5.1Affirmative Covenants of the Borrower.

During the Covenant Compliance Period:

(a)Compliance with Laws.  The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Collateral or any part thereof, except for instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect.

(b)Preservation of Corporate Existence.  The Borrower will preserve and maintain its corporate existence, rights, franchises and privileges material to the conduct of its business in the jurisdiction of its formation; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or other corporate change expressly permitted under this Agreement (including, without limitation, pursuant to Section 5.2(d)).

(c)Performance and Compliance.  The Borrower will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Collateral Administration Agreement, the Custodian Agreement, the Transaction Documents and all other agreements related to the Collateral except for instances of non-performance or non-compliance that could not reasonably be expected to have a Material Adverse Effect.

(d)Keeping of Records and Books of Account; Inspection Rights.

(i)The Borrower will keep proper books of record and account in which full, true and correct entries in accordance with GAAP.  The Borrower will permit representatives and agents designated by the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records relating to the Collateral included in the Borrowing Base, and to discuss its affairs, finances and accounts with its directors and officers (provided, that (i) representatives and advisers of the Borrower may be present at any such inspection or discussion and (ii) any third party’s confidential information subject to a confidentiality agreement with the Borrower that prohibits the disclosure of such third party’s information to Administrative Agent may be redacted from the information provided to Administrative Agent pursuant to this Section 5.1(d)), all at the expense of the Borrower and at such reasonable times during normal business hours, upon reasonable (and in any event not less than two (2) Business Days’) advance written notice from Administrative Agent to such Person; provided, that when an Event of Default exists the Administrative Agent (or any representative or agent thereof) may do any of the foregoing at any time and without advance notice (other than discussions with auditors and other third parties, for which reasonable prior notice shall still be required); provided, further, that so long as no Event of Default shall have occurred and be continuing, (x) no more than two (2) such inspections or audits shall be conducted in any one year and (y) the Borrower shall not be obligated to reimburse Administrative Agent for more than one (1) inspection or audit in any calendar year.  For purposes of clarity, any Lender or its designated representatives having requested to attend in the case of physical inspections may, at such Lender’s expense, accompany Administrative Agent in the case of such physical inspections.

(ii)In connection with the foregoing paragraph, the Administrative Agent (through any of its officers, employees, or agents) shall have the right, at any time that an Event of Default has occurred and is continuing, to communicate directly with any and all of the Borrower’s account debtors and Obligors to verify the existence and terms thereof.  The Borrower shall reimburse Administrative Agent for any expense incurred in the exercise of the foregoing provisions.  Audit fees and other charges for the inspections contemplated in this Section 5.1(d) shall be as follows: (a) a fee of $1,000 per day, per auditor, plus reasonable and documented out-of-pocket expenses for each field audit of the Borrower or any other Person performed by personnel employed by Administrative Agent, and (b) the reasonable and documented out-of-pocket charges and expenses paid or incurred by Administrative Agent if it elects to employ the services of one or more third Persons to perform field audits of the Borrower or to appraise the Collateral included in the Borrowing Base, or any portion thereof.

(e)Protection of Interest in Collateral.  With respect to the Collateral originated or acquired by the Borrower, the Borrower will (i) originate or acquire, as applicable, such Collateral and (ii) at the Borrower’s expense, take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral and maintain the first priority (subject to Permitted Liens) perfected security interest of the Administrative Agent, on behalf of the Secured Parties, in the Collateral free and clear of any Lien (other than Permitted Liens), including (a) with respect to the Loans and that portion of the Collateral in which a security interest may be perfected by filing and maintaining (at the Borrower’s expense), effective financing statements against the Obligor in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (b) within ten (10) Business Days after the acquisition by the Borrower of any Loan constituting part of the Collateral, the Borrower shall take such actions as shall be necessary to effect Delivery of such Loan; provided that such ten (10) Business Day period may be extended by the Administrative Agent for an additional period of up to sixty (60) days in the sole discretion of the Administrative Agent and (c) executing or causing to be executed such other instruments or notices as may be necessary or appropriate.  Unless released from the Collateral pursuant to Section 8.2, once any Loan has been Delivered, the Borrower shall not take or permit any action that would result in such Loan no longer being Delivered and shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, account control agreements or any other agreements or consents or other papers as may be necessary or desirable in the reasonable judgment of the Administrative Agent to continue the Delivered status of any Collateral.

(f)Deposit of Collections.  The Borrower shall instruct each Obligor or relevant administrative agent, as applicable, to deliver all payments in respect of the Eligible Loans included in the Borrowing Base to Deposit Account(s) and/or Securities Account(s) subject to account control agreements in form and substance reasonably acceptable to the Administrative Agent.

(g)Maintenance of Properties.  The Borrower will maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted).

(h)Credit Policies.  The Borrower will (i) comply in all material respects with the Credit Policies in regard to the Collateral, (ii) furnish to the Administrative Agent and the Lenders prior to its effective date prompt written notice of any changes in the Credit Policies, and (iii) furnish to the Administrative Agent and the Lenders after their effective dates copies of all changes in the Credit Policies.

(i)Events of Default.  Promptly following the Borrower’s knowledge or notice of the occurrence of any Event of Default or Default, the Borrower will provide the Administrative Agent with written notice of the occurrence of such Event of Default or Default of which the Borrower has knowledge or has received notice.  In addition, such notice will include a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.  The Administrative Agent will provide each Lender with a copy of any such notice promptly upon receipt thereof.

(j)Obligations.  The Borrower shall pay its Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all lawful claims for labor, materials and supplies or otherwise, in each case, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(k)Taxes.  The Borrower will timely file or cause to be timely filed (taking into account valid extensions of the time for filing) all material Tax returns required to be filed by it and will timely pay all material Taxes due (including all Taxes due and payable on the income and gain of the Borrower), except Taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves in accordance with GAAP.

(l)Use of Proceeds.  The Borrower will use the proceeds of the Advances only (i) for general corporate purposes of the Borrower in the ordinary course of business, including (w) to acquire Loans, (x) to fund unfunded commitments with respect to Loans, (y) to purchase its common stock in connection with the redemption (or buyback) of its shares and (z) for any (i) cash consideration paid or payable and (ii) cash paid on account of fractional shares, in each case of this clause (z), in connection with the Atlantis Acquisition, (ii) to consummate the Atlantis Acquisition, (iii) to repay certain Indebtedness (including in connection with the Atlantis Acquisition), (iv) to make Restricted Payments and other distributions to its members in accordance with the terms hereof or (v) to pay expenses (including expenses payable hereunder) or other liabilities.

(m)Obligor Notification Forms.  The Administrative Agent may, in its discretion after the occurrence and during the continuance of an Event of Default, send notification forms giving each relevant administrative agent or Obligor, as applicable, notice of the Secured Parties’ interest in the Collateral and the obligation to make payments as directed by the Administrative Agent.

(n)Sale of Excluded Capital Stock.  If at any time the Borrower shall sell or otherwise dispose in any manner of any Excluded Capital Stock, the Borrower shall promptly after the receipt thereof, except as otherwise permitted or required hereunder (including pursuant to Section 2.3(b)), deposit any cash proceeds of such Excluded Capital Stock into Deposit Account(s) and/or Securities Account(s) subject to account control agreements in form and substance reasonably acceptable to the Administrative Agent.

(o)Notices.  The Borrower will furnish each of the following documents to the Administrative Agent, which shall forward copies of the same to the Lenders:

(i)[Reserved];

(ii)Auditors’ Management Letters.  Promptly after the receipt thereof, copies of any significant reports submitted by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower delivered by such accountants to the management or board of directors of the Borrower;

(iii)[Reserved];

(iv)ERISA.  Promptly after the Borrower receives notice of any Reportable Event with respect to any Pension Plan sponsored or maintained by the Borrower (or any ERISA Affiliate thereof), a copy of such notice;

(v)Proceedings.  As soon as possible and in any event within two (2) Business Days after an executive officer of the Borrower receives notice or obtains knowledge thereof or at the request of the Administrative Agent, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral, the Transaction Documents, the Secured Parties’ interest in the Collateral, or the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(vi)Notice of Certain Events.  Promptly upon becoming aware thereof (and in any event within two (2) Business Days), notice of (1) any Value Adjustment Event, (2) any other event or circumstance (excluding matters of a general economic, financial or political nature to the extent that they could not reasonably be expected to have a disproportionate effect on the Borrower) that could reasonably be expected to result in a Material Adverse Effect, or (3) any event or circumstance whereby any Loan which was included in the latest calculation of the Availability as an Eligible Loan shall fail to meet one or more of the criteria (other than criteria waived by the Administrative Agent on or prior to the related Funding Date in respect of such Loan) listed in the definition of “Eligible Loan”; and

(vii)Corporate Changes.  As soon as possible and in any event within five (5) Business Days after the effective date thereof, notice of any change in the name, jurisdiction of organization, corporate structure, tax characterization or location of records of the Borrower; provided that the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(viii)Collateral Administration Agreement and the Custodian Agreement.  As soon as possible and in any event within five (5) Business Days after an executive officer of the Borrower receives notice or obtains knowledge thereof, notice of (x) any modification, amendment, termination, or assignment of either of the Collateral Administration Agreement or the Custodian Agreement, (y) any waiver of any duties or obligations of State Street Bank and Trust Company under either of the Collateral Administration Agreement or the Custodian Agreement, or (z) any breach or default by State Street Bank and Trust Company with respect to any material term of either of the Collateral Administration Agreement or the Custodian Agreement.

(p)Maintenance of Insurance.  The Borrower will maintain with financially sound and reputable insurance companies insurance in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower) and against such risks as are customarily maintained by Persons engaged in the same or similar business operating in the same or similar locations.

(q)Compliance Reporting.  Concurrent with delivery of the financial statements delivered pursuant to Section 5.1(s)(i) and Section 5.1(s)(ii), the Borrower shall deliver a Compliance Certificate to the Administrative Agent, for the applicable period.

(r)Status of RIC and BDC.  The Borrower shall at all times maintain its status as a “business development company” under the 1940 Act.  The Borrower has elected to be treated as a RIC commencing with its taxable year ending December 31, 2015, and will at all times beginning in that taxable year and thereafter continue to be treated as a RIC.  The Borrower will at all times to, subject to Section 851(d) of the Code and applicable grace periods, set forth in the Code, comply with the portfolio diversification requirements set forth in the Code applicable to RICs, to the extent applicable.

(s)Financial Statements.  The Borrower shall furnish to the Administrative Agent for distribution to each Lender:

(i)as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, a copy of the audited consolidated balance sheet of the Borrower and the unaudited consolidated balance sheet of the Borrower, in each case, as at the end of such year and the related statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, and, in the case of financial statements of Borrower, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accountants of nationally recognized standing;

(ii)as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of Borrower, the unaudited consolidated balance sheet of the Borrower as at the end of such quarter and the related unaudited statements of income and retained earnings and of cash flows of the Borrower for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

(iii)all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

(t)Certificates; Other Information.  The Borrower shall furnish to the Administrative Agent for distribution to each Lender:

(i)[Reserved];

(ii)once each month on the 20th day of such month (or if such day is not a Business Day the next succeeding Business Day), a Borrowing Base Certificate showing a calculation of the Availability, and a calculation of the Borrower’s Total Interest Coverage Ratio, Asset Coverage Ratio and Available Liquidity, in each case, to the extent tested pursuant to Section 5.2(n), as at the last day of the immediately preceding month certified as complete and correct by a Responsible Officer;

(iii)promptly but no later than five (5) Business Days after any Responsible Officer of the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Certificate as at the date such Person has knowledge of such Borrowing Base Deficiency indicating the amount of the Borrowing Base Deficiency as at the date such Person obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency as of the date not earlier than one (1) Business Day prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph; and

(iv)within five (5) Business Days after the same are filed, copies of all financial statements, filings and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(v)[Reserved];

(vi)within ninety (90) days after the end of each fiscal year, a static pool report in the form of Exhibit A-3 shall be provided to Administrative Agent; and

(vii)to the extent not otherwise provided by the Custodian, (a) promptly upon the written request of the Administrative Agent (and in no event later than five (5) Business Days after such request), copies of material custody reports (including, to the extent available, an itemized list of each Loan held in any custodian account owned by the Borrower) delivered to the Borrower by the Custodian with respect to any Account with the Custodian owned by the Borrower and (b) within five (5) Business Days of the receipt thereof, copies of any other material reports or notices delivered to the Borrower by the Custodian with respect to any Account with the Custodian owned by the Borrower;

(u)Further Assurances.  The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, agreements or instruments) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Transaction Documents and in order to grant, preserve, protect, perfect or more fully evidence the validity and first priority (subject to Permitted Liens) of the security interests and Liens created or intended to be created hereby.  Such security interests and Liens will be created hereunder and the Borrower shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including legal opinions and lien searches) as it shall reasonably request to evidence compliance with this Section 5.1(u). The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

(v)Know Your Customer Laws.  The Borrower will furnish to the Administrative Agent promptly, from time to time, information and documentation requested by Administrative Agent or any Lender for the purpose of compliance with “know your customer” laws, including the Beneficial Ownership Regulation.

(w)Loan Register.  The Borrower will maintain, or cause to be maintained, with respect to each Noteless Loan a register (which may be in physical or electronic form and readily identifiable as the loan asset register) (each, a “Loan Register”) in which it will record, or cause to be recorded, (v) the principal amount of such Noteless Loan, (w) the amount of any principal or interest due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Noteless Loan received from the related Obligor, (y) the date of origination of such Noteless Loan and (z) the maturity date of such Noteless Loan.  At any time a Noteless Loan is included in the Collateral, the Borrower shall deliver to the Administrative Agent and the Custodian a copy of the related Loan Register, together with a certificate of a Responsible Officer of the Borrower certifying to the accuracy of such Loan Register as of the date of acquisition of such Noteless Loan by the Borrower.

(x)Other.  The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports reasonably available to it respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent or any Lender may from time to time reasonably request in order to protect the interests of the Administrative Agent or the other Secured Parties under or as contemplated by this Agreement.

(y)Public Delivery.  Notwithstanding anything in this Section 5.1 to the contrary, the Borrower shall be deemed to have satisfied its requirements of this Section 5.1 if its reports, documents and other information of the type otherwise so required are publicly available when required to be filed on EDGAR at the www.sec.gov website or any successor service provided by the SEC; provided that the Borrower shall give notice of any such filing (other than any report of the Borrower to the SEC on Form 10-K or Form 10-Q, as applicable, for any period) to the Administrative Agent.

(z)Certain Post-Closing Obligations.  The Borrower will take each of the actions described on Schedule I, notwithstanding anything to the contrary contained herein or in any other Transaction Document with respect to any such action, in each case, in the form or manner specified thereon, and no later than the dates specified thereon (or such later dates as may be agreed by the Administrative Agent in its sole discretion). All representations and warranties contained in this Agreement and the other Transaction Documents shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to the foregoing (and to permit the taking of the actions described on Schedule I within the time periods specified thereon), and, to the extent any provision of this Agreement or any other Transaction Document would be violated or breached (or any noncompliance with any such provision would result in a Default or Event of Default hereunder) as a result of any such extended deadline, such provision shall be deemed modified (or waived on a limited basis) to the extent necessary to give effect to this Section 5.1(z).

Section 5.2Negative Covenants of the Borrower.

During the Covenant Compliance Period:

(a)Other Business.  The Borrower will not (i) engage in any business if as a result the general nature of the business of the Borrower would be changed in any material respect from the general nature of the business engaged in by it as of the Effective Date, or (ii) form any Subsidiary or make any Investment in any other Person (other than in connection with the Atlantis Acquisition or otherwise permitted hereunder (including, without limitation, the Permitted Investments).

(b)Excluded Capital Stock.  The Borrower will not grant a Lien on or pledge any Excluded Capital Stock to any Person other than the Administrative Agent.

(c)Security Interests.  Except as otherwise permitted herein, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement or Permitted Liens) on any Collateral, whether now existing or hereafter transferred hereunder, or any interest therein.  The Borrower will promptly notify the Administrative Agent of the existence of any Lien (other than the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement or Permitted Liens) on any Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent, as agent for the Secured Parties in, to and under the Collateral against all claims of third parties (other than Permitted Liens).

(d)Mergers, Acquisitions, Sales, etc.  The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire any of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease any of its assets, or sell or assign with or without recourse any Collateral or any interest therein (other than (i) purchases or acquisitions of Investments and other assets in the normal course of the day-to-day business activities of the Borrower and not in violation of the terms and conditions of this Agreement or any other Transaction Document, (ii) sales, transfers or other conveyances of assets (other than Loans) sold or disposed of in the ordinary course of business (including to make expenditures of cash in the normal course of the day-to-day business activities of the Borrower), (iii) transfers of assets to a Financing Subsidiary for the sole purpose of facilitating the transfer of assets from one Financing Subsidiary (or a Subsidiary that was a Financing Subsidiary immediately prior to such disposition) to another Financing Subsidiary, directly or indirectly through the Borrower (such assets, the “Transferred Assets”); provided that, after giving effect to such transfer, (x) no Default or Event of Default shall have occurred and be continuing, (y) there exists no Borrowing Base Deficiency and (z) the Transferred Assets were transferred to the Borrower by the transferor Financing Subsidiary on the same Business Day that such assets are transferred by the Borrower to the transferee Financing Subsidiary, (iv) the Atlantis Acquisition, (v) mergers or consolidations of the Borrower with (or acquisitions of all or substantially all of the assets of) any other Person so long as (x) the Borrower is the continuing or surviving entity in such transaction and (y) at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; in each case, as permitted pursuant to this Agreement, or as otherwise permitted hereunder (including pursuant to Section 2.14)), (vi) sales, transfers or other dispositions of (including by way of consolidation or merger) (x) the Equity Securities of any Subsidiary of the Borrower to any Person and (y) Equity Securities to any Tax Blocker Subsidiary, in each case, so long as such transaction results in the Borrower receiving the proceeds of such disposition and (vii) sales, leases, transfers or other dispositions of equipment or other property or assets that do not consist of Loans so long as the aggregate amount of all such sales, leases, transfers and dispositions does not exceed $1,000,000 in any fiscal year.

(e)Restricted Payments.  The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(i)the Borrower may declare and pay dividends with respect to the equity interests of the Borrower (including, for the avoidance of doubt, pursuant to any distribution reinvestment plan of the Borrower) payable solely in additional shares of the Borrower’s common stock;

(ii)the Borrower may declare and pay dividends and distributions in either case in cash or other property in or with respect to any taxable year of the Borrower (or any calendar year, as relevant) in amounts not to exceed 115% of the amounts that are required to be distributed to: (i) allow the Borrower to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year or any previous taxable year or years, (ii) reduce to zero for any such taxable year or any taxable year or years its liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero its liability for federal excise taxes for any such calendar year or any previous calendar year or years imposed pursuant to Section 4982 of the Code (or any successor thereto); and

(iii)during the Revolving Period, the Borrower may declare and pay other Restricted Payments so long as (i) on the date of such other Restricted Payment and after giving effect thereto (x) the Advances Outstanding do not exceed 90% of the Availability and (y) no Default shall have occurred and be continuing or would result therefrom and (ii) on the date of such other Restricted Payment the Borrower delivers to the Administrative Agent and each Lender a Borrowing Base Certificate as at such date demonstrating compliance with subclause (x) after giving effect to such Restricted Payment.

(f)[Reserved].

(g)ERISA Matters.  Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower will not (i) knowingly engage or permit any ERISA Affiliate to engage in any transaction that is a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to a Pension Plan for an ERISA Affiliate for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) knowingly permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Pension Plan of an ERISA Affiliate, (iii) fail to make or knowingly permit any ERISA Affiliate to fail to make, any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate any Pension Plan of an ERISA Affiliate, or (v) knowingly permit to exist any occurrence of any Reportable Event with respect to a Pension Plan of an ERISA Affiliate.

(h)Bylaws.  The Borrower will not amend, modify, waive or terminate any provision of its bylaws in any matter that is materially adverse to the Lenders or otherwise prohibited under this Agreement without the prior written consent of the Administrative Agent.

(i)[Reserved].

(j)Extension or Amendment of Collateral Included in the Borrowing Base.  The Borrower will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Loan included in the Borrowing Base.

(k)Fiscal Year.  The Borrower shall not change its fiscal year or method of accounting (except as permitted under GAAP or required by law or rule or regulation of any Governmental Authority) without providing the Administrative Agent with prior written notice (i) providing a detailed explanation of such changes and (ii) including pro forma financial statements demonstrating the impact of such change.

(l)Change of Control.  The Borrower shall not enter into any transaction or agreement which results or, upon consummation, would result, in a Change of Control.

(m)Changes to Credit Policies.  The Borrower will not agree to or otherwise permit to occur any change in the Credit Policies that could, individually or in the aggregate, reasonably be expected to materially adversely affect the interests of Administrative Agent or any Lender without the prior written consent of the Administrative Agent; provided that no consent shall be required from the Administrative Agent in connection with any change mandated by Applicable Law or a Governmental Authority.

(n)Financial Covenants.

(i)Minimum Interest Coverage Ratio.  As of the end of any fiscal quarter, the Borrower shall not permit its Total Interest Coverage Ratio to be less than 1.50 to 1.00.

(ii)Asset Coverage Ratio.  As of the end of any fiscal quarter, the Borrower shall not permit its Asset Coverage Ratio to be less than the lower of 2.00 to 1.00 and the applicable regulatory limit as of such date of determination.

(iii)Available Liquidity. At all times, the Borrower shall not permit its Available Liquidity to be less than 7.5% of the Facility Amount.

(iv)Net Assets. At all times, the Borrower shall not permit its Net Assets to be less than the sum of (x) $240,000,000, plus (y) the product of 65% multiplied by the Net Cash Proceeds received in connection with the issuance of new Equity Securities (whether common or preferred stock or otherwise) after the Effective Date.

(o)Investment Management Agreement.

(i)The Borrower shall not (A) permit the Investment Management Agreement to be modified, amended or terminated, or (B) waive any material duties or obligations of the Investment Adviser (or any of its permitted assigns) thereunder, in each case, in a manner that materially adversely affects any Secured Party without the prior written consent of the Administrative Agent unless such modification or amendment is not materially less favorable to the Borrower than in good faith is believed could be obtained on an arm’s length basis from unrelated third parties.

(ii)The Borrower shall not permit the Investment Management Agreement to be assigned (except to an Affiliate of the Investment Adviser) and shall not waive any duties or obligations of the Investment Adviser (or any of its permitted assigns) thereunder, without giving the Administrative Agent at least 10 Business Days prior written notice.

(p)Eligible Loans.  At any time there are fewer than thirty (30) Eligible Loans included in the Borrowing Base, the three (3) largest Eligible Loans included in the Borrowing Base shall not be any combination of the following:  (x) First Lien Last Out Loans, (y) Second Lien Loans and/or (z) Eligible Loans relating to Obligors with EBITDA of less than $10,000,000.

(q)Indebtedness. The Borrower will not create, incur, assume or suffer to exist any Indebtedness, obligation, liability or contingent obligation of any kind other than:

(i)Indebtedness under the Transaction Documents;

(ii)(A) Unsecured Shorter-Term Indebtedness (including any refinancing or replacement thereof) assumed by Borrower in connection with the Atlantis Acquisition in an aggregate principal amount not to exceed $55,000,000 and (B) other Unsecured Shorter-Term Indebtedness (including any refinancing or replacement thereof) in an aggregate principal amount not to exceed $5,000,000, so long as (w) no Default or Event of Default exists at the time of the incurrence, refinancing or replacement thereof or would result therefrom, (x) on the date of incurrence, refinancing or replacement thereof, the Borrower is in pro forma compliance with each of the covenants set forth in Sections 5.2(n)(i) and (ii) immediately after giving effect to the incurrence, refinancing or replacement thereof and on the date of such incurrence, refinancing or replacement the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer to such effect, (y) prior to and immediately after giving effect to the incurrence, refinancing or replacement thereof, no Borrowing Base Deficiency exists, and (z) on the date of incurrence, refinancing or replacement thereof, the Borrower delivers to the Administrative Agent a Borrowing Base Certificate as at such date demonstrating compliance with (or a certification that the Borrower is in compliance with) subclause (y) immediately after giving effect to such incurrence, refinancing or replacement (for clarity, with respect to Revolving Loans and Delayed Draw Loans, “incurrence” shall be deemed to take place only at the time such Loan is entered into or the aggregate commitments thereunder are increased or extended).

(iii)Unsecured Longer-Term Indebtedness (including any refinancing or replacement thereof), so long as (x) no Default or Event of Default exists at the time of the incurrence, refinancing or replacement thereof, (y) on the date of incurrence, refinancing or replacement thereof, the Borrower is in pro forma compliance with each of the covenants set forth in Sections 5.2(n)(i) and (ii) immediately after giving effect to the incurrence, refinancing or replacement thereof and (z) on the date of such incurrence, refinancing or replacement the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer to such effect (for clarity, with respect to Revolving Loans and Delayed Draw Loans, “incurrence” shall be deemed to take place only at the time such Loan is entered into or the aggregate commitments thereunder are increased or extended);

(iv)Indebtedness evidenced by Hedging Agreements incurred for bona fide hedging purposes and not for speculation;

(v)Guarantees of Indebtedness otherwise permitted hereunder;

(vi)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(vii)Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(viii)Other Permitted Indebtedness;

(ix)repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(x)obligations payable or payments of margin or posting of margin collateral to clearing agencies, brokers, dealers or others in connection with the purchase or sale of securities or other Investments, credit default swaps or other derivative transactions, in each case in the ordinary course of business;

(xi)obligations (including Guarantees) in respect of Standard Securitization Undertakings; and

(xii)other Indebtedness in an aggregate principal amount outstanding not to exceed $1,000,000 at any time.

(r)Transactions with Affiliates.  The Borrower will not enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business (other than (i) on fair and reasonable terms, taken as a whole, not materially less favorable to the Borrower as in good faith believed to be obtainable by the Borrower at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (ii) transactions described on Schedule IV (as amended, supplemented, restated or otherwise modified by notice from the Borrower to the Administrative Agent so long as (x) in the aggregate, payments by the Borrower are not materially increased, and (y) such amendment, supplement, restatement or other modification is not materially adverse to the Lenders), (iii) the payment of reasonable fees to, and indemnities and director’s and officer’s insurance provided for the benefit of, directors, managers and officers of the Investment Adviser, the Borrower or any Subsidiary in the ordinary course of business, (iv) issuance by and sale of the Borrower Equity Interests to its Affiliates, (v) transactions and documents governing transactions permitted under Sections 2.14, 5.2(d) and 5.2(u), (vi) transactions with one or more Affiliates permitted by an exemptive order granted by the Securities and Exchange Commission, (vii) the Atlantis Acquisition and (viii) the Investment Management Agreement); provided that the foregoing restriction shall not apply to Restricted Payments permitted by Section 5.2(e).

(t)Restrictive Agreements.  The Borrower will not enter into any agreement, instrument, deed or lease (other than this Agreement, any other Transaction Documents or any other document creating Permitted Liens prohibiting further Liens on the assets encumbered thereby, customary restrictions contained in leases not subject to a waiver and, for the avoidance of doubt, any such document, agreement or instrument that imposes customary restrictions on any Capital Stock) that, directly or indirectly, (i) limits the ability of the Borrower to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided that this clause (i) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 5.2(q) solely to the extent that any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

(u)Investments. The Borrower will not make any Investments, except for Permitted Investments.

(v)Modifications of Indebtedness. The Borrower will not consent to any modification, supplement or waiver of any of the provisions of any agreement, instrument or other document evidencing or relating to any Unsecured Longer-Term Indebtedness or Unsecured Shorter-Term Indebtedness that would result in such Indebtedness not meeting the requirements of the definition thereof, as applicable, unless, in the case of Unsecured Longer-Term Indebtedness, such Indebtedness would have been permitted to be incurred as Unsecured Shorter-Term Indebtedness at the time of such modification, supplement or waiver and the Borrower so designates such Indebtedness as “Unsecured Shorter-Term Indebtedness” (whereupon such Indebtedness shall be deemed to constitute “Unsecured Shorter-Term Indebtedness” for all purposes of this Agreement).

(w)Payments of Longer-Term Indebtedness. The Borrower will not purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Unsecured Longer-Term Indebtedness (other than the refinancing of Unsecured Longer-Term Indebtedness with (i) Indebtedness permitted under Section 5.02(q) or (ii) with the proceeds of any issuance of Equity Securities), except for, so long as no Default or Event of Default exists at the time of such payment or would result therefrom, regularly scheduled payments of interest in respect thereof required pursuant to the instruments evidencing such Indebtedness and the payment when due of the types of fees and expenses that are customarily paid in connection with such Indebtedness (it being understood that: (A) the conversion features under convertible notes; (B) the triggering and/or settlement thereof and (C) any cash payment on account of fractional shares made in respect thereof, shall be permitted) and so long as no Default or Event of Default shall exist or be continuing, any payment that, if treated as a Restricted Payment for purposes of Section 5.2(e)(iii), would be permitted to be made pursuant to the provisions set forth in Section 5.2(e)(iii).

(x)Payments of Unsecured Shorter-Term Indebtedness Assumed in Connection with the Atlantis Acquisition. The Borrower will not purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Unsecured Shorter-Term Indebtedness assumed in connection with the Atlantis Acquisition unless no Default or Event of Default exists at the time of such payment or would result therefrom.

(y)Collateral Administration Agreement and Custodian Agreement.

(i)The Borrower shall not (A) permit either of the Collateral Administration Agreement or the Custodian Agreement to be modified, amended, or terminated, or (B) waive any material duties or obligations of State Street Bank and Trust Company (or any of its permitted assigns) thereunder, in each case, in a manner that materially adversely affects any Secured Party without the prior written consent of the Administrative Agent.

(ii)The Borrower shall not permit either of the Collateral Administration Agreement or the Custodian Agreement to be assigned (except to an Affiliate of State Street Bank and Trust Company).

ARTICLE VI

COLLATERAL ADMINISTRATION

Section 6.1[Reserved].

Section 6.2Duties of the Borrower.

(a)The servicing, administering and collection of the Collateral shall be conducted by the Borrower, Collateral Administrator pursuant to the Collateral Administration Agreement and the Custodian pursuant to the Custodian Agreement. The Borrower may, with the prior written consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Borrower shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such Person, (ii) the Borrower shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Borrower pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be subject to the provisions hereof.

(b)Duties.  The Borrower shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in accordance with Applicable Law and the Credit Policies.  Without limiting the foregoing, the duties of the Borrower shall include the following:

(i)preparing and submitting claims to, and acting as post‑billing liaison with, Obligors on each Loan (for which no administrative or similar agent exists);

(ii)maintaining all necessary records and reports with respect to the Collateral and providing such reports to the Administrative Agent in respect of the management and administration of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent may reasonably request;

(iii)maintaining and implementing administrative and operating procedures (including an ability to recreate management and administration records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(iv)promptly delivering to the Administrative Agent from time to time, such information and management and administration records (including information relating to its performance under this Agreement) as the Administrative Agent may from time to time reasonably request;

(v)identifying each Loan clearly and unambiguously in its records to reflect that such Loan is owned by the Borrower and that the Borrower is granting a security interest therein to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement; and

(vi)preparing such other reports as required pursuant to Section 6.6.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower acts as lead agent with respect to any Loan, the Borrower shall perform its administrative and management duties hereunder only to the extent that, as a lender under the related loan syndication Underlying Instruments, it has the right to do so.

(c)In performing its duties, the Borrower shall perform its obligations with reasonable care and in a manner consistent with the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Loans for its own account.

(d)Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent or the Secured Parties of their rights hereunder, shall not release the Borrower from any of its duties or responsibilities with respect to the Collateral.  The Secured Parties and the Administrative Agent shall not have any obligation or liability with respect to any Collateral, other than to use reasonable care in the custody and preservation of collateral in such party’s possession, nor shall any of them be obligated to perform any of the obligations of the Borrower hereunder.

Section 6.3Authorization of the Borrower.

(a)The Borrower shall take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Borrower to collect all amounts due under any and all Collateral, including endorsing its name on checks and other instruments, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof.  In no event shall the Borrower be entitled to make any Secured Party a party to any litigation without such party’s express prior written consent.

(b)After the declaration of the Termination Date, at the direction of the Administrative Agent, the Borrower shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided that the Administrative Agent may, in accordance with Section 5.1(m), notify any relevant administrative agent or Obligor, as applicable, with respect to any Collateral of the assignment of such Collateral to the Administrative Agent, on behalf of the Secured Parties, and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any collection agent, sub‑agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

Section 6.4Collection of Payments; Accounts.

(a)Collection Efforts, Modification of Collateral.  The Borrower will collect or use its commercially reasonable efforts to cause to be collected, all payments called for under the terms and provisions of the Loans included in the Collateral as and when the same become due in accordance with the Credit Policies.  The Borrower may not waive, modify or otherwise vary any provision of an item of Collateral (including, but not limited to, any Loan) in any manner contrary to the Credit Policies without the approval of Administrative Agent in its sole discretion.

(b)Taxes and other Amounts.  The Borrower will collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Loan to the extent required to be paid to the Borrower for such application under the Underlying Instrument and remit such amounts to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(c)[Reserved].

(d)[Reserved].

(e)Underlying Instruments. Notwithstanding any term hereof or elsewhere to the contrary, it is hereby expressly acknowledged that (a) interests in Loans may be acquired and delivered by the Borrower to the Custodian hereunder from time to time which are not evidenced by, or accompanied by delivery of, a “security” (as that term is defined in UCC Section 8-102) or an “instrument” (as that term is defined in Section 9-102(a)(4a) of the UCC), and may be evidenced solely by delivery to the Custodian of a facsimile copy of a transfer or assignment document or instrument relating to such Loan, signed by the Borrower, as assignor, and the administrative agent (only in the event such administrative agent is an Affiliate of the Borrower) but not dated and not specifying an assignee (such document, a “Loan Assignment Agreement”) in favor of the Borrower as assignee and (b) any such Loan Assignment Agreement (and the registration of the related Loans on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Borrower.

Section 6.5Realization Upon Defaulted or Delinquent Loans.

The Borrower will use commercially reasonable efforts consistent with the Underlying Instruments to exercise available remedies relating to a Loan that is delinquent in the payment of any amounts due thereunder or with respect to which the related Obligor defaults in the performance of any of its obligations thereunder in order to maximize recoveries thereunder.  The Borrower will comply with the Credit Policies and Applicable Law in exercising such remedies, including but not limited to acceleration and foreclosure, and employ practices and procedures including commercially reasonable efforts to enforce all obligations of Obligors by foreclosing upon and causing the sale of such Underlying Assets at public or private sale.

Section 6.6Reports.

(a)Funding Notice.  On each Funding Date, the Borrower will provide the applicable Funding Notice and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent.

(b)[Reserved].

(c)Obligor Financial Statements; Other Reports.  The Borrower will deliver to the Administrative Agent, to the extent received by the Borrower pursuant to the Underlying Instruments, the complete financial reporting package with respect to each Obligor and with respect to each Loan for such Obligor (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Loan for such Obligor) provided to the Borrower for the periods required by the Underlying Instruments, which delivery shall be made within five (5) Business Days after receipt by the Borrower as specified in the Underlying Instruments.  Upon demand by the Administrative Agent or any Lender, the Borrower will provide such other information reasonably available to it as the Administrative Agent or such Lender may reasonably request with respect to any Obligor.

(d)Amendments to Loans.  The Borrower will furnish via electronic communication pursuant to procedures approved by the Administrative Agent, to the Administrative Agent, a copy of any material amendment, restatement, supplement, waiver or other modification to the Underlying Instruments of any Loan (along with any internal documents prepared by the Borrower and provided to its credit committee in connection with such amendment, restatement, supplement, waiver or other modification) within ten (10) Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification.

Notwithstanding any of the foregoing, the Borrower shall not be obligated to breach any of its duties or responsibilities under any Underlying Instruments to comply with this Article VI.

ARTICLE VII

[Reserved]

ARTICLE VIII

SECURITY INTEREST

Section 8.1Grant of Security Interest.

(a)This Agreement constitutes a security agreement and the Advances effected hereby constitute secured loans by the applicable Lenders to the Borrower under Applicable Law.  As collateral security for the payment in full when due, whether by lapse of time, acceleration or otherwise, of its Obligations, the Borrower hereby pledges and grants as of the Effective Date to the Administrative Agent, as agent for the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising and wherever the same may be located) all Accounts, Chattel Paper, Deposit Accounts, Documents, Equipment, Financial Assets, Fixtures, General Intangibles, Instruments, Inventory, Investment Property, Letter‑of‑Credit Rights, Securities Accounts and other Supporting Obligations relating to the foregoing and any and all other property of any type or nature owned by it (other than the property excluded pursuant to the last paragraph of this Section 8.1(a), the “Collateral”), including but not limited to:

(i)all Loans, Permitted Investments and Equity Securities, all payments thereon or with respect thereto and all contracts to purchase, commitment letters, confirmations and due bills relating to any Loans, Permitted Investments or Equity Securities;

(ii)the Deposit Accounts and Securities Accounts and all monies, Cash and Financial Assets credited thereto and all income from the investment of funds therein;

(iii)all Transaction Documents to which the Borrower is a party, the Collateral Administration Agreement and the Custodian Agreement;

(iv)all rights in Underlying Assets and Underlying Instruments, Insurance Policies, all Required Loan Documents and related records and assets; and

(v)all accounts, accessions, profits, income benefits, proceeds, substitutions and replacements, whether voluntary or involuntary, of and to any of the property of the Borrower described in the preceding clauses;

(vi)all security interests, liens, collateral, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(vii)all Proceeds of any and all of the foregoing;

Notwithstanding any of the other provisions set forth in this Agreement, this Agreement shall not constitute a grant of a lien or a security interest in (and there shall be excluded from the definition of “Collateral”) (A) any Excluded Amounts, (B) any amounts received by the Borrower from an Obligor following the sale of the related Loan by the Borrower pursuant to Section 2.14 which the Borrower is required to pay to the purchaser of such Loan, (C) any contract, property rights, Capital Stock, obligation, instrument or agreement to which the Borrower is a party (or to any of its rights or interests thereunder) if the grant (or perfection) of such security interest would constitute or result in either (x) the abandonment, invalidation or unenforceability of any right, title or interest of the Borrower therein, or (y) in a breach or termination pursuant to the terms of, or a default under, any such contract, property rights, Capital Stock, obligation, instrument or agreement (other than to the extent that any such term is rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the UCC as in effect in the relevant jurisdiction), (D) any Excluded Assets, (E) any property that, were it “Collateral” hereunder, would be subject to release pursuant to Section 8.2 or (F) any property to the extent that such grant of a security interest is prohibited by any Applicable Law or requires a consent not obtained of any Governmental Authority pursuant to such Applicable Law, provided that (x) immediately at such time as the prohibition shall no longer be applicable, such security interest shall attached immediately to such assets and (y) the Collateral includes any Proceeds of any such assets.  The powers conferred on the Administrative Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers.  Each of the Administrative Agent and each Secured Party shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act hereunder, except for its own gross negligence, bad faith, fraud or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment.  If the Borrower fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation to do so, may itself perform or comply, or otherwise cause performance or compliance, with such agreement.  The expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at the rate per annum applicable to Advances, shall be payable by the Borrower to the Administrative Agent on demand and shall constitute Obligations secured hereby.

(b)The grant of a security interest under this Section 8.1 does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent or any of the other Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto.  Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under any applicable Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under any applicable Collateral, and (iii) none of the Administrative Agent or any other Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent or any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 8.2Release of Lien on Collateral.

At the same time as (i) any Collateral that is subject to a sale, transfer, pledge or other disposition permitted hereunder or to which the Required Lenders have consented (including, without limitation, any Loan has been the subject of a Discretionary Sale and any Collateral has been posted as margin to secure any Hedging Agreement) or (ii) this Agreement terminates in accordance with Section 12.6, the Administrative Agent, as agent for the Secured Parties will promptly (and in any event within two (2) Business Days of such request), to the extent requested by the Borrower, release its interest in such Collateral; provided that, such Collateral shall be automatically released from the Lien of this Agreement and the other Transaction Documents, without any action of the Administrative Agent or any Secured Party to the extent such sale, pledge, transfer or other disposition (i) occurs in the ordinary course of the Borrower’s business and (ii) is not prohibited under this Agreement.  In connection with any sale, pledge, transfer or other disposition of such Collateral, the Administrative Agent will promptly (and in any event within two (2) Business Days of any request), at the sole expense of the Borrower, (i) execute and deliver to the Borrower any assignments, bills of sale, termination statements and any other releases and instruments (in recordable form if appropriate), (ii) deliver any portion of the Collateral in its possession and (iii) otherwise take such actions, and cause or permit the Custodian to take such actions, in each case as the Borrower may reasonably request in order to evidence and/or effect the release and transfer of such Collateral; provided that, the Administrative Agent, as agent for the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale, pledge, transfer or other disposition.  Nothing in this section shall diminish the Borrower’s obligations pursuant to Section 6.5 with respect to the Proceeds of any such sale.

Section 8.3Remedies.

Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and Secured Parties shall have, with respect to the Collateral granted pursuant to Section 8.1, and in addition to all other rights and remedies available to the Administrative Agent and Secured Parties under this Agreement or other Applicable Law, all rights and remedies set forth in Section 9.2.

Section 8.4Waiver of Certain Laws.

Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

Section 8.5Power of Attorney.

Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at the Borrower’s expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement during the continuance of an Event of Default, including the following powers:  (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document, the Collateral Administration Agreement or the Custodian Agreement.  Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1Events of Default.

The following events shall be events of default (“Events of Default”) hereunder:

(a)any failure by the Borrower to pay (x) any principal when due or (y) all Obligations on the Termination Date; or

(b)any failure by the Borrower to pay all accrued and unpaid Interest and Non-Usage Fees on any Interest Payment Date when due and payable and the same continues unremedied for a period of five (5) Business Days; provided that if such failure is a result of a failure by the Administrative Agent to determine and/or provide a calculation of the applicable Interest pursuant to Section 2.4, then there shall be no Default or Event of Default hereunder, unless such failure shall continue unremedied for a period of seven (7) Business Days after the Borrower receives written notice of the determination or calculation of the applicable Interest; or

(c)the Borrower fails to make any payments not addressed by Section 9.1(a) and (b) when due under the Transaction Documents and the same continues unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure shall have been given to the Borrower by the Administrative Agent and (ii) the date on which the Borrower acquires knowledge thereof; or

(d)the failure on the part of the Borrower to observe or perform the covenants set forth in (i) Sections 5.1(b)(with respect to Borrower’s existence), 5.1(i), 5.1(o)(vi) or 5.2 (including, without limitation, Section 5.2(n) (Financial Covenants)) and (ii) Sections 5.1(c), 5.1(d), 5.1(e), 5.1(f), 5.1(h), 5.1(o)(i)-(v), 5.1(o)(vii) and 5.1(v), and such failure in the case of this clause (ii) shall continue unremedied for a period of five (5) or more Business Days after the earlier to occur of (i) the date on which written notice of such failure shall have been given to the Borrower by the Administrative Agent and (ii) the date on which the Borrower acquires knowledge thereof; or

(e)any failure on the part of the Borrower duly to observe or perform in any material respect any other covenants or agreements of the Borrower (other than those specifically addressed by a separate Event of Default), as applicable, set forth in this Agreement or the other Transaction Documents to which the Borrower is a party and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied in the Administrative Agent’s reasonable judgment) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent and (ii) the date on which the Borrower acquires knowledge thereof; or

(f)the occurrence of an Insolvency Event relating to the Borrower; or

(g)the occurrence of a Change of Control with respect to the Borrower or the Borrower shall merge into any other Person (with such other Person surviving), or

(h)the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction against the Borrower for the payment of money in excess individually or in the aggregate of $2,000,000 which remains undischarged, unvacated, unbonded and unstayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of the Borrower to enforce any such judgment; or

(i)the Borrower shall assign or attempt to assign any of its rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent (such consent to be provided) in the sole and absolute discretion of the Administrative Agent; or

(j)any failure by the Borrower or the Custodian to provide to the Administrative Agent any reporting required pursuant to the terms of Section 5.1(t)(vii) (or in such other form and substance reasonably satisfactory to the Administrative Agent) and such failure shall continue unremedied for a period of five (5) or more Business Days after the earlier to occur of (i) the date on which the Borrower acquires knowledge thereof and (ii) the date on which the Borrower receives written notice of such failure from the Administrative Agent; or

(k)the occurrence of any Key Person Event; or

(l)breach or default by State Street Bank and Trust Company with respect to its obligations under either of the Collateral Administration Agreement or the Custodian Agreement that has a material adverse effect on the Lenders and the same continues unremedied for a period of thirty (30) days (or such later date as agreed by the Administrative Agent) after the earlier to occur of (i) the date on which written notice of such failure shall have been given to the Borrower by the Administrative Agent and (ii) the date on which the Borrower acquires knowledge thereof; provided that any Default or Event of Default under this clause (l) may be remedied by replacing State Street Bank and Trust Company in its capacities as Collateral Administrator and Custodian, as applicable, within such 30-day period (or such longer period as agreed by the Administrative Agent) with another Person reasonably satisfactory to the Administrative Agent; or

(m)any Transaction Document, or any material portion of a Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any party thereto; provided that if such failure is as a result of any action of the Administrative Agent, then there shall be no Default or Event of Default hereunder unless such failure shall continue unremedied for a period of ten (10) consecutive Business Days after the earlier to occur of (i) the date on which the Borrower acquires knowledge thereof and (ii) the date on which the Borrower receives written notice of such default thereof from the Administrative Agent; or

(n)except upon the expiration in accordance with its terms, the Borrower shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of the Collateral Administration Agreement, the Custodian Agreement, any Transaction Document or any lien or security interest thereunder; or

(o)(i) failure of the Borrower to pay when due any principal of, interest on or any regularly scheduled payments of fees to the administrative agent and/or lenders in respect of one or more items of Indebtedness for borrowed money with an aggregate principal amount of $2,000,000 or more, in each case, beyond any applicable grace or cure period, if any, provided therefor; or (ii) breach or default by the Borrower with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond any applicable grace or cure period, if any, provided therefor, if the effect of such breach or default is to cause such Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this clause (o) shall not apply to convertible debt that becomes due as a result of a conversion or redemption event, other than to the extent it becomes due or is paid in cash (other than interest, expenses or fractional shares, which may be paid in cash in accordance with conversion provisions of such convertible Indebtedness); or

(p)any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject only to the Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document; provided that if such failure is as a result of any action of the Administrative Agent, then there shall be no Default or Event of Default hereunder unless such failure shall continue unremedied for a period of ten (10) consecutive Business Days after the earlier to occur of (i) the date on which the Borrower acquires knowledge thereof and (ii) the date on which the Borrower receives written notice of such default thereof from the Administrative Agent; or

(q)any Borrowing Base Deficiency exists and the same continues unremedied for a period of three (3) Business Days after the date on which such Borrowing Base Deficiency is discovered as a result of the calculation of the Availability and delivery of a Borrowing Base Certificate pursuant to the terms hereof; provided that it shall not be an Event of Default hereunder if the Borrower shall present the Administrative Agent with a reasonably feasible plan acceptable to the Administrative Agent and the Required Lenders in their sole discretion to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall (A) include the three (3) Business Days permitted for delivery of such plan and (B) be subject to extension beyond 30 Business Days with the consent of the Administrative Agent and the Required Lenders in their sole discretion), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period (or any extended period consented to by the Administrative Agent and the Required Lenders in their sole discretion); or

(r)the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act and the Borrower shall fail to be so registered; or

(s)the IRS or any other Governmental Authority shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any assets of the Borrower and such lien shall not have been released within five (5) Business Days, unless in each case, a reserve has been established therefor in accordance with GAAP and such lien is being diligently contested in good faith by the Borrower (except to the extent that the amount secure by such lien exceeds $1,000,000); or

(t)any representation, warranty or certification made by the Borrower in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made or deemed made (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall have been incorrect in any respect) and the same continues unremedied for a period of ten (10) days (if such failure can be remedied in the Administrative Agent’s reasonable judgment) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent and (ii) the date on which the Borrower acquires knowledge thereof; or

(u)Crescent Capital Group LP shall fail to maintain assets under management of $1,000,000,000; or

(v)the occurrence of a Material Adverse Effect with respect to the Borrower; or

(w)the Borrower agrees to or otherwise permits to occur any change in the Credit Policies that could, individually or in the aggregate, reasonably be expected to adversely affect the interests of Administrative Agent or any Lender without the prior written consent of the Administrative Agent; provided that no consent shall be required from the Administrative Agent in connection with any change mandated by Applicable Law or a Governmental Authority; or

(x)the Borrower shall cease to be managed by the Investment Advisor or the Investment Management Agreement shall terminate.

Section 9.2Remedies.

(a)Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or, at the direction of the Required Lenders shall, by notice to the Borrower (it being agreed that the failure to give such notice shall not impair the rights of the Administrative Agent or the Lenders hereunder), declare (i) the Termination Date to have occurred and the Notes and all other Obligations to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) or (ii) the Revolving Period End Date to have occurred; provided that in the case of any event involving the Borrower described in Section 9.1(g), the Notes and all other Obligations shall be immediately due and payable in full (without presentment, demand, notice of any kind, all of which are hereby expressly, waived by the Borrower) and the Termination Date shall be deemed to have occurred automatically upon the occurrence of any such event.  The Administrative Agent shall forward a copy of any notice delivered to the Borrower pursuant to this Section 9.2(a) to the Lenders.

(b)On and after the declaration or occurrence of the Termination Date, the Administrative Agent, for the benefit of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative.  The Borrower hereby agrees that it will, at the Borrower’s expense and at the direction of the Administrative Agent, forthwith, (i) assemble all or any part of the Loans as directed by the Administrative Agent and make the same available to the Administrative Agent at a place reasonably convenient to both the Administrative Agent and the Borrower to be designated by the Administrative Agent and (ii) without notice except as specified below, sell the Loans or any part thereof upon such terms, in such lots, to such buyers, and according to such other instructions as the Administrative Agent may deem commercially reasonable; provided that, notwithstanding anything to the contrary set forth herein, the Administrative Agent will not cause or direct the sale of any Loans or other Collateral on and after the declaration or occurrence of the Termination Date unless either (i) the Administrative Agent determines that the anticipated proceeds of a sale or liquidation of all or any portion of the Collateral (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the Obligations (other than Unasserted Contingent Obligations) (or in the case of a sale of less than all of the Collateral, an amount sufficient to discharge the amount of the Obligations attributable to such portion of the Collateral); or (ii) the Required Lenders direct such sale and liquidation.  The Borrower agrees that, to the extent notice of sale shall be required by law, ten (10) days’ notice to the Borrower of any sale hereunder shall constitute reasonable notification.  All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Loans (after payment of any amounts incurred in connection with such sale) shall be applied to repay the Obligations pursuant to Section 2.8.  The occurrence of a Termination Date as defined in clauses (a) through (c), inclusive, of the definition of “Termination Date” shall constitute a Termination Date for the purposes of this Section 9.2.

ARTICLE X

INDEMNIFICATION

Section 10.1Indemnities by the Borrower.

(a)Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Administrative Agent, the Secured Parties, the Lenders and each of their respective assigns and directors, officers, employees, agents and advisors (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, which, in the case of legal expenses, shall be limited to the reasonable and documented out-of-pocket expenses of one primary legal counsel to all indemnified persons (and, to the extent necessary, one local counsel in each relevant material jurisdiction, but no other advisors without the Borrower’s prior consent) awarded against or incurred by such Indemnified Party and other non‑monetary damages of any such Indemnified Party or any of them arising out of or as a result of this Agreement, the Advances made hereunder or having an interest in the Collateral or in respect of any Loan included in the Collateral (all of the foregoing being collectively referred to as the “Indemnified Amounts”, excluding, however, any Indemnified Amounts to the extent found by a final, non-appealable judgment of a court of competent jurisdiction (i) to arise or result from (A)

the willful misconduct, bad faith, fraud or gross negligence of such Indemnified Party as determined by a court of competent jurisdiction by final non-appealable judgment or (B) a breach in bad faith of the funding obligation of such Indemnified Party or any of such Indemnified Party’s Affiliates or (ii) not to result from an act or omission by the Borrower or any of its Affiliates and to have been brought by an Indemnified Party against any other Indemnified Party (other than any claims against an Indemnified Party in its capacity or in fulfilling its role as an arranger or agent or any similar role hereunder).  If the Borrower has made any indemnity payment pursuant to this Section 10.1 and Section 10.3 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such Indemnified Amounts.

(b)Any amounts subject to the indemnification provisions of this Section 10.1 that has been invoiced at least two (2) Business Days prior to such Interest Payment Date shall be paid by the Borrower to the Indemnified Party on the Interest Payment Date following such Person’s demand therefor, accompanied by a reasonably detailed description in writing of the related damage, loss, claim, liability and related costs and expenses.

(c)If for any reason the indemnification provided above in this Section 10.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations; provided that the Borrower shall not be required to contribute in respect of any Indemnified Amounts excluded in Section 10.1(a).

(d)The Borrower shall not be liable to any Indemnified Party for any special, indirect, consequential or punitive damages in connection with this Agreement or any other Transaction Document asserted by an Indemnified Party against the Borrower, provided that the foregoing limitation shall not otherwise be deemed to impair or affect the Borrower’s obligations under this Section 10.1 to indemnify such Indemnified Party with respect to any such Indemnified Amounts asserted against such Indemnified Party. The obligations of the Borrower under this Section 10.1 shall survive the resignation or removal of the Administrative Agent and the termination of this Agreement.

Section 10.2After‑Tax Basis.

Section 10.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.1Appointment.

Each Secured Party hereby appoints and authorizes the Administrative Agent as its agent and bailee for purposes of perfection pursuant to the applicable UCC and hereby further authorizes the Administrative Agent to appoint additional agents and bailees to act on its behalf and for the benefit of each of the Secured Parties.  Each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  In furtherance, and without limiting the generality, of the foregoing, each Secured Party hereby appoints the Administrative Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may deem necessary or appropriate or that a Secured Party may reasonably request in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including the execution by the Administrative Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove.  The Lenders may direct the Administrative Agent to take any such incidental action hereunder.  With respect to other actions which are incidental to the actions specifically delegated to the Administrative Agent hereunder, the Administrative Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Lenders; provided that the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise.  In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

The Administrative Agent shall also act as the “collateral agent” under the Transaction Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Transaction Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and Articles X and XII (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Transaction Documents) as if set forth in full herein with respect thereto.

Section 11.2Standard of Care; Exculpatory Provisions.

(a)The Administrative Agent shall exercise such rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or Applicable Law; and

(iii)shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(c)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence, bad faith, fraud or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

(d)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 11.3Administrative Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence, bad faith, fraud or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment.  Without limiting the foregoing, the Administrative Agent:  (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made by any other Person in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; (v) may rely upon and shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties, or upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person.  In determining compliance with any condition hereunder to the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance.

Section 11.4Credit Decision with Respect to the Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

Section 11.5Indemnification of the Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably in accordance with its Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that, the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence, bad faith, fraud or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment.  The payment of amounts under this Section 11.5 shall be on an after‑Tax basis.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share promptly upon demand for any out‑of‑pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

Section 11.6Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, with the approval of the Borrower at all times other than during the existence of a Default or an Event of Default (which approval of the Borrower shall not be unreasonably withheld, conditioned or delayed).  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” means such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XI and Sections 12.9 and 12.11 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 11.7Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility as well as activities as Administrative Agent.

Section 11.8Payments by the Administrative Agent.

Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon (New York City time) on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.  The Administrative Agent shall pay amounts owing to each Lender in accordance with the written instructions delivered by each such Lender to the Administrative Agent.

Section 11.9Collateral Matters.

Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a)to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Transaction Document (i) upon the termination of the Commitment and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Transaction Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.1; and

(b)to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Transaction Document to the holder of any other Lien on the Collateral.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 11.9.  In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Transaction Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Transaction Documents and this Section 11.9.

ARTICLE XII

MISCELLANEOUS

Section 12.1Amendments and Waivers.

Except as provided in this Section 12.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Administrative Agent and the Required Lenders; provided, that no amendment, waiver or consent shall:

(a)increase the Commitment of any Lender or the amount of Advances of any Lender, in any case, without the written consent of such Lender;

(b)waive, extend or postpone any date fixed by this Agreement or any other Transaction Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;

(c)reduce the principal of, or the rate of interest specified herein on, any Advance or Obligation, or any fees or other amounts payable hereunder or under any other Transaction Document without the written consent of each Lender directly and adversely affected thereby;

(d)change Section 2.7 or any related definitions or provisions in a manner that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby, in each case, without the written consent of each Lender directly and adversely affected thereby;

(e)change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f)consent to the assignment or transfer by the Borrower of the Borrower’s rights and obligations under any Transaction Document to which it is a party (except as expressly permitted hereunder), in each case, without the written consent of each Lender;

(g)make any modification to the definition of (i) “Availability”, “Advance Rate”, “Adjusted Borrowing Value”, “Borrowing Base”, “Borrowing Base Deficiency”, “Dollar Equivalent” or “Excess Concentration Amount”, in each case, which would have a material adverse effect on the calculation of the Borrowing Base or the Availability or (ii) “Eligible Loan” in a manner that would reduce or make less restrictive the requirements for a Loan to be an Eligible Loan, in either case without the written consent of each Lender; or

(h)release all or substantially all of the Collateral or release any Transaction Document (other than as specifically permitted or contemplated in this Agreement or the applicable Transaction Document) without the written consent of each Lender;

provided further, that (i) any amendment of the Agreement that is solely for the purpose of adding a Lender or waiving, extending or postponing any fee to the Administrative Agent may be effected without the written consent of any Lender and, at any time that an Event of Default has occurred and is continuing, the Borrower, (ii) [reserved], (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent under this Agreement or any other Transaction Document, (iv) any amendment of the Agreement that a Lender is advised by its legal or financial advisors to be necessary or desirable in order to avoid the consolidation of the Borrower with such Lender for accounting purposes may be effected without the written consent of the Borrower or any other Lender and (v) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Transaction Documents (and such amendment shall become effective without any further action or consent of any other party to any Transaction Document) if the Administrative Agent and the Borrower shall have jointly identified a facial error or any error or omission of a technical or immaterial nature in any such provision.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 12.2Notices, Etc.

(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)if to the Borrower or Ally Bank, as set forth on Annex A;

(ii)if to the Administrative Agent, to Ally Bank, 300 Park Avenue, 4th Floor, New York, New York 10022, Attention: SFD Portfolio Manager;

(iii)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Syndicate Communications available to the Lenders by posting such Syndicate Communications on the Platform. The Platform is provided by the Administrative Agent “as is” and “as available”. The Agent Parties (defined below) do not warrant the accuracy or completeness of the Syndicate Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Syndicate Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Syndicate Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates (collectively, the “Agent Parties”) have any liability to the Borrower, any Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or any Agent Party’s transmission or posting of Obligor materials through the Platform or via email, except to the extent such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Agent Party as determined by a court of competent jurisdiction by final non-appealable judgment; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Notwithstanding the foregoing, the Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that (i) all Syndicate Communications that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Syndicate Communications “PUBLIC”, the Borrower shall be deemed to authorize the Administrative Agent and the Lenders to treat such Syndicate Communications as not containing any material non-public information with respect to the Borrower or any Affiliate thereof or their respective securities for purposes of United States Federal and state securities laws; (iii) all Syndicate Communications marked “PUBLIC” are permitted to be made available through the Platform; and (iv) the Administrative Agent shall be entitled to treat any Syndicate Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated as “Non-Public Information”.

Section 12.3Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Obligations owing to such Secured Party (other than payments received pursuant to Section 10.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Obligations held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 12.4No Waiver; Remedies.

No failure on the part of the Administrative Agent or a Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.5Binding Effect; Benefit of Agreement.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Secured Parties and their respective successors and permitted assigns.  Each Indemnified Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

Section 12.6Term of this Agreement.

This Agreement, including the Borrower’s representations and covenants set forth in Articles IV and V, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect during the Covenant Compliance Period; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Articles IV and V, the provisions, including the indemnification and payment provisions, of Article X, Section 2.13, Section 12.9 and Section 12.11, shall be continuing and shall survive any termination of this Agreement.

Section 12.7Governing Law; Jury Waiver.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (x) the interpretation of the provisions of the Atlantis acquisition Agreement regarding the atlantis acquisition and whether the atlantis acquisition has been consummated as contemplated by the atlantis acquisition Agreement, (y) whether any Specified Purchase Agreement Representations have been breached and whether the Borrower or its affiliates have the right to terminate its obligations under the atlantis acquisition Agreement as a result of a breach of any such Specified Purchase Agreement Representations and (z) whether each of an Adviser Material Adverse Effect or a Company Material Adverse Effect (each as defined in the atlantis acquisition Agreement) has occurred, shall, in each case, be governed by and construed in accordance with the laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of Laws (as defined in the Purchase Agreement) of any jurisdiction other than those of the State of Maryland.  EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 12.8Consent to Jurisdiction; Waivers.

Each of the Borrower, the Lenders and the Administrative Agent hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Transaction Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York City, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address as provided in Section 12.2;

(d)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.8 any special, exemplary, punitive or consequential damages.

Section 12.9Costs and Expenses.

(a)In addition to the rights of indemnification granted to the Indemnified Parties under Article X, Borrower agrees to pay on demand all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), renewal, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other Transaction Documents, which, in the case of legal expenses, shall be limited to the reasonable and documented out-of-pocket expenses of one primary legal counsel to all indemnified persons (and, to the extent necessary, one local counsel in each relevant material jurisdiction but no other legal counsel without the Borrower’s prior consent) for the Administrative Agent and the Secured Parties collectively with respect thereto and with respect to advising the Administrative Agent and the Secured Parties as to their respective rights and remedies under this Agreement and the other Transaction Documents, and all reasonable and documented out-of-pocket costs and expenses, if any (including reasonable and documented out-of-pocket counsel fees and expenses), incurred by the Administrative Agent or the Secured Parties in connection with the enforcement of this Agreement by such Person and the other Transaction Documents.

(b)The Borrower shall pay on the Interest Payment Date following receipt of a request therefor, all other costs and expenses that have been invoiced at least two (2) Business Days prior to such Interest Payment Date and incurred by the Administrative Agent and the Secured Parties, in each case in connection with periodic audits of the Borrower’s books and records.

Section 12.10[Reserved].

Section 12.11Recourse Against Certain Parties.

(a)No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Administrative Agent, any Secured Party, or the Borrower as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, member, officer, partner, employee, administrator, partner, organizer or director of the Administrative Agent, any Secured Party, or the Borrower by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent, any Secured Party, or the Borrower contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Administrative Agent, any Secured Party, or the Borrower, and that no personal liability whatsoever shall attach to or be incurred by the Administrative Agent, any Secured Party, the Borrower Party or any incorporator, stockholder, affiliate, officer, partner, employee or director of the Administrative Agent, any Secured Party, or the Borrower under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, any Secured Party, or the Borrower contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of the Administrative Agent, any Secured Party, or the Borrower and each incorporator, stockholder, affiliate, officer, partner, employee administrator, partner, organizer or director of the Administrative Agent, any Secured Party or the Borrower, or any of them, for breaches by the Administrative Agent, any Secured Party, or the Borrower of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing non‑recourse provisions shall in no way affect any rights the Secured Parties might have against any incorporator, affiliate, stockholder, officer, employee or director of the Borrower to the extent of any fraud, misappropriation, embezzlement or any other financial crime constituting a felony by such Person.

(b)Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower or any other Person against the Administrative Agent and the Secured Parties or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c)No obligation or liability to any Obligor under any of the Loans is intended to be assumed by the Administrative Agent and the Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

(d)The provisions of this Section 12.11 shall survive the termination of this Agreement.

Section 12.12Protection of Right, Title and Interest in the Collateral; Further Action Evidencing Advances.

(a)The Borrower shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Administrative Agent, as agent for the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law to fully preserve and protect the right, title and interest of the Administrative Agent, as agent of the Secured Parties, hereunder to all property comprising the Collateral.

(b)The Borrower agrees that from time to time, at its expense, it will promptly authorize, execute and deliver all instruments and documents, and take all actions, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the security interest granted in the Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any other Transaction Document.

(c)If the Borrower fails to perform any of its obligations hereunder, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article X.  The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney‑in‑fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral, including those that describe the Collateral as “all assets,” or words of similar effect, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral.  This appointment is coupled with an interest and is irrevocable.

(d)Without limiting the generality of the foregoing, the Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 3.1(j) or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Covenant Compliance Period shall have ended, authorize, execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement.

Section 12.13Confidentiality.

(a)Each of the Administrative Agent, the Secured Parties and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Agreement and all information with respect to the other parties, including all information regarding the business and beneficial ownership of the Borrower hereto and its businesses obtained by it in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, potential investors or other agents, engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Secured Parties and the Borrower that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents.  It is understood that the financial terms that may not be disclosed except in compliance with this Section 12.13(a) include all fees and other pricing terms, and all Events of Default, and priority of payment provisions.

(b)Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent or the Secured Parties by each other, (ii) by the Administrative Agent and the Secured Parties to any prospective or actual assignee or participant of any of them provided (x) such Person would be permitted to be an assignee or participant pursuant to the terms hereof, (y) such Person is not a Disqualified Lender and (z) such Person agrees to hold such information confidential in accordance with the terms hereof or (iii) by the Administrative Agent, and the Secured Parties to any Rating Agency, any commercial paper dealer or other provider of a surety, guaranty or credit or liquidity enhancement to any Lender, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and agrees to maintain the confidentiality thereof.  In addition, the Secured Parties and the Administrative Agent, may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c)Each of the Administrative Agent and the Secured Parties agrees that (i) it will keep the information of the Obligors confidential in the manner required by the applicable Underlying Instruments, (ii) it will hold confidential any information provided to it by the Borrower in connection with a prospective Loan in the same manner and pursuant to the same procedures and exceptions that it applies to confidential information delivered directly to it when acting in the same capacity as it is acting under this Agreement, (iii) it will use any information described in clauses (i) and (ii) above only in connection with this Agreement, and (iv) if (a) the

Borrower delivers information in connection with a Loan or a prospective Loan that was prepared by a third party (other than the Obligor or any agent thereof), and (b) such third party has entered into an agreement with the Borrower restricting the ability of the Borrower to rely on such report, it will not have any direct rights against such third party (or the party which has engaged such third party) unless otherwise expressly acknowledged and agreed to by such third party or engaging party.

(d)Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Administrative Agent’s, the Secured Parties’ or the Borrower’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Secured Parties or the Borrower or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party or (d) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower; or (iii) any other disclosure authorized by the Borrower.

(e)Notwithstanding any other provision of this Agreement, the Borrower shall have the right to keep confidential from the Administrative Agent and/or the Secured Parties, for such period of time as the Borrower determines is reasonable (i) any information that the Borrower reasonably believes to be in the nature of trade secrets and (ii) any other information that the Borrower or any of its Affiliates, or the officers, employees or directors of any of the foregoing, is required to by law.

Section 12.14Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.  This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 12.15Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 12.16Assignments by the Lenders.

(a)Each Lender may at any time assign, or grant a security interest or sell a participation interest in or sell any Advance or Commitment (or portion thereof) or any Note (or any portion thereof) to any Person; provided that, as applicable, (i) unless an Event of Default has occurred and is continuing, no such assignment, grant or sale of a participation interest shall be to a Disqualified Lender, (ii) no transfer of any Advance or Commitment (or any portion thereof) or of any Note (or any portion thereof) shall be made unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act or any entity in which all of the equity owners come within such paragraphs or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act which in each case is a “qualified purchaser” as defined in the 1940 Act, (iii) no such assignment, grant or sale of a participation interest shall be to an Ineligible Assignee, (iv) such Person shall have a long‑term unsecured debt rating of “A” or better by S&P and “A3” or better by Moody’s, (v) in the case of an assignment of any Advance or Commitment (or any portion thereof) or of any Note (or of any portion thereof) the assignee executes and delivers to the Borrower and the Administrative Agent a fully executed Joinder Supplement substantially in the form of Exhibit F and a transferee letter substantially in the form of Exhibit G (a “Transferee Letter”), (vi) the consent of the Administrative Agent shall be required for any assignment, and (vii) so long as no Event of Default has occurred or is continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed and shall be deemed to be consented to if no response is made by the Borrower within five (5) Business Days after delivery to the Borrower of notice of a proposed assignment) shall be required for any assignment, other than an assignment or participation to a Lender, an Affiliate of a Lender or an Approved Fund; provided no such consent of Borrower shall be required with respect to the sale of a participation interest.  The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to such assigning Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties.  The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to (other than Permitted Liens) exist upon, any of the Borrower’s rights, obligations or duties under the Transaction Documents without the prior written consent of the Administrative Agent.  Notwithstanding anything contained in this Agreement to the contrary, (i) Ally Bank shall not need prior consent of the Borrower or any other party hereto to consolidate with or merge into any Person or convey or transfer substantially all of its properties and assets, including as part of such a transaction all or substantially all of its Advances, Commitments and Notes, to any Person, and (ii)(x) if any Lender fails at any time to satisfy the Rating Criteria, and such failure has not been remedied within 30 days (as evidenced by a certification to the Borrower, and the Administrative Agent including a letter from Moody’s, S&P, and/or an equivalent rating agency, as the case maybe establishing the existence of the rating criteria), or (y) if any Lender becomes a Defaulting Lender, unless such Lender shall have been deemed to no longer be a Defaulting Lender pursuant to Section 2.16(b), then, in each case, the Administrative Agent shall have the right to cause such Person to assign its entire interest in the Advances and Commitments and this Agreement to a transferee selected by the Administrative Agent prior to the occurrence of an Event of Default with the consent of the Borrower, in an assignment which satisfies the conditions set forth in the first sentence of this Section 12.16(a).  Assignments shall be subject to the following additional conditions:

(1)no assignments shall be made to (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y);

(2)no assignments shall be made to a natural person;

(3)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the assignment and assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(4)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one class of Commitments or Loans;

(5)the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(6)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, and containing payment instruction for such assignee.

(b)The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its lending offices, a copy of each assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, the type of rate, the LIBOR Rate index period (if applicable) and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  Transfer by a Lender of its rights hereunder or under any Note may be effected only by the recording by the Administrative Agent of the identity of the transferee in the Register.  The entries in such Register and Participant Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders shall treat each Person (x) whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder and (y) whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation, in each case, for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)Any Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Transaction Documents (including all or a portion of its Commitments and the Advances Outstanding owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Transaction Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Transaction Documents and (iv) so long as no Event of Default has occurred and is continuing, no Disqualified Lender may be a Participant. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Transaction Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Transaction Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 12.1 that directly affects such Participant. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10(c), 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that (A) such Participant agrees to be subject to the provisions of Sections 2.17 as if it were an assignee under paragraph (a) of this Section and (B) such Participant shall not be entitled to receive any greater payment under Sections 2.10(c), 2.12 and 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation; provided, further, that no Participant shall be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation granted to such Participant and such Participant shall have complied with the requirements of Section 2.13 as if such Participant is a Lender.

(d)A Participant shall not be entitled to receive any greater payment under Section 2.10(c), 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with paragraphs (e), (h) and (i) of Section 2.13 as though it were a Lender and in the case of a Participant claiming exemption for portfolio interest under Section 871(h) or 881(c) of the Code, the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under applicable laws and regulations.

Section 12.17Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof.  The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 12.18Effect of Benchmark Transition Event.

(a)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section titled “Effect of Benchmark Transition Event” will occur prior to the applicable Benchmark Transition Start Date.

(b)Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “Effect of Benchmark Transition Event.”

(d)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for an Advance for which Interest accrues at the LIBOR Rate, conversion to or continuation of an Advance for which Interest accrues at the LIBOR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to an Advance for which Interest accrues at the Base Rate.

Section 12.19Divisions.

Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person.  Notwithstanding anything to the contrary in this Agreement, (i) any division of a limited liability company shall constitute a separate Person hereunder, and each resulting division of any limited liability company that, prior to such division, is a Subsidiary, Borrower, a joint venture or any other like term shall remain a Subsidiary, Borrower, a joint venture, or other like term, respectively, after giving effect to such division, to the extent required under this Agreement, and any resulting divisions of such Persons shall remain subject to the same restrictions and corresponding exceptions applicable to the pre-division predecessor of such divisions, and (ii) in no event shall Borrower be permitted to effectuate a division.

Section 12.20Judgment Currency.

This is an international loan transaction in which the specification of Dollars (the “Specified Currency”), and payment in New York City, New York or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Advances denominated in the Specified Currency.  The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Facility Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

Section 12.21Atlantis Acquisition.

Notwithstanding that the consummation of the Atlantis Acquisition may be undertaken in discrete steps, the order of such events shall not result in any Default or Event of Default hereunder so long as the Borrower is otherwise in compliance with the terms of this Agreement and the other Transaction Documents immediately after the consummation of the Atlantis Acquisition.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

CRESCENT CAPITAL BDC, INC., as the Borrower

By:	/s/ Mike L. Wilhelms
Name: Mike L. Wilhelms
Title: Chief Financial Officer

[Signatures continued on the following page.]

[Signature Page]

ADMINISTRATIVE AGENT AND ARRANGER:

ALLY BANK, as Administrative Agent and Arranger

By:	/s/ Riley Quinn
Name: Riley Quinn
Title: Authorized Signatory

LENDERS:

ALLY BANK, as a Lender

By:	/s/ Riley Quinn
Name: Riley Quinn
Title: Authorized Signatory

[Signatures continued on the following page.]

[Signature Page]

Annex A

If to Borrower:

Crescent Capital BDC, Inc.

11100 Santa Monica Boulevard, Suite 2000

Los Angeles, CA 90025

Attention:  Mike L. Wilhelms

Facsimile No.: (310) 235-5967

Email:  mike.wilhelms@Crescentcap.com

with a copy to, which shall not constitute notice:

Dechert LLP

One International Place, 40th Floor

100 Oliver Street

Boston, MA  02110-2605

Attention:  Christopher J. Desmond

Facsimile No.:  617 275 8411

Email:  christopher.desmond@dechert.com

If to Ally Bank:

ALLY BANK
300 Park Avenue, 4th Floor
New York, New York 10022

Attention: SFD Portfolio Manager
Email:  keith.harris@ally.com

with a copy to:

CHAPMAN AND CUTLER LLP

111 West Monroe Street

Chicago, IL 60603

Attention:  Aaron J. Efta

Facsimile No.:  (312) 516.1996

Email:  ajefta@chapman.com

[Annex A]

Annex B

COMMITMENTS

Lender	Commitment
Ally Bank	$200,000,000
Total:	$200,000,000

[Annex B]